    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 5, 1996


                                                      REGISTRATION NO. 333-13183

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                               AMENDMENT NO. 1 TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                  VIASAT, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


              DELAWARE                              3663                             33-0174996
  (STATE OR OTHER JURISDICTION OF       (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)            IDENTIFICATION NUMBER)


                               2290 COSMOS COURT
                           CARLSBAD, CALIFORNIA 92009
                                 (619) 438-8099
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                MARK D. DANKBERG
                CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                  VIASAT, INC.

                               2290 COSMOS COURT
                           CARLSBAD, CALIFORNIA 92009
                                 (619) 438-8099
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:


      THOMAS A. EDWARDS, ESQ.             GREGORY D. MONAHAN, ESQ.                GARY APFEL, ESQ.
          LATHAM & WATKINS            VICE PRESIDENT, CHIEF FINANCIAL         KAYE, SCHOLER, FIERMAN,
     701 "B" STREET, SUITE 2100                   OFFICER                       HAYS & HANDLER, LLP
    SAN DIEGO, CALIFORNIA 92101             AND GENERAL COUNSEL         1999 AVENUE OF THE STARS, SUITE 1600
           (619) 236-1234                       VIASAT, INC.               LOS ANGELES, CALIFORNIA 90067
                                             2290 COSMOS COURT                     (310) 788-1000
                                         CARLSBAD, CALIFORNIA 92009
                                               (619) 438-8099


                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following boxand list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------


                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------



                                                                PROPOSED
                                               AMOUNT           MAXIMUM           PROPOSED         AMOUNT OF
         TITLE OF EACH CLASS OF                TO BE         OFFERING PRICE  MAXIMUM AGGREGATE    REGISTRATION
       SECURITIES TO BE REGISTERED         REGISTERED(1)      PER SHARE(2)     OFFERING PRICE        FEE(3)
-----------------------------------------------------------------------------------------------------------------
Common Stock, $.0001 par value...........  2,530,000 shares       $12.00        $30,360,000         $10,469
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------


(1) Includes 330,000 shares subject to Underwriters' option to cover over-allotments.

(2) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457 under the Securities Act of 1933.


(3) Previously paid.

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  VIASAT, INC.

              CROSS-REFERENCE SHEET SHOWING LOCATION IN PROSPECTUS
                  OF INFORMATION REQUIRED BY ITEMS OF FORM S-1


                REGISTRATION STATEMENT
                   ITEM AND HEADING                            PROSPECTUS CAPTIONS
      ------------------------------------------    ------------------------------------------
  1.  Forepart of the Registration Statement and
      Outside Front Cover Page of Prospectus....    Forepart of the Registration Statement and
                                                    Outside Front Cover Page of Prospectus
  2.  Inside Front and Outside Back Cover Pages
      of Prospectus.............................    Inside Front and Outside Back Cover Pages
                                                    of Prospectus
  3.  Summary Information, Risk Factors and
      Ratio of Earnings to Fixed Charges........    Prospectus Summary; Risk Factors; Selected
                                                    Financial Data
  4.  Use of Proceeds...........................    Prospectus Summary; Use of Proceeds
  5.  Determination of Offering Price...........    Outside Front Cover; Risk Factors;
                                                    Underwriting
  6.  Dilution..................................    Dilution
  7.  Selling Security Holders..................    Principal and Selling Stockholders
  8.  Plan of Distribution......................    Outside Front Cover Page of Prospectus;
                                                    Underwriting
  9.  Description of Securities to be
      Registered................................    Description of Capital Stock
 10.  Interests of Named Experts and Counsel....    Not Applicable
 11.  Information with Respect to the
      Registrant................................    Prospectus Summary; Risk Factors; Dividend
                                                    Policy; Selected Financial Data;
                                                    Management's Discussion and Analysis of
                                                    Financial Condition and Results of
                                                    Operations; Business; Management; Certain
                                                    Transactions; Description of Capital
                                                    Stock; Shares Eligible for Future Sale;
                                                    Financial Statements
 12.  Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities...............................    Not Applicable

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                 SUBJECT TO COMPLETION, DATED NOVEMBER 5, 1996


PROSPECTUS

                                2,200,000 SHARES

                                      LOGO

                                  COMMON STOCK

                            ------------------------


     Of the 2,200,000 shares of Common Stock ("Common Stock") offered hereby, 1,650,000 shares are being sold by ViaSat, Inc. ("ViaSat" or the "Company") and 550,000 shares are being sold by certain stockholders of the Company (the "Selling Stockholders"). The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders. See "Principal and Selling Stockholders."


     Prior to this offering, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price will be between $10.00 and $12.00. See "Underwriting" for information relating to the determination of the initial public offering price. The Company has applied to have the Common Stock approved for quotation and trading on The Nasdaq National Market under the symbol "VSAT."
                            ------------------------

           THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.

                    SEE "RISK FACTORS" COMMENCING ON PAGE 7.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
           PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
               CRIMINAL OFFENSE.


------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

                                                              UNDERWRITING                    PROCEEDS TO
                                                PRICE TO     DISCOUNTS AND    PROCEEDS TO       SELLING
                                                 PUBLIC      COMMISSIONS(1)   COMPANY (2)     STOCKHOLDERS
------------------------------------------------------------------------------------------------------------
Per Share.................................  $               $               $               $
Total (3).................................  $               $               $               $
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------



(1) The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."


(2) Before deducting offering expenses payable by the Company, estimated to be $650,000.


(3) The Company has granted the Underwriters a 30-day option to purchase up to an additional 330,000 shares of Common Stock solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and
    Proceeds to Company will be $          , $          and $          ,
    respectively.

                            ------------------------

     The shares of Common Stock are offered severally by the Underwriters when, as and if delivered to and accepted by them, subject to their right to withdraw, cancel or reject orders in whole or in part and subject to certain other conditions. It is expected that delivery of the certificates representing the
shares will be made against payment on or about                          , 1996
at the office of Oppenheimer & Co., Inc., Oppenheimer Tower, World Financial Center, New York, New York 10281.
                            ------------------------

OPPENHEIMER & CO., INC.

                            NEEDHAM & COMPANY, INC.

                                                                UNTERBERG HARRIS

        The date of this Prospectus is                          , 1996.

                           [PHOTOGRAPHS AND CHARTS OF

                      THE COMPANY'S PRODUCTS AND SERVICES]

                             AVAILABLE INFORMATION



     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to such Registration Statement, exhibits and schedules filed as part of the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement or such other document. Each such statement is qualified in all respects by such reference to such exhibit.



     After consummation of the offering, the Company will be subject to the informational and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, will be required to file reports, proxy and information statements, and other information with the Commission. Such reports, proxy statements and other information, as well as the Registration Statement of which this Prospectus is a part and the exhibits and schedules thereto, can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following regional offices: 7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials also can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Electronic reports, proxy and information statements, and other information filed through the Commission's Electronic Data Gathering, Analysis and Retrieval system are publicly available through the Commission's Web site (http://www.sec.gov).


                            ------------------------

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) OR THEIR RESPECTIVE AFFILIATES MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this Prospectus. Except as otherwise noted, all information in this Prospectus (i) assumes no exercise of the Underwriters' over-allotment option, (ii) reflects the conversion of all outstanding shares of the Company's Preferred Stock ("Preferred Stock") into Common Stock upon the closing of this offering and
(iii) has been adjusted to give effect to the 0.7335-for-one reverse stock split of the Common Stock effected on November 4, 1996. See "Glossary of Selected Terms" for definitions of certain terms used in this Prospectus.

                                  THE COMPANY

     ViaSat designs, produces and markets advanced digital satellite telecommunications and wireless signal processing equipment. The Company has achieved ten consecutive years of internally generated revenue growth and nine consecutive years of profitability, primarily through defense-related applications. More recently, the Company has been developing and marketing its technology through strategic alliances for emerging commercial markets, such as rural telephony, alternative carrier access and Internet/Intranet access by satellite to multiple servers. ViaSat is a leading provider of Demand Assigned Multiple Access ("DAMA") technology, which allows a large number of Very Small Aperture Terminal ("VSAT") subscribers to economically share common satellite transponders for high-performance voice, fax or data communications.


     The Company believes that DAMA satellite technology is superior to other existing VSAT networking technologies. The existing Time Division Multiplex/Time Division Multiple Access ("TDM/TDMA") networking technology features a "hub and spoke" architecture which requires all transmissions to be routed through a central terrestrial hub. Unlike TDM/TDMA systems, DAMA provides direct, on-demand switched networking capabilities which do not require a terrestrial hub and allow faster and more efficient use of expensive satellite transponder resources. In addition, the Company believes that its DAMA products, commercially marketed under the tradename StarWire(TM), offer greater network flexibility and permit up to 50% greater satellite capacity than competing DAMA systems. See "Business -- The ViaSat Advantage" and "-- Technology."



     ViaSat's DAMA products include satellite modems, networking processors and network control systems for managing large numbers of network subscribers. The Company's DAMA technology consists of proprietary real-time firmware and software designed to run on industry-standard digital signal processors. The Company also has developed DAMA network control software that operates on IBM-compatible personal computers running Windows NT(TM) operating systems. The Company's DAMA technology operates on satellites in the military UHF and SHF frequency bands, and commercial C and K(u) bands. In addition to DAMA products, the Company offers network information security products, communications simulation and test equipment, and spread spectrum digital radios for satellite and terrestrial data networks.



     The wireless communications industry has experienced significant worldwide growth in both the government and commercial markets during the past decade, primarily as a result of cost reductions and improvements in quality and performance. Although there can be no assurance that such growth will continue at a comparable rate or at all, service providers continue to expand the infrastructure associated with the wireless communications industry. A growing segment of such industry involves networked VSAT communication systems. The Company believes DAMA products offer customers using VSAT networks a more cost-effective opportunity than other existing VSAT networking technologies to expand and better utilize existing satellite capacity. The Company believes it can capitalize on this market opportunity through its leadership position with respect to DAMA technology and related networking and software products.


                               BUSINESS STRATEGY


     ViaSat's objective is to become a leading developer and supplier of DAMA-based products to commercial markets and to retain a leadership position in developing and supplying DAMA-based products to the government market. See "Business -- Strategy." The Company's strategy incorporates the following key elements:


     Maintain and Enhance Technology Leadership Position. The Company's strategy is to maintain and enhance its leadership position in DAMA-based satellite technology by continuing its participation in selected programs with the U.S. Department of Defense and its prime contractors (collectively, the "DOD") involving networking technology and other related real-time signal processing and networking software. The Company is also investing in proprietary research for commercial applications.



     Leverage Technological Expertise into Commercial Markets. The Company's strategy is to continue using its technological expertise developed in defense applications to develop and market products to respond to the increasing demand for DAMA-based VSAT solutions for commercial voice and data applications. The Company is targeting commercial markets which it believes will offer high growth potential and where it believes ViaSat's technology will have competitive advantages, such as rural telephony, alternative carrier access and Internet/Intranet access by satellite to multiple servers.



     Develop Broad Base of Innovative Proprietary Products. The Company's strategy is to continue to develop and market to both defense and commercial customers a broad variety of signal processing and networking software products.



     Develop Strategic Alliances. The Company's strategy is to develop strategic alliances with leading prime defense contractors and major international telecommunications companies and equipment suppliers. The Company has entered into strategic alliances with defense companies, such as Hughes Defense Communications, formerly Magnavox Electronic Systems Co. ("Hughes Defense Communications"), and Lockheed Martin Corporation ("Lockheed Martin"), and commercial telecommunications companies, such as AT&T acting through its Tridom division ("AT&T Tridom"), Hutchison Corporate Access (HK) Limited ("Hutchison Telecommunications") and HCL Comnet Systems and Services Limited ("HCL Comnet").



     Establish Global Presence. The Company's strategy is to develop its products so that they may be marketed and used throughout the world. The Company believes its focus on meeting applicable international communication standards and establishing key international strategic alliances will enable it to effectively penetrate foreign markets.



     Address Rural Telephony Market. The Company believes there is a substantial unmet demand for rural telephony services, especially in developing countries. The Company's strategy is to capitalize on its networking software expertise to develop technology for establishing regional rural telephony network infrastructures of strategically located VSAT terminals capable of handling multiple satellite telephone calls ("Point-of-Entry Terminals"). The Company's strategy also includes seeking partnerships with regional and local service providers to create distribution channels for rural telephony infrastructures and to provide related retail distribution services, including sales of Company-designed subscriber terminals, installation and maintenance, as well as customer service, billing and revenue collection. To this end, the Company has recently entered into a contract with Hutchison Telecommunications for satellite telephony equipment which can serve as rural telephony infrastructure.



     The Company was incorporated in California in 1986 and reincorporated in Delaware 1996. Its principal executive offices are located at 2290 Cosmos Court, Carlsbad, California 92009, and its telephone number is (619) 438-8099.


                                  THE OFFERING


Common Stock Offered by the Company..........  1,650,000 Shares
Common Stock Offered by the Selling
  Stockholders...............................  550,000 Shares
Common Stock to be Outstanding After the
  Offering...................................  7,531,503 Shares(1)
Use of Proceeds..............................  For working capital and general corporate purposes. See "Use of Proceeds."
Proposed Nasdaq National Market Symbol.......  VSAT


---------------

(1) Based on shares outstanding as of October 25, 1996. Does not include 330,000 shares of Common Stock issuable upon the full exercise of the Underwriters' over-allotment option. Also does not include 369,348 shares of Common Stock issuable upon the exercise of outstanding options. See "Capitalization."

                         SUMMARY FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                    SIX MONTHS ENDED
                                          YEARS ENDED MARCH 31,               -----------------------------
                              ---------------------------------------------   SEPTEMBER 30,   SEPTEMBER 30,
                               1992     1993     1994      1995      1996         1995            1996
                              ------   ------   -------   -------   -------   -------------   -------------
                                                                                       (UNAUDITED)
STATEMENT OF INCOME DATA:
  Revenues..................  $4,019   $5,072   $11,579   $22,341   $29,017      $14,156         $21,582
  Cost of revenues..........   3,006    3,939     9,033    16,855    20,983       10,110          15,333
                              ------   ------   -------   -------   -------       ------          ------
     Gross profit...........   1,013    1,133     2,546     5,486     8,034        4,046           6,249
  Operating expenses:
     Selling, general and
       administrative.......     503      740     1,554     2,416     3,400        1,762           2,313
     Independent research
       and development......      --       59       134       788     2,820        1,186           2,218
                              ------   ------   -------   -------   -------       ------          ------
  Income from operations....     510      334       858     2,282     1,814        1,098           1,718
  Interest income
     (expense)..............       7      (17)      (45)      (87)     (231)         (86)            (56)
                              ------   ------   -------   -------   -------       ------          ------
  Income before income
     taxes..................     517      317       813     2,195     1,583        1,012           1,662
  Provision (benefit) for
     income taxes...........     159       93       328       888       (50)         (32)            580
                              ------   ------   -------   -------   -------       ------          ------
  Net income................  $  358   $  224   $   485   $ 1,307   $ 1,633      $ 1,044         $ 1,082
                              ======   ======   =======   =======   =======       ======          ======
  Pro forma net income per
     share(1)...............                                        $  0.28                      $  0.18
                                                                    =======                       ======
  Shares used in per share
     calculations(1)........                                          5,876                        6,121



                                                                                   SEPTEMBER 30, 1996
                                                     MARCH 31,                    ---------------------
                                    -------------------------------------------                 AS
                                     1992     1993     1994     1995     1996     ACTUAL    ADJUSTED(2)
                                    ------   ------   ------   ------   -------   -------   -----------
                                                                                       (UNAUDITED)
BALANCE SHEET DATA:
  Cash and cash equivalents.......  $  101   $   75   $    9   $2,731   $ 2,297   $ 1,186     $17,416
  Working capital.................     912      964    1,486    2,808     4,651     4,969      21,199
  Total assets....................   1,750    2,550    4,986    9,377    13,262    16,412      32,642
  Long-term debt, less current
     portion......................      50      124      297    1,220     1,747     1,512       1,512
  Total stockholders' equity......   1,226    1,465    1,956    3,413     5,217     6,477      22,707


---------------
(1) For an explanation of the determination of the number of shares used in computing pro forma net income per share, see Note 1 of Notes to Financial Statements.


(2) As adjusted to reflect the sale of 1,650,000 shares of Common Stock offered by the Company hereby at an assumed offering price of $11.00 per share, based on the midpoint of the offering price range set forth on the cover page of this Prospectus, and the application of the net proceeds therefrom as described under "Use of Proceeds." If the Company issues 1,980,000 shares of Common Stock upon the full exercise of the Underwriters' option to cover over-allotments, Cash and cash equivalents, Working capital, Total assets and Total stockholders' equity would be $20,791, $24,574, $36,017 and $26,082, respectively. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS


     This Prospectus contains forward-looking statements within the meaning of the Securities Act. Discussions containing such forward-looking statements may be found throughout this Prospectus, including without limitation in the materials set forth under "Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including without limitation the risk factors set forth below and the matters set forth in this Prospectus generally.


DEPENDENCE ON DEFENSE MARKET


     Over 95% of the Company's revenues for the fiscal year ended March 31, 1996 and the six months ended September 30, 1996 were derived from U.S. government defense applications. Although the Company has invested heavily in developing commercial satellite products, there can be no assurance that the percentage of the Company's commercial business will increase. In addition, there can be no assurance that the Company's revenues from its government business will continue to increase at historical rates or at all. U.S. government business is subject to various risks including (i) unpredictable contract or project terminations, reductions in funds available for the Company's projects due to government policy changes, budget cuts and contract adjustments and penalties arising from post-award contract audits, and incurred cost audits in which the value of the contract may be reduced, (ii) risks of underestimating ultimate costs, particularly with respect to software and hardware development, for work performed pursuant to fixed-price contracts where the Company commits to achieve specified deliveries for a predetermined fixed price, (iii) limited profitability from cost-reimbursement contracts under which the amount of profit attainable is limited to a specified negotiated amount and (iv) unpredictable timing of cash collections of certain unbilled receivables as they may be subject to acceptance of contract deliverables by the customer and contract close-out procedures, including government approval of final indirect rates. See "Business -- Government Contracts." In addition, substantially all of the Company's backlog scheduled for delivery can be terminated at the convenience of the government since orders are often made well in advance of delivery, and the Company's contracts typically provide that orders may be terminated with limited or no penalties. See "Business -- Backlog."



     Certain of the Company's contracts individually contribute a significant percentage of the Company's revenues. For the fiscal year ended March 31, 1996 and the six months ended September 30, 1996, the Company's largest contracts (by revenues) were contracts related to the Company's UHF DAMA technology, which generated approximately 42.8% and 71.2% of the Company's total revenues for such periods, respectively, including a contract with Hughes Defense Communications which generated approximately 9.4% and 26.5% of the Company's total revenues for such periods, respectively. Scheduled deliveries pursuant to firm purchase orders under this contract are to be completed in June 1997. Hughes Defense Communications is an affiliate of Hughes Network Systems (HNS), which is the Company's principal competitor in the commercial DAMA market. See
"Business -- Competition." The Company's five largest contracts (by revenues) generated approximately 36.5% and 63.2% of the Company's total revenues for the fiscal year ended March 31, 1996 and the six months ended September 30, 1996, respectively. The Company expects revenues to continue to be concentrated in a relatively small number of large U.S. government contracts. Termination or disruption of such contracts, especially the Company's largest contract, or the Company's inability to renew or replace such contracts when they expire, could have a material adverse effect on the Company's business, financial condition and results of operations.


PENETRATION OF COMMERCIAL MARKETS; NEW PRODUCT INTRODUCTIONS


     The Company's ability to grow will depend substantially on its and its customers' ability to apply its expertise and technologies to existing and emerging commercial wireless communications markets. The Company's efforts to penetrate commercial markets has resulted, and the Company anticipates that it will continue to result, in increased sales and marketing and research and development expenses. If the Company's net revenues do not correspondingly increase, the Company's business, financial condition and results of operations could be materially adversely affected. The Company's success in penetrating commercial markets also depends upon the success of new product introductions by the Company, which will be dependent upon several factors, including timely completion and introduction of new product designs, achievement of acceptable product costs, establishment of close working relationships with major customers for the design of their new wireless communications systems incorporating the Company's products and market acceptance. Sales of the Company's commercial StarWire(TM) products (see "Business -- Commercial Markets, Products and
Customers -- Commercial Products") have not yet achieved profitability. The Company believes that as the market expands for the StarWire(TM) products, average production costs for such products should decrease and sales of such products should become profitable. However, there can be no assurance that the market for such products will expand or that average production costs will decrease. If the Company is unable to design, manufacture and market profitable new products for existing or emerging commercial markets, its business, financial condition and results of operations will be adversely affected. No assurance can be given that the Company's product development efforts for commercial products will be successful or that any new commercial products it develops will achieve market acceptance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and
"Business -- Commercial Markets, Products and Customers."


DEVELOPMENT CONTRACTS



     The telecommunications industry is characterized by rapid technological change. As a result, many companies involved in the telecommunications industry, including the Company, are often parties to governmental and commercial contracts which involve development of various products. Pursuant to such contracts, the company performing the development services typically must agree to meet strict performance covenants and project milestones which there is a risk it may not be able to satisfy. Under the terms of such contracts, the failure by a company to meet such performance covenants and milestones permit the other party to terminate the contract and, under certain circumstances, recover liquidated damages or other penalties from the breaching party. The Company is currently a party to a number of such contracts with a number of customers including, but not limited to, Hutchison Telecommunications, HCL Comnet, Hughes Defense Communications and the DOD. See "Business -- Commercial Markets, Products and Customers -- Commercial Customers" and " -- Government Markets, Products and Customers -- Government Customers." In substantially all of these contracts, the Company is not currently or in the past has not been in compliance with every outstanding performance covenant and project milestone. While the Company's past experience has been that in situations where the Company has not met all performance covenants and project milestones generally the other party has not elected to terminate such contracts or seek liquidated damages from the Company, there can be no assurance that this will not occur in the future with respect to current or future contracts and that such termination or damages would not have a material adverse effect on the Company.


FLUCTUATIONS IN RESULTS OF OPERATIONS


     The Company has experienced and expects to continue to experience significant fluctuations in quarterly and annual revenues, gross margins and operating results. The procurement process for most of the Company's current and potential customers is complex and lengthy, and the timing and amount of revenues is difficult to predict reliably. The Company recognizes a majority of its revenues under the percentage of completion method which requires estimates regarding costs that will be incurred over the life of a specific contract. Actual results may differ from those estimates. In such event, the Company has been and may in the future be required to adjust revenues in subsequent periods relating to revisions of prior period estimates, resulting in fluctuations in the Company's results of operations from period to period. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Quarterly Results of Operations." In addition, a single customer's order scheduled for delivery in a quarter can represent a significant portion of the Company's potential revenues for such quarter. The Company has at times failed to receive expected orders, and delivery schedules have been deferred as a result of, among other factors, changes in customer requirements or parts shortages. Currently, approximately 26.5% of the Company's revenues are dependent on its largest contract. Any disruption with respect to this contract could have a material adverse effect on the Company in any period where such a disruption occurs. See "Business -- Government Markets, Products and
Customers -- Government Customers." As a result of the foregoing and other factors, the Company's operating results for particular periods have in the past been and may in the future be materially adversely affected by a delay, rescheduling or cancellation of even one purchase order. Moreover, purchase orders are often received and accepted substantially in advance of delivery, and the failure to reduce actual costs to the extent anticipated or an increase in anticipated costs before delivery could materially adversely affect the gross margins for such orders, and as a result, the Company's results of operations. There can be no assurance that the Company will continue to realize positive gross margins or operating results in the future, and even if so realized, there can be no assurance as to the level of such gross margins and operating results.


     A large portion of the Company's expenses are fixed and difficult to reduce should revenues not meet the Company's expectations, thus magnifying the material adverse effect of any revenue shortfall. Furthermore, announcements by the Company or its competitors of new products and technologies could cause customers to defer or cancel purchases of the Company's products and services, which could materially adversely affect the Company's business, financial condition and results of operations or result in fluctuations in the Company's results of operations from period to period. Additional factors that may cause the Company's revenues, gross margins and results of operations to vary significantly from period to period include mix of products and services sold; manufacturing efficiencies, costs and capacity; price discounts; market acceptance and the timing of availability of new products by the Company or its customers; usage of different distribution and sales channels; warranty and customer support expenses; customization of products and services; and general economic and political conditions. In addition, the Company's results of operations are influenced by competitive factors, including the pricing and availability of, and demand for, competitive products. All of the above factors are difficult for the Company to forecast, and these and other factors could materially adversely affect the Company's business, financial condition and results of operations or result in fluctuations in the Company's results of operations from period to period. As a result, the Company believes that period-to-period comparisons are not necessarily meaningful and should not be relied upon as indications of future performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quarterly Results of Operations."

CONTRACT PROFIT EXPOSURE


     The Company's products and services are provided primarily through three types of contracts: fixed-price, time-and-materials and cost-reimbursement contracts. Approximately 56.3% and 56.9% of the Company's total revenues for the fiscal year ended March 31, 1996 and for the six months ended September 30, 1996, respectively, were derived from fixed-price contracts which require the Company to provide products and services under a contract at a stipulated price. The Company derived approximately 5.0% and 5.8% of its revenues during such periods from time-and-materials contracts which reimburse the Company for the number of labor hours expended at an established hourly rate negotiated in the contract, plus the cost of materials utilized in providing such products or services. The balance of the Company's revenues for the fiscal year ended March 31, 1996 and the six months ended September 30, 1996, respectively, were derived from cost-reimbursement contracts under which the Company is reimbursed for actual costs incurred in performing the contract to the extent that such costs are within the contract ceiling and allowable, allocable and reasonable under the terms of the contract, plus a fee or profit. See "Business -- Government Contracts."



     The Company assumes greater financial risk on fixed-price contracts than on either time-and-materials or cost-reimbursement contracts. As the Company increases its manufacturing business, it believes that an increasing percentage of its contracts will be fixed-priced. Failure to anticipate technical problems, estimate costs accurately or control costs during performance of a fixed-price contract may reduce the Company's profit or cause a loss. In addition, greater risks are involved under time-and-materials contracts than under cost-reimbursement contracts because the Company assumes the responsibility for the delivery of specified products or services at a fixed hourly rate. Although management believes that it adequately estimates costs for fixed-price and time-and-materials contracts, no assurance can be given that such estimates are adequate or that losses on fixed-price and time-and-materials contracts will not occur in the future.


     To compete successfully for business, the Company must satisfy client requirements at competitive rates. Although the Company continually attempts to lower its costs, there are other companies that may provide the same or similar products or services at comparable or lower prices than the Company. There can be no assurance that the Company will be able to compete effectively on pricing or other requirements, and as a result, the Company could lose clients or be unable to maintain historic gross margin levels or to operate profitably. See
"Business -- Competition."


DECLINING AVERAGE SELLING PRICES; FLUCTUATIONS IN GROSS MARGINS


     Average selling prices for the Company's products may fluctuate from period to period due to a number of factors, including product mix, competition and unit volumes. In particular, the average selling prices of a specific product tend to decrease over that product's life. To offset such decreases, the Company intends to rely primarily on obtaining yield improvements and corresponding cost reductions in the manufacture of existing products and on introducing new products that incorporate advanced features and therefore can be sold at higher average selling prices. However, there can be no assurance that the Company will be able to obtain any such yield improvements or cost reductions or introduce any such new products in the future. To the extent that such cost reductions and new product introductions do not occur in a timely manner or the Company's or its customers' products do not achieve market acceptance, the Company's business, financial condition and results of operations could be materially adversely affected. See "Business -- Manufacturing."


     The Company's gross margins in any period are affected by a number of different factors. Because of the different gross margins on various products, changes in product mix can impact gross margins in any particular period. In addition, in the event that the Company is not able to adequately respond to pricing pressures, the Company's current customers may decrease, postpone or cancel current or planned orders, and the Company may not be able to secure new customers or orders. As a result, the Company may not be able to achieve desired production volumes or gross margins.

GOVERNMENT REGULATIONS

     The Company's products are incorporated into wireless communications systems that are subject to various government regulations. Regulatory changes, including changes in the allocation of available frequency spectrum and in the military standards and specifications ("MIL-STDs") which define the current satellite networking environment, could significantly impact the Company's operations by restricting development efforts by the Company's customers, making current products obsolete or increasing the opportunity for additional competition. There can be no assurance that regulatory bodies will not promulgate new regulations that could have a material adverse effect on the Company's business, financial condition and results of operations. Changes in, or the failure by the Company to comply with, applicable domestic and international regulations could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the increasing demand for wireless communications has exerted pressure on regulatory bodies worldwide to adopt new standards for such products and services, generally following extensive investigation of and deliberation over competing technologies. The delays inherent in this governmental approval process have caused and may continue to cause the cancellation, postponement or rescheduling of the installation of communications systems by the Company's customers, which in turn may have a material adverse effect on the sale of products by the Company to such customers. See "Business -- Government Regulations."


     The Company has benefitted and continues to benefit from the Small Business Innovation Research ("SBIR") program, through which the government provides research and development funding for companies with fewer than 500 employees. While the Company has already harvested significant benefits from the SBIR program throughout the initial developmental stages of its core technology base, the Company believes that its business, financial condition and results of operations would not be materially adversely affected if the Company were to lose its SBIR funding status. See "Business -- Research and Development."


EMERGING MARKETS IN WIRELESS COMMUNICATIONS

     A number of the commercial markets for the Company's products in the wireless communications area, including its DAMA products, have only recently begun to develop. Because these markets are relatively new, it is difficult to predict the rate at which these markets will grow, if at all. If the markets for the Company's products in the commercial wireless communications area fail to grow, or grow more slowly than anticipated, the Company's business, financial condition and results of operations could be materially adversely affected. Conversely, to the extent that growth in these markets results in capacity limitations in the wireless communications area, the Company's business, financial condition and results of operations could also be materially adversely affected. See
"Business -- Commercial Markets, Products and Customers."

RURAL TELEPHONY MARKET


     The Company's strategy includes focusing on establishing rural telephony networking infrastructure for developing countries through strategic alliances with regional and local service providers (see "Business -- Strategy -- Address Rural Telephony Market"). There can be no assurance that a substantial market for rural telephony equipment in developing countries will ever develop, or if such a market does develop that fixed-site DAMA VSAT-based equipment will capture a significant portion of that market. The Company's ability to penetrate such markets will be dependent upon its ability to develop equipment and software which can be utilized by the regional and local service providers to develop and implement such infrastructure and for such service providers to market and sell the use of such systems. Furthermore, there can be no assurance that the regional and local service providers will be able to successfully market subscriber terminals to rural subscribers. The development and implementation of such rural telephony systems will be dependent upon, among other things, the continued development of the necessary hardware and software technologies (including the necessary expenditures of a large amount of funds and resources), the implementation of cost-effective systems, market acceptance for such systems and approval by the appropriate regulatory agencies. There can be no assurance that the Company will be able to develop equipment and software which can be utilized in such rural telephony systems and accepted by regional and local service providers or that any regional or local service providers will be able to develop, implement and market rural telephony systems. Furthermore, if the Company successfully introduces such products and the regional and local service providers successfully develop and implement such systems, there is no assurance that the Company will generate enough revenues to cover the Company expenditures in the development and marketing of such products. Even if the Company is able to realize sales of such products, the Company believes it is not likely that the Company will realize any significant revenues from rural telephony applications any time in the foreseeable future, including at least the next two years.


DEPENDENCE ON CONTRACT MANUFACTURERS; RELIANCE ON SOLE OR LIMITED SOURCES OF SUPPLY


     The Company's internal manufacturing capacity is limited. The Company has recently begun to utilize contract manufacturers to produce its products and expects to rely increasingly on such manufacturers in the future. The Company also relies on outside vendors to manufacture certain components and subassemblies, including printed wiring boards. Certain components, subassemblies and services necessary for the manufacture of the Company's products are obtained from a sole supplier or a limited group of suppliers. In particular, Texas Instruments is a sole source supplier of digital signal processing chips, which are critical components used by the Company in substantially all of its products. There can be no assurance that the Company's internal manufacturing capacity and that of its contract manufacturers and suppliers will be sufficient to timely fulfill the Company's orders. See "Business -- Manufacturing."


     The Company's reliance on contract manufacturers and on sole suppliers or a limited group of suppliers involves several risks, including a potential inability to obtain an adequate supply of required components, and reduced control over the price, timely delivery, reliability and quality of finished products. From time to time, the Company enters into long-term supply agreements with its manufacturers and suppliers. See Note 9 of Notes to Financial Statements. Manufacture of the Company's products and certain of its components and subassemblies is an extremely complex process, and the Company has from time to time experienced and may in the future experience delays in the delivery of and quality problems with products and certain components and subassemblies from vendors. Certain of the Company's suppliers have relatively limited financial and other resources. Any inability to obtain timely deliveries of components and subassemblies of acceptable quality or any other circumstance that would require the Company to seek alternative sources of supply, or to manufacture its finished products or such components and subassemblies internally, could delay or prevent the

Company from timely delivery of its systems or raise issues regarding quality, which could damage relationships with current or prospective customers and have a material adverse effect on the Company's business, financial condition and results of operations.


COMPETITION

     The markets for the Company's products and services are extremely competitive, and the Company expects that competition will increase in such markets. Many of the Company's competitors have entrenched market positions, established patents, copyrights, tradenames, trademarks, service marks and intellectual property rights and substantial technological capabilities. The Company's existing and potential competitors include large and emerging domestic and international companies, many of which have significantly greater financial, technical, manufacturing, marketing, sales and distribution resources and management expertise than the Company. The Company believes that its ability to compete successfully in the markets for its products and services depends upon a number of factors within and outside its control, including price, quality, availability, product performance and features, timing of new product introductions by the Company, its customers and competitors, and customer service and technical support. The Company's customers continuously evaluate whether to develop and manufacture their own products and could elect to compete with the Company at any time. Price competition in the markets in which the Company currently competes is likely to increase, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Competition."

LIMITED PROTECTION OF THE COMPANY'S INTELLECTUAL PROPERTY


     The Company's ability to compete may depend, in part, on its ability to obtain and enforce intellectual property protection for its technology in the United States and internationally. The Company relies on a combination of trade secrets, copyrights, trademarks, service marks and contractual rights to protect its intellectual property. There can be no assurance that the steps taken by the Company will be adequate to deter misappropriation or impede third party development of the Company's technology. In addition, the laws of certain foreign countries in which the Company's products are or may be sold do not protect the Company's intellectual property rights to the same extent as do the laws of the United States. The failure of the Company to protect its proprietary information could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Intellectual Property."



     Litigation may be necessary to protect the Company's intellectual property rights and trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that infringement, invalidity, right to use or ownership claims by third parties or claims for indemnification resulting from infringement claims will not be asserted against the Company in the future. If any claims or actions are asserted against the Company, the Company may seek to obtain a license under a third party's intellectual property rights. There can be no assurance, however, that a license will be available under reasonable terms or at all. In addition, should the Company decide to litigate such claims, such litigation could be extremely expensive and time consuming and could materially adversely affect the Company's business, financial condition and results of operations, regardless of the outcome of the litigation. If the Company's products are found to infringe upon the rights of third parties, the Company may be forced to incur substantial costs to develop alternative products. There can be no assurance that the Company would be able to develop such alternative products or that if such alternative products were developed, they would perform as required or be accepted in the applicable markets.


REQUIREMENT FOR RESPONSE TO RAPID TECHNOLOGICAL CHANGE AND REQUIREMENT FOR FREQUENT NEW PRODUCT INTRODUCTIONS

     The wireless communications market is subject to rapid technological change, frequent new product introductions and enhancements, product obsolescence and changes in end-user requirements. The Company's ability to be competitive in this market will depend in significant part upon its ability to successfully develop, introduce and sell new products and enhancements on a timely and cost-effective basis that respond to changing customer requirements. Any success of the Company in developing new and enhanced products will depend upon a variety of factors, including new product selection, integration of the various elements of its complex technology, timely and efficient completion of product design, timely and efficient implementation of manufacturing and assembly processes and its cost reduction efforts, development and completion of related software tools, product performance, quality and reliability and development of competitive products by competitors. The Company may experience delays from time to time in completing development and introduction of new products. Moreover, there can be no assurance that the Company will be successful in selecting, developing, manufacturing and marketing new products or enhancements. There can be no assurance that errors will not be found in the Company's products after commencement of deliveries, which could result in the loss of or delay in market acceptance. The inability of the Company to introduce in a timely manner new products that achieve market acceptance and thereby contribute to revenues could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Research and Development."

INTERNATIONAL OPERATIONS; RISKS OF DOING BUSINESS IN DEVELOPING COUNTRIES

     The Company anticipates that international sales will account for an increasing percentage of its revenues for the foreseeable future. The Company's international sales may be denominated in foreign or U.S. currencies. The Company does not currently engage in foreign currency hedging transactions. As a result, a decrease in the value of foreign currencies relative to the U.S. dollar could result in losses from transactions denominated in foreign currencies. With respect to the Company's international sales that are U.S. dollar-denominated, such a decrease could make the Company's products less price-competitive. Additional risks inherent in the Company's international business activities include various and changing regulatory requirements, cost and risks of localizing systems in foreign countries, increased sales and marketing and research and development expenses, availability of suitable export financing, timing and availability of export licenses, tariffs and other trade barriers, political and economic instability, difficulties in staffing and managing foreign operations, difficulties in managing distributors, potentially adverse taxes, complex foreign laws and treaties and the possibility of difficulty in accounts receivable collections. Certain of the Company's customer purchase agreements are governed by foreign laws, which may differ significantly from U.S. laws. Therefore, the Company may be limited in its ability to enforce its rights under such agreements and to collect damages, if awarded. There can be no assurance that any of these factors will not have a material adverse effect on the Company's business, financial condition and results of operations.

ABSENCE OF PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that a viable public market for the Common Stock will develop or be sustained after this offering. The Company believes that factors such as announcements of developments related to the Company's business, announcements of technological innovations or new products or enhancements by the Company or its competitors, developments in the Company's relationships with its customers, partners, distributors and suppliers, changes in analysts' estimates, regulatory developments, fluctuations in results of operations and general conditions in the Company's market or the markets served by the Company's customers or the economy could cause the price of the Common Stock to fluctuate, perhaps substantially. In addition, in recent years the stock market in general, and technology companies in particular have been subject to significant price fluctuations, which have often been unrelated to the operating performance of affected companies. Such fluctuations could adversely affect the market price of the Common Stock. There can be no assurance that the market price of the Common Stock will not experience significant fluctuations in the future, including fluctuations that are unrelated to the Company's performance.


CONTROL BY EXISTING STOCKHOLDERS


     Following the completion of this offering, members of the Board of Directors and the executive officers of the Company, together with members of their families and entities that may be deemed affiliates of or related to such persons or entities, will beneficially own approximately 36.4% of the outstanding shares of Common Stock of the Company. Accordingly, these stockholders may be able to elect all members of the Company's Board of Directors and determine the outcome of corporate actions requiring stockholder approval, such as mergers and acquisitions. This level of ownership may have a significant effect in delaying, deferring or preventing a change in control of the Company and may adversely affect the voting and other rights of other holders of the Common Stock. See "Management -- Executive Officers and Directors" and "Principal and Selling Stockholders."



BENEFITS OF OFFERING TO EXISTING STOCKHOLDERS



     The existing stockholders of the Company will receive certain benefits from the sale of the Common Stock offered hereby. The offering will establish a public market for the Common Stock and provide increased liquidity to the existing stockholders for the shares of Common Stock they will own after the offering, subject to certain limitations. See "Shares Eligible for Future Sale." The Selling Stockholders are selling 550,000 shares of Common Stock in the offering and, at an assumed offering price of $11.00 per share, will receive approximately $6.1 million. See "Principal and Selling Stockholders." In addition, immediately following the offering existing stockholders, assuming an offering price of $11.00 per share, will have an average unrealized gain over the original cost of the shares that will continue to be held by them of $10.76 per share or an aggregate unrealized gain of approximately $57.3 million. See "Dilution."


ANTI-TAKEOVER EFFECTS OF CERTAIN CHARTER PROVISIONS


     Certain provisions of the Company's Amended and Restated Certificate of Incorporation and Bylaws could discourage potential acquisition proposals, could delay or prevent a change in control of the Company and could make removal of management more difficult. Such provisions could diminish the opportunities for a stockholder to participate in tender offers, including tender offers that are priced above the then current market value of the Common Stock. The provisions also may inhibit increases in the market price of the Common Stock that could result from takeover attempts. Additionally, the Board of Directors of the Company, without further stockholder approval, may issue up to 5,000,000 shares of Preferred Stock, in one or more series, with such terms as the Board of Directors may determine, including rights such as voting, dividend and conversion rights which could adversely affect the voting power and other rights of the holders of Common Stock. Preferred Stock may be issued quickly with terms which delay or prevent the change in control of the Company or make removal of management more difficult. Also, the issuance of Preferred Stock may have the effect of decreasing the market price of the Common Stock. Other than as set forth under "Description of Capital Stock," the Company does not currently intend to adopt any anti-takeover provisions. See "Description of Capital
Stock -- Preferred Stock" and "-- Business Combinations; Certain Charter and Bylaw Provisions."


DEPENDENCE ON KEY PERSONNEL

     The Company's future success depends in large part on the continued service of its key technical, marketing and management personnel and on its ability to continue to attract and retain qualified employees, particularly its Chief Executive Officer, Mark D. Dankberg, and those highly skilled design, process and test engineers involved in the manufacture of existing products and the development of new products and processes. The competition for such personnel is intense, and the loss of key employees could have a material adverse effect on the Company's business, financial condition and results of operations. The Company does not have employment agreements with any of its officers or employees. The Company has obtained, however, a key man insurance policy on the life of Mr. Dankberg in the amount of $500,000, of which the Company is the sole beneficiary. See "Business -- Employees" and "Management."

MANAGEMENT'S DISCRETION OVER PROCEEDS OF THE OFFERING


     The Company has no current specific plan for the net proceeds of this offering, other than for working capital and general corporate purposes. As a consequence, the Company's management will have discretion over the proceeds for the foreseeable future. There can be no assurance that the proceeds can or will be invested to yield a return as great as the Company has historically experienced or any significant return at all. See "Use of Proceeds."

DILUTION

     The initial public offering price is expected to be substantially higher than the net tangible book value per share of the Common Stock. Investors purchasing shares of Common Stock in this offering will therefore incur immediate and substantial net tangible book value dilution. To the extent that stock options (currently outstanding or subsequently granted) to purchase Common Stock are exercised, there will be further dilution. See "Dilution."

SHARES ELIGIBLE FOR FUTURE SALE


     Sales of substantial amounts of shares in the public market or the prospect of such sales could adversely affect the market price of the Common Stock. Upon completion of this offering, the Company will have outstanding 7,531,503 shares of Common Stock. Immediately upon the effectiveness of this offering, the 2,200,000 shares offered hereby (plus any shares issued upon exercise of the Underwriters' over-allotment option) will be freely tradeable. Of the remaining shares, 4,491,822 are subject to lock-up agreements pursuant to which the holders of such shares have agreed not to sell or otherwise dispose of such shares for a period of 180 days after the date of the offering without the prior written consent of the representatives of the Underwriters. The shares not subject to lock-up agreements may be freely sold after the offering, subject to certain volume and other limitations of Rule 144 under the Securities Act. The Company intends to file a registration statement under the Securities Act after this offering covering the sale of 1,369,348 shares of Common Stock under the Company's 1993 Stock Option Plan, 1996 Equity Participation Plan and Employee Stock Purchase Plan. See "Management -- 1993 Stock Option Plan," "-- 1996 Equity Participation Plan," "-- Employee Stock Purchase Plan," "Shares Eligible for Future Sale" and "Underwriting."

                                 CAPITALIZATION


     The following table sets forth as of September 30, 1996 (i) the Company's actual capitalization (as if the 0.7335-for-one reverse stock split of the Common Stock effected on November 4, 1996 had occurred prior to September 30,
1996) and (ii) capitalization as adjusted to reflect the conversion of all outstanding shares of Preferred Stock into Common Stock upon the closing of this offering, the amendments to the Company's Certificate of Incorporation to increase the Company's authorized capital stock and the sale of the 1,650,000 shares of Common Stock offered by the Company hereby at an assumed offering price of $11.00 per share, based on the midpoint of the offering price range set forth on the cover page of this Prospectus (after deduction of the underwriting discounts and commissions and estimated offering expenses), and the application of the net proceeds therefrom as described under "Use of Proceeds."



                                                                      AS OF SEPTEMBER 30, 1996
                                                                    -----------------------------
                                                                      ACTUAL       AS ADJUSTED(2)
                                                                    ----------     --------------
Total long-term debt, less current portion........................  $1,512,000      $  1,512,000
Stockholders' equity(1):
  Preferred stock, $.0001 par value, 3,225,000 shares authorized,
     3,225,000 shares issued and outstanding actual; 5,000,000
     shares authorized, no shares issued or outstanding as
     adjusted.....................................................      32,000                --
  Common stock, $.0001 par value, 7,335,000 shares authorized,
     3,509,804 shares issued and outstanding actual; 25,000,000 shares authorized, 7,525,342 shares issued and outstanding as
     adjusted.....................................................      48,000            80,000
  Paid-in capital.................................................   1,224,000        17,454,000
  Stockholders' notes receivable..................................    (311,000)         (311,000)
  Retained earnings...............................................   5,484,000         5,484,000
                                                                    ----------       -----------
  Total stockholders' equity......................................   6,477,000        22,707,000
                                                                    ----------       -----------
          Total capitalization....................................  $7,989,000      $ 24,219,000
                                                                    ==========       ===========


---------------

(1) Excludes 330,000 shares of Common Stock issuable by the Company upon the full exercise of the Underwriters' over-allotment option. Also excludes 375,509 shares of Common Stock issuable upon exercise of options outstanding as of September 30, 1996 at an average exercise price of $1.87 per share. See "Management -- 1993 Stock Option Plan," "-- 1996 Equity Participation Plan" and Note 6 of Notes to Financial Statements.



(2) Common Stock, Paid-in capital, Total stockholders' equity and Total capitalization would be $80,000, $20,829,000, $26,082,000 and $27,594,000, respectively, if the Underwriters' over-allotment option is exercised in full.


                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the 1,650,000 shares of Common Stock being offered by the Company are estimated to be $16,230,000 ($19,605,000 if the Underwriters' over-allotment option is exercised in full), based on an assumed offering price of $11.00 per share and after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company intends to use the net proceeds of this offering for working capital and general corporate purposes. Pending their use, the proceeds will be invested in short-term, investment-grade, interest-bearing securities. The Company will not receive any of the proceeds from the sale of Common Stock by the Selling Shareholders. See "Principal and Selling Stockholders."


                                DIVIDEND POLICY

     To date, the Company has neither declared nor paid any dividends on the Common Stock. The Company currently intends to retain all future earnings, if any, for use in the operation and development of its business and, therefore, does not expect to declare or pay any cash dividends on the Common Stock in the foreseeable future. In addition, an equipment financing agreement of the Company prohibits the payment of any cash dividends on the Company's capital stock.

                                    DILUTION


     The pro forma net tangible book value of the Company as of September 30, 1996 was $6,352,000 or $1.08 per share. Pro forma net tangible book value per share represents the amount of total tangible assets of the Company reduced by the amount of its total liabilities, divided by the total number of shares of Common Stock outstanding, including shares of Common Stock resulting from the conversion of the Preferred Stock. After giving effect to the net proceeds from the sale of 1,650,000 shares of Common Stock offered by the Company at an assumed offering price of $11.00 per share, the pro forma net tangible book value of the Company as of September 30, 1996 would have been $22,707,000 or $3.02 per share of Common Stock. This represents an immediate increase in net tangible book value of $1.94 per share to existing stockholders and an immediate dilution of $7.98 per share to new investors. See "Risk Factors -- Benefits of Offering to Existing Stockholders." The following table illustrates the per share dilution in net tangible book value to new investors.



    Assumed initial public offering price per share.....................            $11.00
    Net tangible book value per share...................................  $1.08
    Increase per share attributable to new investors....................   1.94
                                                                          -----
    Pro forma net tangible book value per share after the offering(1)...              3.02
                                                                                    ------
    Dilution per share to new investors(1)..............................            $ 7.98
                                                                                    ======


---------------

(1) If the Underwriters had exercised their over-allotment option at September 30, 1996, pro forma net tangible book value per share after the offering would have been $3.32, representing an increase in pro forma net tangible book value per share of $2.24 to existing stockholders and an immediate dilution of $7.68 per share to new investors. Additionally, had all options for the purchase of Common Stock outstanding at September 30, 1996 been exercised at such date, pro forma net tangible book value per share after the offering (and the assumed exercise of the Underwriters' over-allotment option) would have been $3.26, representing an increase in pro forma net tangible book value per share of $2.18 to existing stockholders and an immediate dilution of $7.74 per share to new investors.



     The following table summarizes, on a pro forma basis, as of September 30, 1996, the differences in total consideration paid and the average price per share paid by existing stockholders and new investors with respect to the number of shares of Common Stock purchased from the Company assuming an offering price of $11.00 per share:



                                          SHARES PURCHASED          TOTAL CONSIDERATION        AVERAGE
                                        ---------------------     -----------------------     PRICE PAID
                                         NUMBER       PERCENT       AMOUNT        PERCENT     PER SHARE
                                        ---------     -------     -----------     -------     ----------
Existing stockholders(1)..............  5,875,342         78%     $ 1,304,000          7%       $ 0.22
New investors(2)......................  1,650,000         22       18,150,000         93         11.00
                                        ---------       ----      -----------       ----
          Total(2)....................  7,525,342        100%     $19,454,000        100%
                                        =========       ====      ===========       ====


---------------

(1) Sales by Selling Stockholders in this offering will reduce the number of shares of Common Stock held by existing stockholders to 5,325,342 or approximately 70.8% (5,325,342 shares or approximately 67.8% if the Underwriters' over-allotment option is exercised in full) and will increase the number of shares of Common Stock held by new investors to 2,200,000 or approximately 29.2% (2,530,000 shares or approximately 32.2% if the Underwriters' over-allotment option is exercised in full) of the total number of shares of Common Stock outstanding after the closing of this offering.



(2) The Company has granted the Underwriters an option to purchase up to 330,000 shares of Common Stock to cover over-allotments, if any. If the Underwriters' over-allotment option is exercised in full, the Company will issue an aggregate of 1,980,000 shares of Common Stock to new investors (25.2% of the total of 7,855,342 shares outstanding) and the total consideration from new investors will be $21,780,000 (94.4% of the total of $23,084,000 consideration paid for all shares outstanding).



     The information presented with respect to existing stockholders assumes no exercise of the Underwriters' over-allotment option and no exercise of outstanding options after September 30, 1996. As of September 30, 1996, options to purchase 375,509 shares of Common Stock were outstanding. An additional 750,000 shares of Common Stock are reserved for issuance under the 1996 Equity Participation Plan and 250,000 shares are reserved for issuance under the Employee Stock Purchase Plan. The issuance of Common Stock under these plans could result in further dilution to new investors. See "Management -- 1993 Stock Option Plan," "-- 1996 Equity Participation Plan" and "-- Employee Stock Purchase Plan."

                            SELECTED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


     The following selected financial data as of March 31, 1995 and 1996 and for the years ended March 31, 1994, 1995 and 1996 have been derived from, and are qualified by reference to, the audited financial statements of the Company included elsewhere in this Prospectus. The selected financial data as of March 31, 1992, 1993 and 1994 and for the years ended March 31, 1992 and 1993 have been derived from the audited financial statements of the Company not included herein. The selected financial data as of September 30, 1996 and for the six months ended September, 30, 1995 and 1996 have been prepared on a basis consistent with the audited financial statements and derived from unaudited financial statements also appearing herein which, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations of the Company for the unaudited interim periods. The statement of operations data for any particular period are not necessarily indicative of the results of operations for any future period, including the Company's fiscal year ending March 31, 1997. The data set forth below are qualified by reference to, and should be read in conjunction with, the Financial Statements and Notes thereto and the discussion thereof included elsewhere in this Prospectus.



                                                                                            SIX MONTHS ENDED
                                                  YEARS ENDED MARCH 31,               -----------------------------
                                      ---------------------------------------------   SEPTEMBER 30,   SEPTEMBER 30,
                                       1992     1993     1994      1995      1996         1995            1996
                                      ------   ------   -------   -------   -------   -------------   -------------
                                                                                               (UNAUDITED)
STATEMENT OF INCOME DATA:
  Revenues..........................  $4,019   $5,072   $11,579   $22,341   $29,017      $14,156         $21,582
  Cost of revenues..................   3,006    3,939     9,033    16,855    20,983       10,110          15,333
                                      ------   ------   -------   -------   -------       ------          ------
    Gross profit....................   1,013    1,133     2,546     5,486     8,034        4,046           6,249
  Operating expenses:
    Selling, general and
      administrative................     503      740     1,554     2,416     3,400        1,762           2,313
    Independent research and
      development...................      --       59       134       788     2,820        1,186           2,218
                                      ------   ------   -------   -------   -------       ------          ------
  Income from operations............     510      334       858     2,282     1,814        1,098           1,718
  Interest income (expense).........       7      (17)      (45)      (87)     (231)         (86)            (56)
                                      ------   ------   -------   -------   -------       ------          ------
  Income before income taxes........     517      317       813     2,195     1,583        1,012           1,662
  Provision (benefit) for income
    taxes...........................     159       93       328       888       (50)         (32)            580
                                      ------   ------   -------   -------   -------       ------          ------
  Net income........................  $  358   $  224   $   485   $ 1,307   $ 1,633      $ 1,044         $ 1,082
                                      ======   ======   =======   =======   =======       ======          ======
  Pro forma net income per
    share(1)........................                                        $  0.28                      $  0.18
                                                                            =======                       ======
  Shares used in per share
    calculations(1).................                                          5,876                        6,121



                                                            MARCH 31,                       SEPTEMBER 30, 1996
                                           -------------------------------------------   ------------------------
                                            1992     1993     1994     1995     1996     ACTUAL    AS ADJUSTED(2)
                                           ------   ------   ------   ------   -------   -------   --------------
                                                                                               (UNAUDITED)
BALANCE SHEET DATA:
  Cash and cash equivalents..............  $  101   $   75   $    9   $2,731   $ 2,297   $ 1,186      $ 17,416
  Working capital........................     912      964    1,486    2,808     4,651     4,969        21,199
  Total assets...........................   1,750    2,550    4,986    9,377    13,262    16,412        32,642
  Long-term debt, less current portion...      50      124      297    1,220     1,747     1,512         1,512
  Total stockholders' equity.............   1,226    1,465    1,956    3,413     5,217     6,477        22,707


---------------
(1) For an explanation of the determination of the number of shares used in computing pro forma net income per share, see Note 1 of Notes to Financial Statements.


(2) As adjusted to reflect the sale of 1,650,000 shares of Common Stock offered by the Company hereby at an assumed offering price of $11.00 per share, and the application of the net proceeds therefrom as described under "Use of Proceeds." If the Company issues 1,980,000 shares of Common Stock upon the full exercise of the Underwriters' option to cover over-allotments, Cash and cash equivalents, Working capital, Total assets and Total stockholders' equity would be $20,791, $24,574, $36,017 and $26,082, respectively. See
    "Use of Proceeds" and "Capitalization."

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


     This Prospectus contains forward-looking statements within the meaning of the Securities Act. Discussions containing such forward-looking statements may be found throughout this Prospectus, including without limitation in the materials set forth under "Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including without limitation the risks set forth under "Risk Factors" and the matters set forth in this Prospectus generally.



     Historically, the Company's revenues have been principally derived from contracts with the DOD. The Company's DOD revenues have continued to grow significantly despite government budgetary constraints. Since 1992, such revenues have grown at a compounded annual growth rate of 63.9%. DOD revenues amounted to $11.1 million, $21.2 million and $28.3 million for the fiscal years ended March 31, 1994, 1995 and 1996, respectively, and $13.9 million and $21.4 million for the six months ended September 30, 1995 and 1996, respectively. The Company has achieved this growth rate entirely through internal growth, and not through acquisitions. See "Risk Factors -- Fluctuations in Results of Operations."



     The Company's products and services are provided primarily through three types of contracts: fixed-price, time-and-materials and cost-reimbursement contracts. Approximately 56.3% and 56.9% of the Company's total revenues for the fiscal year ended March 31, 1996 and for the six months ended September 30, 1996, respectively, were derived from fixed-price contracts which require the Company to provide products and services under a contract at a stipulated price. The Company derived approximately 5.0% and 5.8% of its revenues during such periods from time-and-materials contracts which reimburse the Company for the number of labor hours expended at an established hourly rate negotiated in the contract, plus the cost of materials utilized in providing such products or services. The balance of the Company's revenues for the fiscal year ended March 31, 1996 and the six months ended September 30, 1996, respectively, were derived from cost-reimbursement contracts under which the Company is reimbursed for all actual costs incurred in performing the contract to the extent that such costs are within the contract ceiling and allowable under the terms of the contract, plus a fee or profit. See "Risk Factors -- Contract Profit Exposure."



     As of September 30, 1996, the Company had firm backlog of $43.5 million, of which $40.1 million was funded. Of the $43.5 million in firm backlog, approximately $24.0 million is expected to be delivered in the fiscal year ending March 31, 1997, approximately $17.4 million is expected to be delivered in the fiscal year ending March 31, 1998 and the balance is expected to be delivered in the fiscal year ending March 31, 1999. Such backlog includes $37.6 million in awards received during the six months ended September 30, 1996, consisting of $24.8 million in UHF DAMA satellite communications awards, $4.5 million in awards for the defense simulator business, $5.6 million in other defense awards and $2.7 million in commercial satellite communications awards. The Company's $43.5 million in firm backlog does not include an additional $26.9 million of customer options. See "Business -- Backlog."



     Historically, a significant portion of the Company's revenue has been derived from research and development contracts with the DOD. The research and development efforts are conducted in direct response to the specific requirements of a customer's order and, accordingly, expenditures related to such efforts are included in cost of sales when incurred and the related funding (which includes a profit component) is included in net revenues at such time. Revenues are recognized using the percentage of completion method on these long-term development contracts. Revenues for funded research and development during the fiscal years ended March 31, 1994, 1995 and 1996 and the six months ended September 30, 1996 were approximately $9.7 million, $20.7 million, $19.5 million and $11.6 million, respectively. See "Business -- Research and Development."



     Beginning in fiscal 1995, production contracts for delivery of previously developed equipment became a more significant percentage of total revenues. Production contracts amounted to approximately 6.5% of fiscal 1995 total revenues, approximately 19.4% of fiscal 1996 total revenues and approximately 35.1% of total revenues for the six months ended September 30, 1996.

     The Company invests in independent research and development ("IR&D"), which is not directly funded by a third party. The Company expenses IR&D costs as they are incurred. IR&D expenses consist primarily of salaries and other personnel-related expenses, supplies and prototype materials related to research and development programs. IR&D expenses for governmental and commercial applications were minimal prior to fiscal 1995. In the fourth quarter of fiscal 1995, the Company began investing a significant amount of IR&D funds primarily in the development of satellite telephony and other satellite DAMA products. The Company expended 9.7% and 10.3% of revenues in IR&D, respectively, in the fiscal year ended March 31, 1996 and for the six months ended September 30, 1996. The Company expects that IR&D expenditures will continue to increase in order to fund growth in governmental and commercial applications. As a government contractor, the Company is able to recover a portion of its IR&D expenses pursuant to its government contracts.


RESULTS OF OPERATIONS

     The following table sets forth, as a percentage of total revenues, certain income data for the periods indicated.


                                                                                     SIX MONTHS
                                                        FISCAL YEARS ENDED              ENDED
                                                             MARCH 31,              SEPTEMBER 30,
                                                     -------------------------     ---------------
                                                     1994      1995      1996      1995      1996
                                                     -----     -----     -----     -----     -----
Revenues...........................................  100.0%    100.0%    100.0%    100.0%    100.0%
Cost of revenues...................................   78.0      75.4      72.3      71.4      71.0
                                                     -----     -----     -----     -----     -----
Gross profit.......................................   22.0      24.6      27.7      28.6      29.0
Operating expenses:
Selling, general and administrative................   13.4      10.8      11.7      12.4      10.7
Independent research and development...............    1.2       3.5       9.7       8.4      10.3
                                                     -----     -----     -----     -----     -----
Income from operations.............................    7.4      10.3       6.3       7.8       8.0
Income before income taxes.........................    7.0       9.9       5.5       7.1       7.7
Net income.........................................    4.2       5.9       5.6       7.4       5.0



  SIX MONTHS ENDED SEPTEMBER 30, 1996 VS. SIX MONTHS ENDED SEPTEMBER 30, 1995



     Revenues. Revenues increased 52.5% from $14.2 million for the six months ended September 30, 1995 to $21.6 million for the six months ended September 30, 1996. This increase was primarily due to a $6.6 million increase in revenues generated by contracts with the U.S. Air Force for UHF DAMA network control stations and modems, and Enhanced Manpack UHF Terminal ("EMUT") DAMA modem production of $5.7 million, offset in part by reduced activity in other product lines and the completion of certain contracts.



     Gross Profit. Gross profit increased 54.4% from $4.0 million (28.6% of revenues) for the six months ended September 30, 1995 to $6.2 million (29.0% of revenues) for the six months ended September 30, 1996.



     Selling, General and Administrative Expenses. Selling, general and administrative ("SG&A") expenses increased 31.3% from $1.8 million (12.4% of revenues) for the six months ended September 30, 1995 to $2.3 million (10.7% of revenues) for the six months ended September 30, 1996. This decrease in SG&A expenses as a percentage of revenues reflects an increased expense in connection with a large bid and proposal effort in the six months ended September 30, 1995 and the impact of a 52.5% growth in revenues between the two periods. SG&A expenses consist primarily of personnel costs and expenses for business development, marketing and sales, finance, contract administration and general management. They also include bid and proposal costs. Certain SG&A expenses are difficult to predict and vary based on specific government and commercial sales opportunities.

     Independent Research and Development. IR&D expenses increased 87.0% from $1.2 million (8.4% of revenues) in the six months ended September 30, 1995 to $2.2 million (10.3% of revenues) in the six months ended September 30, 1996. This increase resulted primarily from higher IR&D expenses related to the Company's StarWire(TM) DAMA product, which represented approximately 87.6% of total IR&D.



     Interest Expense. Interest expense increased 20.2% from $104,000 for the six months ended September 30, 1995 to $125,000 for the six months ended September 30, 1996. Interest expense relates to loans for the purchase of capital equipment, which are generally four year fixed-rate term loans, and to short-term borrowings under the Company's line of credit to cover working capital requirements. Total outstanding equipment loans were $2.2 million at September 30, 1995 and $2.5 million at September 30, 1996. The Company owed no amounts on its line of credit at the end of either period.



     Interest Income. Interest income increased 283.3% from $18,000 for the six months ended September 30, 1995 to $69,000 for the six months ended September 30, 1996. Interest income related to interest earned on short-term deposits of cash.



     Provision (Benefit) for Income Taxes. The income tax benefit in the six months ended September 30, 1995 was primarily attributable to the utilization of research and development credits generated during the period and the impact of a United States Federal judicial decision which clarified the tax law related to the utilization of research and development credits generated from funded research and development. As of September 30, 1996, all of such income tax benefit was utilized by the Company. The Company's effective tax rate for the six months ended September 30, 1996 was 35.0%.


  FISCAL YEAR ENDED MARCH 31, 1996 VS. FISCAL YEAR ENDED MARCH 31, 1995


     Revenues. The Company's revenues increased 29.9% from $22.3 million in fiscal 1995 to $29.0 million in fiscal 1996. This increase reflects the growth in defense related production contracts, primarily associated with the Company's EMUT DAMA modem products, which experienced a $5.3 million increase, and Advanced Data Controller ("ADC") products, which experienced a $1.5 million increase. Revenues from production orders (compared to funded research and development) increased from $1.4 million (6.5% of revenues) in fiscal 1995 to $5.6 million (19.4% of revenues) in fiscal 1996.


     Revenues from UHF DAMA satellite communications products increased to 42.8% of revenues in fiscal 1996. This increase was due to the first EMUT DAMA modem production deliveries in the fourth quarter of 1996. UHF DAMA business area revenues grew from $7.1 million (31.7% of revenues) in fiscal 1995 to $12.4 million (42.8% of revenues) in fiscal 1996.


     Gross Profit. Gross profit increased 46.4% from $5.5 million (24.6% of revenues) in fiscal 1995 to $8.0 million (27.7% of revenues) in fiscal 1996. This increase primarily reflects higher prices related to the recovery of allowable IR&D costs under certain government contracts and improved contract profitability under certain production contracts.


     Selling, General and Administrative Expenses. SG&A expenses increased 40.7% from $2.4 million (10.8% of revenues) in fiscal 1995 to $3.4 million (11.7% of revenues) in fiscal 1996. Increased spending was offset somewhat by the continuing revenue growth. The Company continued to increase staff to support IR&D related to its StarWire(TM) DAMA product, increased its business development staff for defense programs, and added to finance and administrative staffing. Bid and proposal efforts increased from $321,000 in fiscal 1995 to $1.0 million in fiscal 1996.

     Independent Research and Development. IR&D expenses increased 257.9% from $788,000 (3.5% of revenues) in fiscal 1995 to $2.8 million (9.7% of revenues) in fiscal 1996. Expenditures on the development of the Company's StarWire(TM) DAMA product began in the last quarter of fiscal 1995 and have been steadily increasing.

     Interest Expense. Interest expense increased 128.1% from $114,000 in fiscal 1995 to $260,000 in fiscal 1996. Total outstanding equipment loans for the periods were $1.7 million at the end of fiscal 1995 and $2.5 million at the end of fiscal 1996. There were no amounts outstanding under the Company's line of credit at the end of either fiscal year.

     Interest Income. Interest income increased 7.4% from $27,000 in fiscal 1995 to $29,000 in fiscal 1996. Interest income related to interest earned on short-term deposits of cash.


     Provision (Benefit) for Income Taxes. The income tax provision in fiscal 1995 approximated the combined federal and state statutory rate of 40.0%. The income tax benefit in fiscal 1996 was primarily attributable to the utilization of research and development credits generated during the current period and the impact of a United States Federal judicial decision which clarified the tax law related to the utilization of research and development credits generated from funded research and development.


  FISCAL YEAR ENDED MARCH 31, 1995 VS. FISCAL YEAR ENDED MARCH 31, 1994

     Revenues. The Company's revenues increased 92.9% from $11.6 million in fiscal 1994 to $22.3 million in fiscal 1995. Funded development in the UHF DAMA business area had the largest impact on revenue growth. Revenues for the UHF DAMA business area increased 317.1% from $1.7 million (14.7% of revenues) in fiscal 1994 to $7.1 million (31.7% of revenues) in fiscal 1995. Other increases occurred in the simulator business area which increased from $2.2 million (18.9% of revenues) in fiscal 1994 to $4.0 million (18.0% of revenues) in fiscal 1995, and in the Joint Tactical Information Distribution System ("JTIDS") business area which increased from $1.3 million (10.9% of revenues) in fiscal 1994 to $2.6 million (11.8% of revenues) in fiscal 1995.


     Gross Profit. Gross profit increased 115.5% from $2.5 million (22.0% of revenues) in fiscal 1994 to $5.5 million (24.6% of revenues) in fiscal 1995. This increase primarily reflects higher prices related to the recovery of allowable IR&D costs under certain government contracts and improved contract profitability under certain contracts.


     Selling, General and Administrative Expenses. SG&A expenses increased 55.5% from $1.6 million (13.4% of revenues) in fiscal 1994 to $2.4 million (10.8% of revenues) in fiscal 1995. This decrease in SG&A expenses as a percentage of revenues was due to the larger growth in revenues during the period. Near the end of fiscal 1995 the Company added administrative staff to support increasing revenue and the associated increase in direct labor. The Company added other indirect staff in both years to support the commercial DAMA business. Bid and proposal efforts in fiscal 1995 were minimal due to the concentration on performance in the existing defense backlog.

     Independent Research and Development. IR&D expenses increased 488.1% from $134,000 (1.2% of revenues) in fiscal 1994 to $788,000 (3.5% of revenues) in fiscal 1995. Expenditures on the development of the Company's StarWire(TM) DAMA product began in the last quarter of fiscal 1995, accounting for most of the increase.

     Interest Expense. Interest expense increased 142.6% from $47,000 in fiscal 1994 to $114,000 in fiscal 1995. Total outstanding equipment loans for the periods were $392,000 at the end of fiscal 1994 and $1.7 million at the end of fiscal 1995, reflecting an increase in purchases of capital equipment to support the increased requirements of development programs. There was $350,000 outstanding under the Company's line of credit at the end of fiscal 1994, and no amounts outstanding at the end of fiscal 1995.

     Interest Income. There was no material interest income in fiscal 1994 and $27,000 of interest income in fiscal 1995, which related to interest earned on short-term deposits of cash.


     Provision (Benefit) for Income Taxes. The income tax provisions in fiscal 1994 and 1995 approximated the combined federal and state statutory rate of 40.0%.

QUARTERLY RESULTS OF OPERATIONS


     The following table sets forth certain financial information for each of the Company's last ten quarters. The information for each of these quarters is unaudited but includes all adjustments, consisting only of normal recurring adjustments, which the Company considers necessary for a fair presentation of this information when read in conjunction with the Financial Statements and Notes thereto appearing elsewhere in this Prospectus. The results of operations for any quarter and any quarter-to-quarter trends are not necessarily indicative of the results to be expected for any future periods.



                                                                QUARTERS ENDED
              -------------------------------------------------------------------------------------------------------------------
                                                                                                                FISCAL YEAR
                           FISCAL YEAR 1995                              FISCAL YEAR 1996                          1997
              -------------------------------------------   -------------------------------------------   -----------------------
              JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,    JUNE 30,     SEPT. 30,
                1994       1994        1994       1995        1995       1995      1995(1)      1996         1996         1996
              --------   ---------   --------   ---------   --------   ---------   --------   ---------   -----------   ---------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues.....  $4,726     $ 5,489     $5,641     $ 6,485     $6,768     $ 7,388     $5,755     $ 9,106      $ 9,732      $11,850
Cost of
  revenues...   3,718       4,319      4,330       4,488      4,830       5,280      4,042       6,831        6,862        8,471
               ------      ------     ------      ------     ------      ------     ------      ------       ------       ------
Gross
  profit.....   1,008       1,170      1,311       1,997      1,938       2,108      1,713       2,275        2,870        3,379
Operating
  expenses:
  SG&A.......     478         576        639         723        918         844        815         823        1,040        1,272
  IR&D.......      54          95        184         455        467         719        769         865        1,058        1,160
               ------      ------     ------      ------     ------      ------     ------      ------       ------       ------
Income from
 operations..     476         499        488         819        553         545        129         587          772          947
Income before
  income
  taxes......     454         479        466         796        524         488         68         503          740          922
Net income...     271         286        278         472        541         503         70         519          478          604


---------------
(1) The Company experienced reduced revenues, gross profit and income from operations for the third quarter of fiscal 1996 due primarily to delays on the EMUT contract. Production deliveries were scheduled to begin in the third quarter of fiscal 1996, but were delayed at the customer's request. Deliveries began instead in the fourth quarter of fiscal 1996.

     The following table sets forth the above unaudited quarterly financial information as a percentage of total net revenues.


                                                                  QUARTERS ENDED
                 ----------------------------------------------------------------------------------------------------------------
                                                                                                                 FISCAL YEAR
                              FISCAL YEAR 1995                              FISCAL YEAR 1996                         1997
                 -------------------------------------------   -------------------------------------------   --------------------
                 JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,   SEPT. 30,
                   1994       1994        1994       1995        1995       1995        1995       1996        1996       1996
                 --------   ---------   --------   ---------   --------   ---------   --------   ---------   --------   ---------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues........  100.0%      100.0%     100.0%      100.0%     100.0%      100.0%     100.0%      100.0%     100.0%      100.0%
Cost of
  revenues......    78.7        78.7       76.8        69.2       71.4        71.5       70.2        75.0       70.5        71.5
                   -----       -----      -----       -----      -----       -----      -----       -----      -----       -----
Gross profit....    21.3        21.3       23.2        30.8       28.6        28.5       29.8        25.0       29.5        28.5
Operating
  expenses:
  SG&A..........    10.1        10.5       11.3        11.1       13.6        11.4       14.2         9.0       10.7        10.7
  IR&D..........     1.1         1.7        3.3         7.0        6.9         9.7       13.4         9.5       10.9         9.8
                   -----       -----      -----       -----      -----       -----      -----       -----      -----       -----
Income from
  operations....    10.1         9.1        8.6        12.7        8.1         7.4        2.2         6.5        7.9         8.0
Income before
  income
  taxes.........     9.6         8.7        8.3        12.3        7.7         6.6        1.2         5.6        7.6         7.8
Net income......     5.7         5.2        4.9         7.3        8.0         6.8        1.2         5.7        4.9         5.1


     Historically, development contracts have been a significant source of revenue. The Company recognizes a majority of its revenues under the percentage of completion method which requires engineering estimates and assumptions regarding costs that will be incurred over the life of a specific contract. Actual results may differ from those estimates. In such event, the Company has been required to adjust revenues in subsequent periods relating to revisions of prior period estimates, resulting in fluctuations in the Company's results of operations from period to period. See "Risk Factors -- Fluctuations in Results of Operations."

LIQUIDITY AND CAPITAL RESOURCES


     The Company has financed its operations to date primarily from cash flow from operations, bank line of credit financing and loans for the purchase of capital equipment. Cash provided from operations for the fiscal years ended March 31, 1994, 1995 and 1996 was $183,000, $3.3 million and $456,000, respectively, and cash used in operating activities was $39,000 for the six months ended September 30, 1996. The relative decrease in cash generated from operations in fiscal 1996 compared to fiscal 1995 was due to higher levels of accounts receivable and inventory. The increase in accounts receivable resulted from an increase in revenues. The growing share of revenues from production contracts led to the need to build inventory levels to support production demands. The Company anticipates that in future periods the level of inventories will be higher than historical levels.



     Cash provided by financing activities, principally from equipment financing and to a lesser extent from the sale of Common Stock, was $262,000 in fiscal 1994, $1.1 million in fiscal 1995, $1.0 million in fiscal 1996 and $188,000 for the six months ended September 30, 1996. Purchases of property and equipment, primarily consisting of test equipment and computers, were $511,000, $1.7 million and $1.9 million, respectively, in fiscal 1994, 1995 and 1996, and $1.3 million in the six months ended September 30, 1996.



     At September 30, 1996, the Company had $1.2 million in cash and cash equivalents, $4.9 million in working capital and $2.5 million in long-term debt, consisting of equipment financing, and no amounts outstanding under the Company's line of credit. In September 1995, the Company entered into a credit facility with Union Bank, which includes a $4.0 million line of credit and $4.0 million in commitments for equipment financing. The line of credit allows the Company to borrow, for general working capital purposes, the greater of $1.0 million or 80.0% of eligible accounts receivable plus 50.0% of the Company's eligible inventory. It accrues interest at the bank's prime rate, which was 8.25% at September 30, 1996, and expires on September 15, 1997. The Company is required to pay a fee equal to 0.25% of the unused portion of the line of credit on an annual basis.



     The equipment line consists of two loans, each of which allows the Company to borrow, for purchases of equipment, machinery and software directly related to the Company's principal line of business, up to $2.0 million while limiting borrowings to an 80.0% advance against the purchase price, net of sales tax, delivery and insurance. All borrowings under the first loan were made before September 15, 1996, at which time all unpaid principal under such loan was converted into a fully amortizing loan for a period of 36 months with a maturity date of September 15, 1999. All borrowings under the second loan must be made before September 15, 1997, at which time all unpaid principal under such loan will be converted into a fully amortizing loan for a period of 36 months with a maturity date of September 15, 2000. As of September 30, 1996, there was approximately $1.1 million outstanding under the first loan and no amounts outstanding under the second loan. The equipment loans accrue interest at the bank's prime rate plus 0.35% per annum, or 8.6% as of September 30, 1996.



     The credit agreement with Union Bank contains affirmative and negative covenants, including, among others, financial covenants regarding the maintenance of stated net worth amounts, net income levels and specific liquidity and long-term solvency ratios. In addition, the credit agreement restricts the Company's ability to borrow money, except in the ordinary course of business or pursuant to agreements made with Union Bank. Amounts borrowed are secured by substantially all of the Company's assets.



     In October 1996, the Company received a commitment for a new credit facility with Union Bank, which includes a $6.0 million line of credit and $4.5 million in commitments for equipment financing. The line of credit allows the Company to borrow, for general working capital purposes, the greater of $2.0 million or 80.0% of eligible accounts receivable, plus 50.0% of the Company's eligible inventory to a maximum of $2.0 million. It is an interest only loan which matures on September 15, 1998. The equipment line consists of two loans, each of which limits borrowings to an 80.0% advance against the purchase price, net of sales tax, delivery and insurance. All borrowings under the first loan, which may not exceed $2.0 million, must be made before September 15, 1997, at which time all unpaid principal under such loan will be converted into a fully amortizing loan for a period of 36 months with a maturity date of September 15, 2000. All borrowings under the second loan, which may not exceed $2.5 million, must be made before September 15, 1998, at which time all unpaid principal under such loan will be converted into a fully amortizing loan for a period of 36 months with a maturity date of September 15, 2001.


     The Company's future capital requirements will depend upon many factors, including the progress of the Company's research and development efforts, expansion of the Company's marketing efforts, and the nature and timing of commercial orders. The Company believes that the net proceeds from the sale of the Common Stock offered hereby, together with its current cash balances, amounts available under its credit facility and net cash provided by operating activities, will be sufficient to meet its working capital and capital expenditure requirements for at least the next 12 months. Management intends to invest the Company's cash in excess of current operating requirements in short-term, interest-bearing, investment-grade securities.

                                    BUSINESS

INTRODUCTION

     ViaSat designs, produces and markets advanced digital satellite telecommunications and wireless signal processing equipment. The Company has achieved ten consecutive years of internally generated revenue growth and nine consecutive years of profitability, primarily through defense-related applications. More recently, the Company has been developing and marketing its technology through strategic alliances for emerging commercial markets, such as rural telephony, alternative carrier access and Internet/Intranet access by satellite to multiple servers. ViaSat is a leading provider of DAMA technology, which allows a large number of VSAT subscribers to economically share common satellite transponders for high-performance voice, fax or data communications.


     The Company believes that DAMA satellite technology is superior to other existing VSAT networking technologies. The existing TDM/TDMA networking technology features a "hub and spoke" architecture which requires all transmissions to be routed through a central terrestrial hub. Unlike TDM/TDMA systems, DAMA provides direct, on-demand switched networking capabilities which do not require a terrestrial hub and allow faster and more efficient use of expensive satellite transponder resources. In addition, the Company believes that its DAMA products, commercially marketed under the tradename StarWire(TM), offer greater network flexibility and permit up to 50% greater satellite capacity than competing DAMA systems. See "-- The ViaSat Advantage" and
"-- Technology."



     ViaSat's DAMA products include satellite modems, networking processors and network control systems for managing large numbers of network subscribers. The Company's DAMA technology consists of proprietary real-time firmware and software designed to run on industry-standard digital signal processors. The Company also has developed DAMA network control software that operates on IBM-compatible personal computers running Windows NT(TM) operating systems. The Company's DAMA technology operates on satellites in the military UHF and SHF frequency bands, and commercial C and K(u) bands. In addition to DAMA products, the Company offers network information security products, communications simulation and test equipment, and spread spectrum digital radios for satellite and terrestrial data networks.


INDUSTRY BACKGROUND

     A broad array of new consumer, business and government markets, as well as the development of new technologies, have driven the significant expansion of the wireless communications industry. In addition to common consumer applications such as paging, cellular telephony and new Personal Communications Services ("PCS"), there is a wide range of other specialized terrestrial- and space-based wireless applications. Such wireless applications include government fixed and mobile wireless networking and commercial fixed-site, switched satellite services, ViaSat's principal lines of business. The growth in software-intensive wireless equipment markets stems from, among other things, increasing dependence on voice and data networks of all types, regulatory reform, advances in technology, decreasing costs of equipment and services, economic growth in developing nations, the increasing importance of communications infrastructure as a catalyst of economic growth, and increasing user acceptance of and confidence in wireless solutions. This growth in wireless equipment markets corresponds to a transition away from mere point to point radio links connecting remote or mobile users towards offering more comprehensive wireless network services. Market demands for wireless services are being addressed by both terrestrial- and satellite-based systems.

     Government Applications. Historically, the military has driven development of many new wireless technologies -- pioneering applications of satellite communications, digital radios, spread spectrum and mobile wireless networks to connect widely dispersed operations. In many cases these technologies have been extended and increased in scale for broader non-defense use. Defense applications of wireless technologies also have evolved over the same time period. The break-up of the Soviet Union has caused a de-emphasis on strategic missions and a shift towards more localized tactical roles such as peace-keeping, counter-terrorism, counter-insurgency and drug enforcement. These missions create new demands for rapidly deployable, mobile connectivity. Overall reductions in the defense budget have led to a numerically smaller, more technologically-advanced force structure. As a result, defense networks increasingly build around real-time transmission of digital tactical data. Defense systems also are adopting and extending low cost commercial technologies to meet their needs.

     There has been a constantly shifting flow of technology between government and commercial network applications. Both government and commercial users developed fixed-site, long-haul applications. The government pioneered mobile satellite terminals, as well as non-geosynchronous, high power and extremely high frequency satellites. Commercial users adopted elements of these technologies for Low Earth Orbit ("LEO") mobile telephony and high-powered Direct Broadcast Satellite ("DBS") television systems. Now government agencies are planning to integrate these technologies into still more advanced military networks. Often, companies with both government and commercial expertise have facilitated such technology transitions.

     Commercial Applications. The recent worldwide trend toward privatization of public telephone operators and deregulation of local telephone ("local loop") services has resulted in increased competition in the delivery of telephone services from alternative access providers. Many of these new access providers, such as long-distance telephone carriers, must install or upgrade infrastructure to support basic and enhanced services. In addition, worldwide demand for basic telephone service has grown, especially in developing countries. As new infrastructure is established to deliver local telephone service, the technology exists to provide cost-effective, satellite-based wireless transmission systems, instead of a traditional wired approach, to connect subscribers to the public telephone network.

     A growing segment of the wireless communications industry involves VSATs, which are communications systems utilizing fixed-site satellite terminals. Historically, these systems were primarily designed for certain specific data applications. But recent improvements in VSAT technology for satellite-based wireless voice and data networks have led to their increasing use in a variety of broader, higher system throughput commercial applications such as mobile and rural telephony and more complicated data transmissions. Satellite telephony systems are being utilized by developing countries that lack a terrestrial-based telecommunication infrastructure, and which seek to provide telephone service for large areas fairly rapidly and on a cost-effective basis. Additionally, even where terrestrial systems exist, satellite systems are used to fill in coverage for remote areas.

     Evolution of VSAT Technology. The commercial VSAT business began with U.S. customers who operated large, sophisticated private terrestrial networks using TDM/TDMA technology. Customers such as chain retailers, hotels and auto dealers operated private data networks with hundreds or thousands of sites and a high flow of transactions from remote terminals to host mainframe computers for credit card validations, point-of-sale data collection, reservations or similar applications. Customers who used VSATs for data networking still relied on terrestrial providers for telephone service and possibly other telecommunications needs for their sites. Sales of such VSAT systems are often quite sensitive to prices from telephone carriers for equivalent packet transaction services. Users with large networks generally are the only ones who can justify the significant one-time cost of a VSAT network management hub.


     TDM/TDMA technology, while more established than DAMA technology, features a "hub and spoke" architecture which requires all transmissions to be routed through a central hub and is most useful for remote to mainframe network connections. Remote-to-remote TDM/TDMA connections require two satellite hops. DAMA is better suited for remote-to-remote connections than TDM/TDMA because the voice quality is better and DAMA networks use expensive satellite transponders more efficiently. DAMA satellite technology allows individual subscribers to request links on demand directly to any other subscriber with a single satellite hop. DAMA allows users to make exactly the connections needed, lasting only for the duration of a voice call, fax, electronic mail or digital file transfer. DAMA technology has been under development for many years by the DOD to serve large networks of fixed and mobile subscribers sharing a limited amount of satellite capacity, but is only recently being deployed in significant quantities by the DOD.



     The Company believes the opportunities for government and commercial ground station equipment sales are increasing. The government is investing over $1.0 billion over several years in the UHF space segment alone for tactical communications. DAMA is applicable to several different satellite bands, including government UHF and SHF and commercial C, K(u) and K(a) bands. DAMA is also being required by commercial customers who believe that it is better suited for their applications than the earlier VSAT technologies.


THE VIASAT ADVANTAGE


     In light of the limitations of the TDM/TDMA architecture, and the magnitude of the potential market for primary telecommunications services compared to the more limited market for data transaction services, ViaSat believes that DAMA networks will better serve the emerging international market for VSAT, voice and data services. Virtually all of the VSAT equipment makers are now adding DAMA products to their line of products. This represents a discontinuity in the VSAT market. VSAT vendors are now developing new transmission waveforms, multiple access techniques, DAMA protocols, DAMA control software, subscriber terminals and interface protocols to support the targeted applications (voice, fax, dial-up data, video conferencing or others), which creates an opportunity for new equipment suppliers such as the Company.

     The Company believes that its DAMA-based products have technological advantages over competing DAMA products in offering practical solutions for telecommunications applications through several means:

     Flexibility

          Since communications networks are evolving so quickly, a system such as the Company's that can be easily extended and configured has a competitive advantage.


        - REAL-TIME DIGITAL SIGNAL PROCESSING FIRMWARE. The Company's technology involves extensive use of real-time digital signal processing firmware to implement both signal processing and DAMA networking protocol functions. This approach was developed and proven under several government programs, especially UHF DAMA. The Company believes that digital signal processing firmware offers great flexibility in adding new features, because it allows modification without more expensive hardware changes, and that product costs should decrease if prices of Texas Instruments digital signal processing chips and associated peripherals continue to decline. The Company's digital signal processing design allows common hardware to be applied to both government and commercial markets.


        - WINDOWS NT(TM)-BASED NETWORK CONTROL. ViaSat believes that it is the only company using an Intel PC/Windows NT(TM) computer platform for its network control system. Most vendors still use Unix platforms. ViaSat developed and proved Windows NT(TM) as a viable network control platform under government funded UHF and SHF DAMA programs. Windows NT(TM) has several advantages which the Company believes support its technical leadership position:


         -- True real-time multi-tasking, allowing many functions to be moved from specialized VSAT hardware into an industry-standard personal computer. Such functions can be developed more quickly and are more easily modified to support new communications applications and interfaces.



         -- Lower overall costs and faster time to market in terms of development hardware and software tools, a more readily available pool of experienced software engineers, lower recurring cost of network control computer platforms, less expensive networking and communications interfaces and lower operator training costs than Unix-based systems.



         -- DOD approved access-control is built directly into the network-controller computer operating system. This includes secure remote-access via many built-in communication paths. The Company believes computer security is essential technology for mission critical telecommunication tasks such as billing.


        - STANDARD VSAT PLATFORM. ViaSat believes that it is the only company building on a standard "open systems" VSAT platform for commercial and SHF DAMA products. Open systems enable mix and match of satellite equipment and baseband terrestrial interfaces on a circuit by circuit basis. The architecture supports third party interface cards for faster time to market for specialized terrestrial interfaces. While open systems architecture does not offer the lowest possible manufacturing cost for any single fixed terminal configuration, it is consistent with two other strategic objectives:
          (i) rapid time to market by building on industry standard third-party hardware and software and (ii) flexibility to support a broad array of services and applications consistent with the Company's target distribution channels of service providers.

        - INTERNALLY-DEVELOPED TECHNOLOGY. Many competing VSAT providers are primarily systems integrators with little internally-developed technology, particularly in the software and firmware areas. The Company believes its extensive internal technology development capability gives it an advantage in flexibility, time-to-market and product quality.

     Capacity


          ViaSat's narrow-spacing technology, developed during the course of its government DAMA contracts, results in less unused bandwidth between voice channels than other DAMA systems, and this, along with more precise power-usage control software, allows ViaSat's DAMA products to achieve up to 50% greater satellite capacity than competing DAMA systems. For example, the ViaSat DAMA system can space toll-quality voice carriers 14 kHz apart, compared to 20 kHz for competing systems.


     Certification


          ViaSat believes it is currently the only provider of DAMA products which has received certification from the U.S. government that one of its DAMA products meets the required military specifications for 5 kHz products in accordance with MIL-STD 188-182. The rigorous military certification process may take up to several months to complete.


STRATEGY

     ViaSat's objective is to become a leading developer and supplier of DAMA-based products to commercial markets and to retain a leadership position in developing and supplying DAMA-based products to the government market. The Company's strategy incorporates the following key elements:

     Maintain and Enhance Technology Leadership Position. The Company's strategy is to maintain and enhance its leadership position in DAMA-based satellite technology by continuing its participation in selected DOD programs involving networking technology and other related real-time signal processing and networking software. The Company is also investing in proprietary research for commercial applications. The Company's objective is to continue to offer high-performance, software-oriented products which provide the most effective use of satellite power and bandwidth as well as offering the most flexible platform for continued growth.


     Leverage Technological Expertise into Commercial Markets. The Company's strategy is to continue using its technological expertise developed in defense applications to develop and market products to respond to the increasing demand for DAMA-based VSAT solutions for commercial voice and data applications. The Company is targeting commercial markets which it believes will offer high growth potential and where it believes ViaSat's technology will have competitive advantages, such as rural telephony, alternative carrier access and Internet/Intranet access by satellite to multiple servers. The Company believes its products are competitive largely because of their technological advantages over competing products. The Company's strategy is to capitalize on these technological advantages by utilizing a "cost of ownership" marketing approach that emphasizes the overall lower cost to customers over the operating life of the Company's products because of the products' adaptability and more efficient use of limited satellite capacity.


     Develop Broad Base of Innovative Proprietary Products. The Company's strategy is to continue to develop and market to both defense and commercial customers a broad variety of signal processing and networking software products. The Company has over 150 research engineers on staff and emphasizes offering technologically-superior products. The Company generally retains certain proprietary rights from the government-funded research and development of its defense products and is also devoting a significant amount of its own resources to independent product development.

     Develop Strategic Alliances. The Company's strategy is to develop strategic alliances with leading prime defense contractors and major international telecommunications companies and equipment suppliers. The Company targets those companies whose financial and technological resources and established customer bases allow them to jointly introduce new technologies and penetrate new markets sooner and at a lower cost than the Company could alone. The Company has entered into strategic alliances with defense companies, such as Hughes Defense Communications and Lockheed Martin, and commercial telecommunications companies, such as AT&T Tridom, Hutchison Telecommunications and HCL Comnet.


     Establish Global Presence. The Company's strategy is to develop its products so that they may be marketed and used throughout the world. The Company is a market leader in DAMA-based defense products for the United States and its allies. The Company believes that the commercial market opportunities for the Company's products are greater internationally. The Company believes its focus on meeting applicable international communication standards and establishing key international strategic alliances will enable it to effectively penetrate foreign markets.


     Address Rural Telephony Market. The Company believes there is a substantial unmet demand for rural telephony services, especially in developing countries. The Company's strategy is to capitalize on its networking software expertise to develop technology for establishing regional rural telephony network infrastructures of strategically located VSAT terminals capable of handling multiple satellite telephone calls ("Point-of-Entry Terminals"). The Company believes such an infrastructure would have a competitive advantage over a single Point-of-Entry system by minimizing the ground transmission cost of each satellite telephone call by permitting such calls to enter the Public Switched Telephone Network (PSTN) through the Point-of-Entry Terminal closest to the call's destination. The Company's strategy also includes seeking partnerships with regional and local service providers to create distribution channels for rural telephony infrastructures and to provide related retail distribution services, including sales of Company-designed subscriber terminals, installation and maintenance, as well as customer service, billing and revenue collection. To this end, the Company has recently entered into a contract with Hutchison Telecommunications for satellite telephony equipment which can serve as rural telephony infrastructure.


TECHNOLOGY

     The Company's VSAT technology is focused on DAMA which allows individual subscribers to request links on demand to any other subscriber through one satellite hop. TDM/TDMA technology, while more established than DAMA technology, features a "hub and spoke" architecture which requires all transmissions to be routed through a central hub and is most useful for remote to mainframe network connections. Remote-to-remote TDM/TDMA connections require two satellite hops. DAMA is better suited for remote-to-remote connections than TDM/TDMA because the voice quality is better and DAMA networks use expensive satellite transponders more efficiently.


     DAMA technology has been under development for many years by the DOD, but is only recently being deployed in significant quantities. DAMA is applicable to several different satellite bands, including government UHF and SHF and commercial C, K(u) and K(a) bands. A major objective for the DOD is to improve capacity of extremely expensive government-owned satellite transponders. The government expects DAMA to increase capacity for UHF tactical users by as much as a factor of ten, depending on the application and traffic usage, compared to dedicated non-DAMA links.


     A DAMA system consists of (i) a set of subscribers with DAMA-capable terminals, (ii) a network management terminal which orchestrates access to a shared satellite resource, and (iii) satellite transponder capacity managed by the network controller and shared by subscribers. DAMA subscribers use networking protocols to interact with the controller and each other. The essence of DAMA is that the network controller allocates a shared satellite resource to a particular combination of subscribers only when they request it, and then terminates the connection when they are finished.

     DAMA protocols may be either "open" or "proprietary." Open standards are published so that multiple manufacturers can develop equipment that works together. The DOD has designated two different open DAMA standards defining over-the-air interfaces for narrowband UHF satellite communications channels.

MIL-STD 188-182 defines an interoperable waveform for channels with 5 kHz bandwidth, and MIL-STD 188-183 defines the 25 kHz channel waveform. The DOD is currently defining open standards for SHF channels and for government DAMA use of commercial C and K(u) band transponders. There are no widely accepted commercial open DAMA standards, and no open standards have evolved for TDM/TDMA VSATs.


     DAMA vs. TDM/TDMA. DAMA is being sought by customers who see that it is a better fit than TDM/TDMA VSATs for non-transaction applications such as voice and fax. The principal limitations of TDM/TDMA for non-transaction applications are:

     Capacity Limitations and Costs

        - The TDM/TDMA hub and spoke architecture is primarily designed for rapid service for sporadic, short, burst transactions between a remote site and a mainframe computer. The hubs typically only support a maximum instantaneous aggregate data rate of 256 kbps to approximately 1 Mbps divided among the entire subscriber population (often several thousand terminals). This is a severe bottleneck for sustained circuit-type services like telephony, fax or peer-to-peer file transfers, which often dominate when the VSAT becomes the primary communication means for a site, as in telephony uses. In contrast, a comparable DAMA system has a much higher aggregate capacity. For small networks the TDM/TDMA hub performance is not a capacity bottleneck, but the typical hub price of approximately $1.0 million, amortized over a small number of subscribers, is usually prohibitively expensive. The equipment cost for a comparable DAMA system for voice use, in contrast, would be significantly less.

     Transmission Time

        - The hub and spoke architecture requires all calls (voice or data) between two remote nodes to be routed through the hub. This causes each call to traverse two separate satellite hops in each direction (remote A-to-satellite-to-hub and then hub-to-satellite-to-remote B, with the return path from remote B to remote A also traversing two satellite hops). The additional time delay due to the extra satellite hops is striking for voice communications and is unacceptable to many users. Plus, the two satellite hops consume more expensive transponder resources per call than a single hop DAMA connection.

     DAMA vs. Dedicated SCPC. In contrast to DAMA, which allows individual subscribers to request links to other subscribers on demand, dedicated Single Channel Per Carrier ("SCPC")-based systems maintain dedicated, unswitched links between subscribers, such as for long distance trunk lines. Dedicated links provide high quality transmissions, but only between particular subscriber sets. In order to provide connections among many sites, an SCPC-based system would require a dedicated link between each subscriber and each other subscriber, which would be prohibitively expensive. As a result, DAMA is a much more attractive solution for managing large numbers of network subscribers, as DAMA provides transmissions of equally high quality, without restricting the subscribers' ability to establish links on demand to any other subscriber.

     Mobile Satellite vs. Fixed-site DAMA. The obvious advantage of commercial mobile satellite systems, such as Iridium(TM) and GlobalStar(TM), is that they allow subscribers to be mobile. A mobile satellite terminal can be used by either a mobile or a fixed subscriber, while a fixed terminal cannot be used by a mobile subscriber. However, in order to gain mobility, mobile terminals employ an omni-directional antenna which operates at lower frequencies and provides less bandwidth than is available in the fixed-site DAMA satellite bands. Less bandwidth corresponds to less capacity and fewer voice circuits. Also, mobile satellite systems typically require a greater investment in unique space-based satellite resources than fixed-site DAMA systems which use existing capacity on general purpose communication satellites. The combination of lower capacity plus higher capital investments means that mobile service providers are projecting per-minute service costs that are five to ten times higher than that possible through fixed-site DAMA-based systems. Therefore, the Company believes that customers who require satellite telephony services at fixed locations will find fixed-site DAMA services to be much more economical than using mobile satellite phones -- even if they already own mobile satellite phones for mobile use.

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

     Non-DAMA Technology. The Company offers products outside of DAMA and satellite communications that benefit from the Company's wireless networking software and related technology. Important non-DAMA applications include:

        - Spread spectrum digital radios for real-time tactical data networks among ground and airborne users. The JTIDS (Joint Tactical Information Distribution System) radio builds on the Company's software, firmware and hardware technology. The government is investing in "digitized battlefield" communications in an effort to obtain greater effectiveness from expensive tactical aircraft.


        - Information security modules that encrypt classified information that can be broadcasted and routed across unclassified wired or wireless networks. This technology allows the government to make better use of commercial networks for securely transmitting classified information.


        - Equipment that tests wireless receivers in the presence of complex, simulated radio wave environments. This technology allows the government to thoroughly test sophisticated airborne radio equipment without expensive flight exercises.

GOVERNMENT MARKETS, PRODUCTS AND CUSTOMERS

     Government Markets

     The Company believes it has an opportunity to build on its government DAMA technology, software, hardware design and manufacturing base to capture significant revenues in the government markets.


     UHF DAMA Markets. The Company is considered a leader in the UHF DAMA market. The Company believes its DAMA manpack subcontract is the largest outstanding DAMA contract in terms of quantity of units sold. The Company also believes that it was the first to develop and market a stand-alone airborne DAMA modem. The DOD requires all UHF satellite communications terminals to meet open DAMA standards. This mandate has helped stimulate the UHF DAMA market. ViaSat is active in the following business segments:



        - UHF DAMA NETWORK CONTROL INFRASTRUCTURE. As of September 30, 1996, ViaSat had over $30.0 million in contracts with the U.S. Air Force for an initial network control system. This includes development, production, installation and support for four global sites. Each site serves as a primary controller for seven channels and as an alternate for seven channels. Each satellite has 38 channels, offering a potential market for additional production, installation and support services.



        - MANPACK TERMINALS. ViaSat has a contract with Hughes Defense Communications for over 3,000 DAMA modems for manpacks. The contract has options which allow the DOD in its discretion to purchase up to an additional 4,000 of such modems. As of September 30, 1996, the funded contract value was $16.8 million, which did not include options of $20.9 million.


        - AIRBORNE DAMA TERMINALS. The 5 kHz channel DAMA protocols were designed to support U.S. Air Force aircraft. The U.S. Navy is also a major user of airborne UHF terminals. ViaSat equipment has been designed into a number of platforms, including P-3, S-3, Air Force One, EP-3, ES-3, Tomahawk cruise missiles and others.

        - INTERNATIONAL UHF DAMA MARKET. Cooperative efforts among multiple nations, such as in the Gulf War and Bosnia, require that allies have a standard communications platform. There are requirements for some units of NATO and other allies to have UHF DAMA capable satellite terminals.

     The Company's strategy includes actively working to expand the UHF DAMA market as a whole, while sustaining its leading market share. Increasing the market means extending UHF satellite communications capability to new users. UHF satellite communications access and market size is limited in the following ways:

        - AVAILABILITY OF SATELLITE CAPACITY. Without DAMA, many users are denied access because higher priorities consume all channels. DAMA expands capacity. The Company anticipates increases in the UHF market, versus pre-DAMA levels, over the next seven years due to pent-up demand for service.


        - EQUIPMENT SIZE AND WEIGHT. Most users are mobile and thus size and weight sensitive. They carry equipment in back-packs, or airframes where communication gear displaces weapons or mission critical payloads. Easier to carry, smaller, lighter equipment may expand the market beyond a core group who require DAMA to complete their mission.

        - EQUIPMENT PRICE. The Company believes that the UHF DAMA market can expand by reducing the price of DAMA equipment. Embedded DAMA radios are less expensive than stand-alone models, and offer reduced size and weight.

        - IMPROVED DAMA SUBSCRIBER SERVICES. The current DAMA system is a data "pipe." The Company anticipates that demand for DAMA can grow by increasing the value of the content sent over the pipes. Several areas are being explored, including improved secure voice quality, increased message routing capability, higher data rates and improved service set-up times.


        - DAMA SIGNAL PROCESSING. Airborne DAMA is currently limited to large, slow aircraft for surveillance, airlift, command and control, or similar missions. High performance aircraft are excluded because current satellite communications antennas degrade mission performance or safety. A promising solution is to use low profile, conformal antennas with active antenna combiners. The Company has a contract for such active antenna combiners with Lockheed Martin which, if successful, opens the possibility of extending the UHF DAMA market to high performance aircraft, potentially resulting in an increase of up to 100% in the airborne DAMA market.


     ViaSat is also applying the market expansion strategy to its Advanced Data Controller ("ADC") products. ADC conforms to MIL-STD 188-184 for packet processing. It provides error-free data transmission over noisy channels. ADC works for terrestrial and satellite communications wireless links. The Company is working to reduce size, weight and price for ADC products, and potentially licensing other manufacturers to embed ViaSat's ADC digital signal processing firmware directly into their radios.


     Tri-band DAMA Markets. The U.S. government is a major consumer of leased commercial satellite capacity in the C and K(u) bands. Since satellite availability is limited, the government has specified the purchase of "tri-band" terminals (i.e., terminals which can operate on any of three bands, SHF (X band), C or K(u) band). This makes it easier for subscribers to use available capacity in any band, as a function of time and location. The government established the Commercial Satellite Communications Initiative program to manage:


        - Long term leases for commercial satellite transponders.

        - Contracts to purchase tri-band satellite terminals.

        - Bandwidth Management Centers to act as network controllers for the tri-band terminals.


     The DOD is defining an "open" standard for DAMA in SHF and commercial satellite bands. The government owns and operates the Defense Satellite Communication System constellation at SHF. Bandwidth at SHF is much greater than at UHF -- over 200 MHz per satellite compared to less than 2 MHz at UHF. Still, SHF capacity is insufficient and could be improved via DAMA. More effective SHF use should reduce the government's monthly lease on commercial satellites used for overflow. The potential market for SHF DAMA capable terminals may be as large as that for UHF DAMA terminals.


     Extending DAMA to commercial satellites vastly increases the bandwidth available for government users. Increased bandwidth should support many more terminals, increasing the potential DAMA user equipment market.

     In 1994, ViaSat was awarded a $2.0 million contract by the U.S. Air Force for prototype demonstration of a draft SHF DAMA standard. This contract is still underway. In February 1996, the Company delivered and installed equipment which performs many, but not all, of the protocols in the draft. The DOD has not yet designated a final version of SHF DAMA, nor has the DOD yet issued a mandate for DAMA in SHF terminals.

     The government tri-band DAMA market is very immature. This market will likely not grow substantially until the DOD adopts a final standard and mandates its use. However, there can be no assurance that the Company's products will be procured by the government or prime contractors, even if a final standard similar to the draft version is adopted. The Company is working to position its SHF DAMA products through participation in government-industry standards working groups and by providing proof-of-concept equipment through an existing SHF DAMA contract with the U.S. Air Force. ViaSat also has been working with terminal manufacturers to help ensure that its DAMA equipment integrates easily into their products. Finally, the Company is working to maintain a prudent level of commonality between the government and commercial DAMA modem platforms. The benefit of commonality is that the larger commercial market offers economies of scale that reduce manufacturing costs for the smaller government market. There is a potential disadvantage if unique government product requirements increase the cost of commercial products. The Company considers issues arising from this trade-off on a case-by-case basis.

     Government Products

     ViaSat's DAMA products for the government market include:


        - EMUT (ENHANCED MANPACK UHF TERMINAL) is a battery-operated UHF satellite radio which Hughes Defense Communications builds for the U.S. Army. ViaSat provides a DAMA modem to Hughes under subcontract. EMUT is used to send encrypted voice, electronic mail, fax or other data via satellite. The DAMA modem allows the operator to automatically request a portion of a satellite channel to a selected destination whenever the operator asks to send a message or make a call. The EMUT radio, combined with a portable satellite antenna, can be used to make a secure voice or data call almost anywhere in the world.


        - INCS (INITIAL NETWORK CONTROL SYSTEM) is the DAMA network management system for the U.S. Air Force. There are four sites worldwide (Guam, Hawaii, Naples and Virginia) that manage automatic DAMA access to 5 kHz band with UHF satellite channels. The network control computer automatically allocates satellite resources to subscriber terminals (such as EMUT) whenever a subscriber requests a voice or data service. The INCS also keeps track of which satellite terminals are active, how much capacity is used and how much is available. ViaSat designs, installs and supports the whole system at each site.

        - VM-200 (ALSO CALLED MD-1324) is ViaSat's stand-alone UHF DAMA modem product. The modem can be used with many UHF satellite radios having an industry standard 70 MHz interface. The VM-200 enables a satellite radio to connect to a DAMA network. VM-200 modems also are used in the INCS to communicate with subscribers. The modems connect to external voice coders, computers or encryption equipment and provide network access for those devices.

     ViaSat's other government wireless networking products include:

        - JTIDS (JOINT TACTICAL INFORMATION DISTRIBUTION SYSTEM) is an anti-jam radio and message protocol standard for communicating real-time data among aircraft and ground units. It connects to sensors (like radar), computers, and targeting systems and provides information used for navigation, target identification, tracking and fire control. JTIDS is currently used as the wireless communication system for "digital battlefields." It allows individual fighter planes to obtain a broad view of the battlefield that is synthesized based on many different views from many different participants.

        - CES/JCS (COMMUNICATION ENVIRONMENT SIMULATOR/JOINT COMMUNICATION SIMULATOR) is used to simulate a realistic radio environment which can be used to test how well surveillance or other radio systems work in the presence of various and changing signals. It can simulate friendly military signals, neutral signals, commercial signals and enemy signals. The government uses the simulated total environment to verify that a system under test can correctly analyze specific target signals within a complicated and cluttered composite signal.

        - EIP (EMBEDDABLE INFOSEC PRODUCT) is a plug-in module that encrypts classified information so that it can be broadcast over wireless systems (terrestrial or satellite) or sent over unclassified wirelines. EIP is unique because it can work for packet data systems instead of on circuits. For instance, EIP can encrypt information for the Internet (or government equivalents). EIP also can separate the addressing and routing information from a packet and allow such information to remain unencrypted so that the network can correctly route the packet to its destination.

        - ADC (ADVANCED DATA CONTROLLER) is a packet processing system which provides error-free data transmission over noisy channels. ADC works for terrestrial and satellite communications wireless lines.

     Government Customers

     The Company's major customers in the government DAMA market include:


        - Hughes Defense Communications is the customer for the EMUT DAMA modem. Approximately 26.5% of the Company's revenues in the first six months of fiscal 1997 were derived from this contract. Hughes is also a customer for the Tomahawk Baseline Improvement Program which includes adding a UHF DAMA satellite link to Tomahawk cruise missiles.


        - The U.S. Air Force Electronics System Center ("ESC") is the customer for the 5 kHz UHF DAMA Global Initial Network Control System. ESC also procures stand-alone DAMA modems and Control/Indicators for various Air Force user agencies.

        - Lockheed Martin is the customer for the VM-200 under the Communications Improvement Program.


        - Lockheed Martin is the customer for the airborne DAMA-capable UHF satellite communications antenna combiner.


        - The U.S. Air Force Rome Labs has entered into a contract with the Company for SHF and tri-band DAMA development and production.

        - The Company also has entered into a number of smaller contracts with the DOD for UHF DAMA and ADC satellite equipment.

     The Company's major government customers for other wireless networking products include:


        - Lockheed Martin, the U.S. Air Force and Logicon Tactical Systems Division are the customers for JTIDS.


        - The U.S. Navy and U.S. Air Force are the customers for CES/JCS.

        - The U.S. Navy is the customer for EIP.

COMMERCIAL MARKETS, PRODUCTS AND CUSTOMERS

     Commercial Markets

     DAMA technology is increasingly being used in emerging commercial telecommunications markets. In contrast to "pre-assigned" or "hub and spoke" satellite networks, DAMA is well suited to primary "circuit-oriented" telecommunication because it routes connections in real-time on a call-by-call basis from any subscriber to any other subscriber with only one satellite hop. See "-- Industry Background" and "-- Technology." DAMA commercial markets can be segmented as follows:

        - TURN-KEY PRIVATE NETWORK EQUIPMENT SALES for corporations and government agencies in developing nations. These customers require voice and/or data services. Users manage their own networks and/or contract for management services. They lease satellite capacity in bulk. DAMA equipment is selected based primarily on purchase and operating costs for specific needs. Customers typically need to operate ten or more sites for a turn-key private network to be economical.

        - "SHARED HUB" PRIVATE NETWORK SERVICE PROVIDERS. Customers with small networks may use a satellite service provider. The provider purchases a DAMA network and obtains transponder capacity at wholesale rates. The provider manages small "virtual" nets for its customers. Customers buy capacity from the provider at retail daily, hourly or minute rates. Service providers have different priorities than turn-key operators. Breadth and depth of service offerings are more important to providers since they must attract a broad base of customers. DAMA terminals must support a range of telephone and data equipment. Providers generally prefer flexible user terminal configurations to meet varying customer needs. They profit from the spread between wholesale transponder lease costs and retail minute prices, so DAMA performance is important. Efficiency advantages (measured, for example, by voice circuits per unit bandwidth) can offset a higher initial terminal purchase price over the term of a service contract.

        - PUBLIC NETWORK CARRIER SERVICE PROVIDERS. Many telecommunications carriers use satellite links as part of their long distance networks. However, the satellite segment usually consists of a pre-planned link establishing a particular geographic connection at a fixed capacity. A satellite DAMA network can reduce costs for independent carriers by bypassing transit switching charges through a telecommunications hub city. Satellite DAMA can serve as either a primary link or as a back-up when terrestrial links are congested. DAMA satellite technology provides an economical secondary connection because the satellite pool of trunk lines can be quickly applied to any of the primary terrestrial routes. The DAMA network's ability to reach many different destinations offers a competitive advantage to a DAMA operator whose business is selling wholesale minutes of long distance service to national or regional carriers.

        - PUBLIC NETWORK "LOCAL LOOP" SUBSCRIBER SERVICE PROVIDERS. Subscriber services differ from the carrier services in that there is a local loop interface between the DAMA satellite switch and a subscriber telephone. This allows a subscriber with a small VSAT terminal to connect directly into the public switched telephone network by using a single dial-tone to call to other satellite subscribers or to terrestrial phones through national (and/or international) switches. While the Company believes the local loop subscriber service has, by far, the greatest potential market volume for equipment manufacturers and also represents the greatest opportunity for service providers, there are numerous technical, regulatory and business management hurdles to implementing this service.

     Commercial Products

     STARWIRE(TM) is a satellite networking system consisting of two major elements, a network control system and a subscriber terminal. The network control system sends and receives messages over the satellite, while the subscriber terminal switches all user interface ports (voice and data) individually and connects them call-by-call to an available satellite modem. StarWire(TM) provides toll-quality voice circuits on a demand basis, efficiently sharing satellite resources and thereby reducing costs to the end-user and the network service provider.

     StarWire(TM) products include:

        - AURORA TERMINAL is a ten slot rack mountable chassis configured with one VMM-101 and one TIM-201 (described below). The terminal is expandable to six user traffic channels by inserting additional VMM modems and TIM modules. Expansion beyond six channels is possible by using additional Aurora chassis with VMM modems and TIM modules installed.

        - VMM-101 is a DAMA modem module designed for the Aurora. The VMM-101 is a single modem used for both user-data transmission and order-wire control channels.

        - TIM-201 is a dual channel voice encoder/decoder module designed for the Aurora. The TIM-201 has a fax modem on board, along with an integrated echo canceller.

        - TMC-101 is a terminal monitor and control card designed for the Aurora. The "EIP" version has an integrated LAN Ethernet port and supports multiple daughter-cards for data communications and additional external equipment control support.

        - STARWIRE(TM) NETWORK CONTROL TERMINAL (NCT) is a ten slot rack mountable Aurora chassis with one Network Control Computer (NCC) interface card and two VMM-101 modems (operating as DAMA system control channel modems).

        - STARWIRE(TM) DAMA NETWORK CONTROL SOFTWARE (NCS) provides the real-time network control and monitoring functions of the StarWire(TM) DAMA networking system. The NCS software acts as a switch to route calls through the network. In addition, the StarWire(TM) NCS monitors all aspects of system operation as well as collecting historical information about calls and maintaining detailed call records for billing purposes.

        - STARWIRE(TM) NETWORK CONTROL COMPUTER (NCC) is computing and networking equipment designed to support the operation of the NCS software. The non-redundant configuration (NCC-100) provides for one operator workstation/server, Ethernet interface, Windows NT(TM) operating system and back-up media. The redundant configuration (NCC-200) provides two operator workstations/servers, Ethernet adapter cards, Windows NT(TM) operating system and back-up media.

        - EXTERNAL DEVICE INTERFACE DRIVER (EDID) supports third party modem and RF terminal equipment.

     Commercial Customers


     The Company is in the early stages of establishing sales for its StarWire(TM) commercial DAMA product. Activities to date have primarily focused on establishing distribution agreements with "in-country" service providers, distributors and original equipment manufacturers ("OEMs"). The Company also has delivered several test versions of the StarWire(TM) product for customer evaluation and demonstration purposes. To date, the Company has received purchase orders from its commercial customers to purchase approximately $2.9 million, and commitments to purchase an additional $1.3 million, of its products. The Company's major customers in the commercial DAMA market include:



        - AT&T Tridom -- AT&T Tridom has the second largest VSAT revenues (counting equipment and services) in the United States. AT&T Tridom selected ViaSat as the private label manufacturer of an AT&T Tridom "Clearlink"-labeled DAMA VSAT product through competitive bids. AT&T Tridom has taken delivery of two test systems, one of which is installed at a customer site in Indonesia.



        - HCL Comnet -- HCL Comnet, located in India, operates the largest single VSAT network in India for the national stock exchange. HCL Comnet selected ViaSat's StarWire(TM) system for HCL Comnet's DAMA private network products and services. ViaSat's contract with HCL Comnet provides that HCL Comnet must use ViaSat as its exclusive supplier of DAMA networks and that ViaSat may not supply DAMA networks to any other India-based company, although ViaSat may supply such networks to companies based in other areas which provide VSAT services in India. HCL Comnet has placed an order for initial production systems.



        - Hutchison Telecommunications -- ViaSat and Hutchison Telecommunications have recently entered into a contract for intranational and international carrier satellite telephony equipment. The contact also provides for advanced digital data capabilities for public and private networks. The contract was awarded after competition from many other DAMA vendors. Under the terms of the contract, Hutchison Telecommunications has the right to terminate the contract and, under certain circumstances, receive liquidated damages from the Company of up to approximately $275,000, as well as other damages. See "Risk Factors -- Development Contracts."

        - ViaSat also has executed distribution agreements and purchase contracts with companies operating VSAT networks in Mexico, the Caribbean, South America and other regions.

RESEARCH AND DEVELOPMENT


     The Company believes that its future success depends on its ability to adapt to the rapidly changing satellite communications and related real-time signal processing and networking software environment, and to continue to meet its customers' needs. Therefore, the continued timely development and introduction of new products is essential in maintaining its competitive position. The Company develops most of its products in-house and currently has a research and development staff which includes over 150 engineers. A significant portion of the Company's research and development efforts in the defense industry have generally been conducted in direct response to the specific requirements of a customer's order and, accordingly, such amounts are included in the cost of sales when incurred and the related funding (which includes a profit component) is included in net revenues at such time. Revenues for funded research and development during the fiscal years ended March 31, 1994, 1995 and 1996 and the six months ended September 30, 1996 were approximately $9.7 million, $20.7 million, $19.5 million and $11.6 million, respectively. In addition, the Company invested $134,000, $788,000 and $2.8 million, respectively, during the fiscal years ended March 31, 1994, 1995 and 1996 on independent research and development, which is not directly funded by a third party. Funded research and development contains a profit component and is therefore not directly comparable to independent research and development. As a government contractor, the Company also is able to recover a portion of its independent research and development expenses, consisting primarily of salaries and other personnel-related expenses, supplies and prototype materials related to research and development programs, pursuant to its government contracts.


     The Company has benefitted and continues to benefit from the SBIR program, through which the government provides research and development funding for companies with fewer than 500 employees. While the Company has already harvested significant benefits from the SBIR program throughout the initial developmental stages of its core technology base, the Company believes that its business, financial condition and results of operations would not be materially adversely affected if the Company were to lose its SBIR funding status. The Company plans to leverage from this technology base to further develop products for commercial applications.

MANUFACTURING

     The Company's manufacturing objective is to produce products that conform to its specifications at the lowest possible manufacturing cost. The Company is engaged in an effort to increase the standardization of its manufacturing process in order to permit it to more fully utilize contract manufacturers. As part of its program to reduce the cost of its manufacturing and to support an increase in the volume of orders, the Company primarily utilizes contract manufacturers in its manufacturing process. The Company conducts extensive testing and quality control procedures for all products before they are delivered to customers.

     The Company also relies on outside vendors to manufacture certain components and subassemblies used in the production of the Company's products. Certain components, subassemblies and services necessary for the manufacture of the Company's products are obtained from a sole supplier or a limited group of suppliers. In particular, Texas Instruments is a sole source supplier of digital signal processing chips, which are critical components used by the Company in substantially all of its products. The Company intends to reserve its limited internal manufacturing capacity for new products and products manufactured in accordance with a customer's custom specifications or expected delivery schedule. Therefore, the Company's internal manufacturing capability for standard products has been, and is expected to continue to be, very limited, and the Company intends to rely on contract manufacturers for large scale manufacturing. There can be no assurance that the Company's internal manufacturing capacity and that of its contract manufacturers and suppliers will be sufficient to fulfill the Company's orders in a timely manner. Failure to manufacture, assemble and deliver products and meet customer demands on a timely and cost effective basis could damage relationships with customers and have a material adverse effect on the Company's business, financial condition and operating results.

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

SALES AND MARKETING

     The Company markets its products to the DOD and to commercial customers worldwide primarily through the Company's internal sales and marketing staff of nine people. After the Company has identified key potential customers in its market segments, the Company makes sales calls with its sales, management and engineering personnel. Many of the companies entering the wireless communications markets possess expertise in digital processing and wired systems but relatively little experience in DAMA wireless transmission. In order to promote widespread acceptance of its products and provide customers with support for their wireless transmission needs, the Company's sales and engineering teams work closely with its customers to develop tailored solutions to their wireless transmission needs. The Company believes that its customer engineering support provides it with a key competitive advantage.


     During the fiscal year ended March 31, 1996 and the six months ended September 30, 1996, respectively, ViaSat sold products to approximately 42 and 26 customers of which DOD contracts accounted for approximately 97.5% and 99.1% of total revenues.


BACKLOG


     At September 30, 1996, the Company had firm backlog of $43.5 million, of which $40.1 million was funded, not including options of $26.9 million. Of the $43.5 million in firm backlog, approximately $24.0 million is expected to be delivered in the fiscal year ending March 31, 1997, $17.4 million is expected to be delivered in the fiscal year ending March 31, 1998 and the balance is expected to be delivered in the fiscal year ending March 31, 1999. The Company had firm backlog of $28.7 million, not including options of $28.0 million, at March 31, 1996, compared to firm backlog of $31.7 million, not including options of $27.3 million, at March 31, 1995. The Company includes in its backlog only those orders for which it has accepted purchase orders. However, backlog is not necessarily indicative of future sales. A majority of the Company's backlog scheduled for delivery can be terminated at the convenience of the government since orders are often made substantially in advance of delivery, and the Company's contracts typically provide that orders may be terminated with limited or no penalties. In addition, purchase orders may set forth product specifications that would require the Company to complete additional product development. A failure to develop products meeting such specifications could lead to a termination of the related purchase order.



     The backlog amounts as presented are comprised of funded and unfunded components. Funded backlog represents the sum of contract amounts for which funds have been specifically obligated by customers to contracts. Unfunded backlog represents future contract or option amounts that customers may obligate over the specified contract performance periods. The Company's customers allocate funds for expenditures on long-term contracts on a periodic basis. The Company is committed to produce products under its contracts to the extent funds are provided. The funded component of the Company's backlog at September 30, 1996 was approximately $40.1 million, and the funded components of the Company's backlog at March 31, 1995 and 1996 were $29.6 million and $26.3 million, respectively. The ability of the Company to realize revenues from government contracts in backlog is dependent upon adequate funding for such contracts. Although funding of its government contracts is not within the Company's control, the Company's experience indicates that actual contract fundings have ultimately been approximately equal to the aggregate amounts of the contracts.


GOVERNMENT CONTRACTS

     A substantial portion of the Company's revenues are derived from contracts and subcontracts with the DOD and other federal government agencies. Many of the Company's contracts are competitively bid and awarded on the basis of technical merit, personnel qualifications, experience and price. The Company also receives some contract awards involving special technical capabilities on a negotiated, noncompetitive basis due to the Company's unique technical capabilities in special areas. Future revenues and income of the Company could be materially affected by changes in procurement policies, a reduction in expenditures for the products and services provided by the Company, and other risks generally associated with federal government contracts. See "Risk Factors -- Dependence on Defense Market" and "-- Government Regulations."

     The Company provides products under federal government contracts that usually require performance over a period of one to five years. Long-term contracts may be conditioned upon continued availability of Congressional appropriations. Variances between anticipated budget and Congressional appropriations may result in a delay, reduction or termination of such contracts. Contractors often experience revenue uncertainties with respect to available contract funding during the first quarter of the government's fiscal year beginning October 1, until differences between budget requests and appropriations are resolved.


     The Company's federal government contracts are performed under cost-reimbursement contracts, time-and-materials contracts and fixed-price contracts. Cost-reimbursement contracts provide for reimbursement of costs (to the extent allowable, allocable and reasonable under Federal Acquisition Regulations) and for payment of a fee. The fee may be either fixed by the contract (cost-plus-fixed fee) or variable, based upon cost control, quality, delivery and the customer's subjective evaluation of the work (cost-plus-award fee). Under time-and-materials contracts, the Company receives a fixed amount by labor category for services performed and is reimbursed (without fee) for the cost of materials purchased to perform the contract. Under a fixed-price contract, the Company agrees to perform certain work for a fixed price and, accordingly, realizes the benefit or detriment to the extent that the actual cost of performing the work differs from the contract price. Contract revenues for the fiscal year ended March 31, 1996 and the six months ended September 30, 1996, respectively, were approximately 38.7% and 37.2% from cost-reimbursement contracts, approximately 5.0% and 5.9% from time-and-materials contracts and approximately 56.3% and 56.9% from fixed-price contracts. See "Risk
Factors -- Contract Profit Exposure."


     The Company's allowable federal government contract costs and fees are subject to audit by the Defense Contract Audit Agency. Audits may result in non-reimbursement of some contract costs and fees. While the government reserves the right to conduct further audits, audits conducted for periods through fiscal 1994 have resulted in no material cost recovery disallowances for the Company.

     The Company's federal government contracts may be terminated, in whole or in part, at the convenience of the government. If a termination for convenience occurs, the government generally is obligated to pay the cost incurred by the Company under the contract plus a pro rata fee based upon the work completed. When the Company participates as a subcontractor, the Company is at risk if the prime contractor does not perform its contract. Similarly, when the Company as a prime contractor employs subcontractors, the Company is at risk if a subcontractor does not perform its subcontract.

     Some of the Company's federal government contracts contain options which are exercisable at the discretion of the customer. An option may extend the period of performance for one or more years for additional consideration on terms and conditions similar to those contained in the original contract. An option may also increase the level of effort and assign new tasks to the Company. In the Company's experience, options are usually exercised.

     The Company's eligibility to perform under its federal government contracts requires the Company to maintain adequate security measures. The Company has implemented security procedures which it believes are adequate to satisfy the requirements of its federal government contracts.

GOVERNMENT REGULATIONS


     Certain of the Company's products are incorporated into wireless telecommunications systems that are subject to regulation domestically by the Federal Communications Commission and internationally by other government agencies. Although the equipment operators and not the Company are responsible for compliance with such regulations, regulatory changes, including changes in the allocation of available frequency spectrum and in the military standards which define the current networking environment, could materially adversely affect the Company's operations by restricting development efforts by the Company's customers, making current products obsolete or increasing the opportunity for additional competition. Changes in, or the failure by the Company to manufacture products in compliance with, applicable domestic and international regulations could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the increasing demand for wireless telecommunications has exerted pressure on regulatory bodies worldwide to adopt new standards for such products, generally following extensive investigation and deliberation over competing technologies. The delays inherent in this governmental approval process have in the past caused and may in the future cause the cancellation, postponement or rescheduling of the installation of communication systems by the Company's customers, which in turn may have a material adverse effect on the sale of products by the Company to such customers.


     The Company is also subject to a variety of local, state and federal governmental regulations relating to the storage, discharge, handling, emission, generation, manufacture and disposal of toxic or other hazardous substances used to manufacture the Company's products. The failure to comply with current or future regulations could result in the imposition of substantial fines on the Company, suspension of production, alteration of its manufacturing processes or cessation of operations. To date, these regulations have not had a material effect on the Company, as the Company has neither incurred significant costs to maintain compliance nor to remedy past noncompliance.



     The Company believes that it operates its business in material compliance with applicable government regulations. The Company is not aware of any pending legislation which if enacted could have a material adverse effect on the Company's business, financial condition and results of operations.


COMPETITION

     The markets for the Company's products and services are extremely competitive, and the Company expects that competition will increase in such markets. See "Risk Factors -- Competition." The Company faces intense competition in both government and commercial wireless networking markets.


     Government DAMA Competition. Competition in the government DAMA market consists primarily of other companies offering DAMA capable modem, radio or network control equipment that is compatible with the open MIL-STD protocols. The government DAMA competitors are significantly larger companies than ViaSat and include Titan Corporation, Rockwell International, Raytheon Corporation and GEC (UK). The Company believes that it is well-positioned among these competitors because of its significant backlog of DAMA modem orders, its market lead time with respect to 5 kHz DAMA product certification and its participation in both the network control and subscriber terminal markets.


     Government Non-DAMA Competition. There is also intense competition in other wireless networking markets. The JTIDS market, in particular, is dominated by two very large competitors (Rockwell and GEC-Marconi). The Company believes its strategic alliance with Lockheed Martin provides the Company with a relative advantage because Lockheed Martin is the single largest government contractor and is also a large potential customer, as it manufactures and upgrades many aircraft that are candidates for JTIDS radios.

     The Company's simulation and test equipment and information security products represent relatively new technologies in markets that are still small. Most of the Company's competition in these markets stems from alternative technologies that may or may not be applicable to any particular customer.


     Commercial DAMA Competition. There is intense competition in the commercial DAMA market from companies that have strong positions in the TDM/TDMA VSAT business, as well as from other companies that seek to enter the VSAT market using DAMA technology. Most of the leading TDM/TDMA VSAT companies are offering DAMA products, including Hughes Network Systems, an affiliate of Hughes Defense Communications (see "Risk Factors -- Dependence on Defense Market"), Scientific Atlanta Inc., Gilat Satellite Networks Ltd., STM Wireless Inc. and NEC. In addition, there are also other types of competing DAMA technologies being developed.


     AT&T Tridom, which is one of the largest VSAT equipment and service providers and which offers TDM/TDMA products, has entered into a strategic alliance with the Company to sell the Company's products under an OEM agreement. The Company believes that this may allow it to compete for customers seeking hybrid TDM/TDMA and DAMA VSAT solutions.

     In different situations, DAMA products may be evaluated in comparison with either TDM/TDMA technology, DAMA technology from other companies, dedicated SCPC technology, mobile satellite technology or possibly terrestrial wireless solutions. The Company believes that it has a good understanding of those situations where DAMA systems in general, and its technology in particular, offer the best overall value to its customers, and tends to focus its marketing and selling efforts on those applications. DAMA technology is most attractive for customers with telephone, fax or other circuit-oriented applications. DAMA technology also allows networks to achieve much higher total capacity, with better voice quality than TDM/TDMA networks.

     The Company seeks to establish strategic alliances with satellite service providers which would most benefit from its particular technological advantages. The Company has established such relationships with a few key companies, including HCL Comnet in India. The Company believes that its products offer the lowest total cost of ownership for service providers considering the flexibility of its equipment, its transponder capacity advantages and the breadth of its service offerings.

INTELLECTUAL PROPERTY

     The Company relies on a combination of trade secrets, copyrights, trademarks, service marks and contractual rights to protect its intellectual property. The Company attempts to protect its trade secrets and other proprietary information through agreements with its customers, suppliers, employees and consultants, and through other security measures. Although the Company intends to protect its rights vigorously, there can be no assurance that these measures will be successful. In addition, the laws of certain countries in which the Company's products are or may be developed, manufactured or sold may not protect the Company's products and intellectual property rights to the same extent as the laws of the United States.

     While the Company's ability to compete may be affected by its ability to protect its intellectual property, the Company believes that, because of the rapid pace of technological change in the wireless personal communications industry, its technical expertise and ability to introduce new products on a timely basis will be more important in maintaining its competitive position than protection of its intellectual property and that patent, trade secret and copyright protections are important but must be supported by other factors such as the expanding knowledge, ability and experience of the Company's personnel, new product introductions and frequent product enhancements. Although the Company continues to implement protective measures and intends to defend vigorously its intellectual property rights, there can be no assurance that these measures will be successful. See "Risk Factors -- Limited Protection of the Company's Intellectual Property."

     There can be no assurance that third parties will not assert claims against the Company with respect to existing and future products. In the event of litigation to determine the validity of any third party's claims, such litigation could result in significant expense to the Company and divert the efforts of the Company's technical and management personnel, whether or not such litigation is determined in favor of the Company. The wireless communications industry has been subject to frequent litigation regarding patent and other intellectual property rights. Leading companies and organizations in the industry have numerous patents that protect their intellectual property rights in these areas. In the event of an adverse result of any such litigation, the Company could be required to expend significant resources to develop non-infringing technology or to obtain licenses to the technology which is the subject of the litigation. There can be no assurance that the Company would be successful in such development or that any such license would be available on commercially reasonable terms.

EMPLOYEES


     As of September 30, 1996, the Company had 257 employees (15 of which were temporary employees), including over 150 in research and development, nine in marketing and sales, 40 in production, and 53 in corporate, administration and production coordination. The Company believes that its future prospects will depend, in part, on its ability to continue to attract and retain skilled engineering, marketing and management personnel, who are in great demand. In particular, there is a limited supply of highly qualified engineers with appropriate experience. See "Risk Factors -- Dependence on Key Personnel." Each of the Company's employees is required to sign an Invention and Confidential Disclosure Agreement upon joining the Company. Under such agreement, each employee agrees that any inventions developed by such employee during the term of employment are the exclusive property of the Company and that such employee will not disclose or use in any way information related to the Company's business or products, either during the term of such employee's employment or at any time thereafter. The Company currently employs over 150 engineers, including 75 engineers who have masters degrees and seven engineers who have doctorate degrees. None of the Company's employees are covered by a collective bargaining agreement and the Company has never experienced any strike or work stoppage. The Company believes that its relations with its employees are good.

PROPERTIES


     The Company's headquarters are located in an approximately 37,000 square foot leased facility in Carlsbad, California. This facility houses the Company's management, marketing and sales personnel. The lease for this facility terminates in November 1998. The Company also leases another facility in Carlsbad, California containing approximately 49,000 square feet for research and development, application engineering and manufacturing coordination activities. This lease terminates in August 1999 with options to renew for two additional periods of two years each. In addition, the Company leases two smaller sales facilities aggregating approximately 2,600 square feet located in Boston, Massachusetts, and Melbourne, Florida. The Boston lease terminates in May 1998 with an option to renew for one additional period of two years. The Melbourne lease terminates in March 1997 with no renewal options. Annual leasing costs of the Company totaled $387,000, $493,000 and $608,000 for the fiscal years ended March 31, 1994, 1995 and 1996, respectively. The Company believes that its existing facilities are adequate to meet its current needs and that suitable additional or alternative space will be available on commercially reasonable terms as needed.


LEGAL PROCEEDINGS

     The Company is not a party to any legal proceedings other than various claims and lawsuits arising in the ordinary course of its business which, in the opinion of the Company's management, are not individually or in the aggregate material to its business.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


     The executive officers and directors of the Company, and their ages as of September 30, 1996, are as follows:



          NAME            AGE                          POSITION
------------------------  ---   ------------------------------------------------------
                                Chairman of the Board, President and Chief Executive
Mark D. Dankberg........  41    Officer
                                Vice President, Chief Financial Officer and General
Gregory D. Monahan......  51    Counsel
Thomas E. Carter........  42    Vice President -- Engineering
Andrew M. Paul..........  41    Vice President -- Commercial Operations
James P. Collins........  53    Vice President -- Business Development
Mark J. Miller..........  37    Vice President, Chief Technical Officer and Secretary
Steven R. Hart..........  43    Vice President and Chief Technical Officer
Robert W. Johnson.......  47    Director
Jeffrey M. Nash.........  49    Director
B. Allen Lay............  62    Director



     Mr. Dankberg was a founder of the Company and has served as Chairman of the Board, President and Chief Executive Officer of the Company since its inception in May 1986. Prior to joining the Company, he was Assistant Vice President of M/A-COM Linkabit, a manufacturer of satellite telecommunications equipment, from 1979 to 1986 and Communications Engineer for Rockwell International from 1977 to 1979. Mr. Dankberg holds B.S.E.E. and M.E.E. degrees from Rice University.


     Mr. Monahan has served as Vice President, Chief Financial Officer and General Counsel of the Company since December 1988. Prior to joining the Company, Mr. Monahan was Assistant Vice President of M/A-COM Linkabit from 1978 to 1988. Mr. Monahan holds a J.D. degree from the University of San Diego and B.S.M.E. and M.B.A. degrees from the University of California, Berkeley.

     Dr. Carter has served as Vice President -- Engineering of the Company since November 1990. Prior to joining the Company, Dr. Carter served in several positions including Business Area Manager, Program Manager and System Engineering Department Manager in the Military Electronics and Avionics Division of TRW Inc. Dr. Carter holds a Ph.D. in Electrical Engineering from the University of Southern California and B.S.E.E. and M.S.E.E. degrees from Rice University.


     Mr. Paul has served as Vice President -- Commercial Operations of the Company since March 1993. Prior to joining the Company, Mr. Paul served as Vice President and General Manager of the Western Region of Evernet Systems, Inc., a computer network integrator, from 1992 to 1993. Previously, Mr. Paul was Vice President of Sales at ComStream Corp. from 1989 to 1992. Mr. Paul holds a B.A. degree from Stanford University.


     Mr. Collins has served as Vice President -- Business Development of the Company since December 1988. Prior to joining the Company, Mr. Collins was Assistant Vice President of M/A-COM Linkabit from 1982 to 1988. Mr. Collins was a Director of Marketing at General Dynamics from 1976 to 1982 and prior to that served on active duty in the U.S. Army for ten years. Mr. Collins currently serves in the U.S. Army Reserve and was recently selected for assignment as a Brigadier General. He holds a B.A. degree from Hofstra University and an M.S. degree in Geodetic Science from Ohio State University.

     Mr. Miller was a founder of the Company and has served as Vice President and Chief Technical Officer of the Company since 1993 and as Engineering Manager and Secretary since 1986. Prior to joining the Company, Mr. Miller was a Staff Engineer at M/A-COM Linkabit from 1983 to 1986. Mr. Miller holds a B.S.E.E. degree from the University of California, San Diego and a M.S.E.E. degree from the University of California, Los Angeles.

     Mr. Hart was a founder of the Company and has served as Vice President and Chief Technical Officer since 1993 and as Engineering Manager since 1986. Prior to joining the Company, Mr. Hart was a Staff Engineer and Manager at M/A-COM Linkabit from 1982 to 1986. Mr. Hart holds a B.S. in Mathematics from the University of Nevada, Las Vegas and a M.A. in Mathematics from the University of California, San Diego.


     Mr. Johnson has been a director of the Company since 1986. Mr. Johnson has been self-employed as a private investor from 1988 to the present. From 1983 to 1988, Mr. Johnson was a Principal of Southern California Ventures ("SCV"). Mr. Johnson currently is a director of STAC Inc., a publicly-held company which manufactures semiconductors and software for data storage and communications, Proxima Corporation, a publicly-held company which manufactures computer display equipment, and TransTech Information Management Systems, Inc., a privately-held company which manufactures software for the towing and recovery industry.


     Dr. Nash has been a director of the Company since 1987. Since August 1995, he has been President, Chief Executive Officer and a director of TransTech Information Management Systems, Inc., a privately-held company which manufactures software for the towing and recovery industry. From 1994 to the present, Dr. Nash has been Chairman of the Board of Digital Perceptions, Inc., and, from 1989 to 1994, was the Chief Executive Officer and President of Visqus as well as Conner Technology, Inc., both subsidiaries of Conner Peripherals, Inc. Dr. Nash is currently a director of REMEC, Inc., a publicly-held company which manufactures microwave multi-function modules, Proxima Corporation, a publicly-held company which manufactures computer display equipment, and Esscor, Inc., a privately-held electrical utility simulation company.

     Mr. Lay has been a director of the Company since 1996. Since 1983, he has been a General Partner of SCV. Mr. Lay is Chief Executive Officer and a director of Vestro Natural Foods Inc., a publicly-held natural foods marketing company. Mr. Lay is also a director of Pair Gain Technology, Inc., a publicly-held telecommunications company, Physical Optics Company, a privately-held optical systems and subsystems company, Kofax Imaging Systems, a privately-held document imaging systems company, and Medclone Inc., a privately-held biotech company.


     The Company intends to recruit an additional outside director with experience in industries complementary to the Company's business following the closing of this offering.


COMMITTEES OF THE BOARD OF DIRECTORS

     Audit Committee. Following the closing of this offering, the Board of Directors will establish an audit committee (the "Audit Committee"), which will consist of two or more independent directors. The Audit Committee will be established to make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the plans and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accounts, consider the range of audit and non-audit fees and review the adequacy of the Company's internal accounting controls.


     Compensation Committee. Following the closing of this offering, the Board of Directors will establish a compensation committee (the "Compensation Committee"), which will consist of two or more non-employee or independent directors to the extent required by Rule 16b-3 under the Exchange Act, to determine compensation for the Company's executive officers and awards under the Company's 1996 Equity Participation Plan and Employee Stock Purchase Plan.


     The Board of Directors initially will not have a nominating committee or any other committee.

COMPENSATION OF DIRECTORS

     During the fiscal year ended March 31, 1996, Messrs. Johnson, Nash and Lay each received options to purchase 3,668 shares of Common Stock at an exercise price of $1.36 per share. Other than such options, the directors of the Company received no compensation from the Company for services rendered as a director during the fiscal year ended March 31, 1996. The Company expects that, following the closing of this offering, its independent directors will be paid in a manner and at a level consistent with industry practice.

EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning compensation for the fiscal year ended March 31, 1996 received by the Chief Executive Officer and the five other most highly compensated executive officers of the Company (collectively, the "Named Executive Officers").


                           SUMMARY COMPENSATION TABLE



                                                                       LONG-TERM
                                                                      COMPENSATION
                                                                         AWARDS
                                                                      ------------
                                                   FISCAL YEAR         NUMBER OF
                                                   COMPENSATION        SECURITIES
                                               --------------------    UNDERLYING        ALL OTHER
       NAME AND PRINCIPAL POSITION(S)           SALARY      BONUS       OPTIONS       COMPENSATION(1)
---------------------------------------------  ---------   --------   ------------    ---------------
Mark D. Dankberg.............................  $ 165,000   $ 35,000      14,670           $ 5,726
  Chairman of the Board, President and Chief
  Executive Officer
Thomas E. Carter.............................    131,500     10,000      40,343             4,723
  Vice President -- Engineering
Gregory D. Monahan...........................    124,000      8,000      14,670             4,703
  Vice President, Chief Financial Officer and
  General Counsel
Andrew M. Paul...............................    125,938      5,000       8,802             2,274
  Vice President -- Commercial Operations
Steven R. Hart...............................    112,500      8,000       3,668             4,716
  Vice President and Chief Technical Officer
Mark J. Miller...............................    112,000      8,000       3,668             1,582
  Vice President, Chief Technical Officer and
  Secretary


---------------
(1) Includes contributions to the Company's 401(k) Plan.

     The following table sets forth certain information concerning individual grants of stock options made by the Company during the fiscal year ended March 31, 1996 to each of the Named Executive Officers.


                       OPTION GRANTS IN LAST FISCAL YEAR



                                                                                                POTENTIAL
                                                                                               REALIZABLE
                                                   INDIVIDUAL GRANTS                        VALUE AT ASSUMED
                                -------------------------------------------------------      ANNUAL RATES OF
                                NUMBER OF      % OF TOTAL                                      STOCK PRICE
                                SECURITIES      OPTIONS                                     APPRECIATION FOR
                                UNDERLYING     GRANTED TO     EXERCISE OR                    OPTION TERM(1)
                                 OPTIONS      EMPLOYEES IN    BASE PRICE     EXPIRATION    -------------------
             NAME                GRANTED      FISCAL 1996      PER SHARE        DATE          5%        10%
------------------------------  ----------    ------------    -----------    ----------    --------   --------
Mark D. Dankberg..............    14,670          12.54%         $1.50         6/26/00     $ 28,078   $ 35,439
Thomas E. Carter..............    40,343          34.47           1.36         6/26/00       70,025     88,363
Gregory D. Monahan............    14,670          12.54           1.36         6/26/00       25,463     32,132
Andrew M. Paul................     8,802           7.52           1.36         6/26/00       15,278     19,279
Steven R. Hart................     3,668           3.13           1.50         6/26/00        7,022      8,861
Mark J. Miller................     3,668           3.13           1.36         6/26/00        6,367      8,034


---------------
(1) These amounts represent assumed rates of appreciation in the price of the Common Stock during the terms of the options in accordance with rates specified in applicable federal securities regulations. Actual gains, if any, on stock option exercises will depend on the future price of the Common Stock and overall stock market conditions. There is no representation that the rates of appreciation reflected in this table will be achieved.

     The following table sets forth certain information concerning exercises of stock options by the Named Executive Officers during the fiscal year ended March 31, 1996, and the number of options and value of unexercised options held by each of the Named Executive Officers at March 31, 1996.


                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR


                       AND FISCAL YEAR-END OPTION VALUES



                                                                                           VALUE OF UNEXERCISED
                                                             NUMBER OF SECURITIES              IN-THE-MONEY
                                                            UNDERLYING UNEXERCISED           OPTIONS AT FISCAL
                                SHARES                    OPTIONS AT FISCAL YEAR-END            YEAR-END(1)
                              ACQUIRED ON      VALUE      ---------------------------   ---------------------------
            NAME               EXERCISE     REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----------------------------  -----------   -----------   -----------   -------------   -----------   -------------
Mark D. Dankberg............        --             --            --         14,670             --             --
Thomas E. Carter............        --             --        37,225         72,800        $34,738        $27,013
Gregory D. Monahan..........     8,215        $ 5,705            --         28,093             --          8,720
Andrew M. Paul..............        --             --         5,135         18,338          2,800          5,200
Steven R. Hart..............        --             --            --          3,668             --             --
Mark J. Miller..............        --             --            --          3,668             --             --


---------------

(1) The dollar values have been calculated by determining the difference between the fair market value of the securities underlying the options as determined in good faith by the Board of Directors at the applicable date and the exercise price of the options. The options were granted on November 8, 1993, July 20, 1994, October 4, 1994 and June 26, 1995 at exercise prices of $0.25, $0.35, $0.60 and $1.00, respectively.


1993 STOCK OPTION PLAN


     In 1993, the Company adopted the ViaSat, Inc. 1993 Stock Option Plan (the "1993 Stock Option Plan") to enable key employees, consultants and non-employee directors of the Company to acquire a proprietary interest in the Company, and thus to create in such persons an increased interest in and a greater concern for the welfare of the Company. The 1993 Stock Option Plan provided for aggregate option grants of up to 733,500 shares. As of September 30, 1996, options to purchase an aggregate of 375,509 shares of Common Stock at prices ranging from $0.34 to $4.50 were outstanding under the 1993 Stock Option Plan. No additional grants will be made under the 1993 Stock Option Plan after the consummation of this offering.


1996 EQUITY PARTICIPATION PLAN

     In connection with this offering, the Company has adopted the ViaSat, Inc. 1996 Equity Participation Plan (the "1996 Equity Participation Plan") designed to update and replace the 1993 Stock Option Plan. The 1996 Equity Participation Plan provides for the grant to executive officers, other key employees, consultants and non-employee directors of the Company of a broad variety of stock-based compensation alternatives such as nonqualified stock options, incentive stock options, restricted stock and performance awards. Grants under the 1996 Equity Participation Plan may provide participants with rights to acquire shares of Common Stock.

     The 1996 Equity Participation Plan will be administered by the Compensation Committee, which is authorized to select from among the eligible participants the individuals to whom options, restricted stock purchase rights and performance awards are to be granted and to determine the number of shares to be subject thereto and the terms and conditions thereof. The members of the Compensation Committee who are not affiliated with the Company will select from among the eligible participants the individuals to whom nonqualified stock options are to be granted, except as set forth below, and will determine the number of shares to be subject thereto and the terms and conditions thereof. The Compensation Committee is also authorized to adopt, amend and rescind rules relating to the administration of the 1996 Equity Participation Plan.

     Nonqualified stock options will provide for the right to purchase Common Stock at a specified price which may be less than fair market value on the date of grant (but not less than par value), and usually will become exercisable in installments after the grant date. Nonqualified stock options may be granted for any reasonable term.

     Incentive stock options will be designed to comply with the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and will be subject to restrictions contained in the Code, including exercise prices equal to at least 100% of fair market value of Common Stock on the grant date and a ten year restriction on their term, but may be subsequently modified to disqualify them from treatment as an incentive stock option.

     Restricted stock may be sold to participants at various prices (but not below par value) and made subject to such restrictions as may be determined by the Compensation Committee. Restricted stock, typically, may be repurchased by the Company at the original purchase price if the conditions or restrictions are not met. In general, restricted stock may not be sold, or otherwise transferred or hypothecated, until restrictions are removed or expire. Purchasers of restricted stock, unlike recipients of options, will have voting rights and will receive dividends prior to the time when the restrictions lapse.

     Performance awards may be granted by the Compensation Committee on an individual or group basis. Generally, these awards will be based upon specific agreements and may be paid in cash or in Common Stock or in a combination of cash and Common Stock. Performance awards may include "phantom" stock awards that provide for payments based upon increases in the price of the Company's Common Stock over a predetermined period. Performance awards also may include bonuses which may be granted by the Compensation Committee on an individual or group basis and which may be payable in cash or in Common Stock or in a combination of cash and Common Stock.

     Upon the closing of this offering, the Company estimates that it will issue to recently-hired executive officers and other key employees of the Company options to purchase approximately 15,000 shares of Common Stock pursuant to the 1996 Equity Participation Plan.


     A maximum of 750,000 shares are reserved for issuance under the 1996 Equity Participation Plan.


EMPLOYEE STOCK PURCHASE PLAN

     In connection with this offering, the Company has adopted the ViaSat, Inc. Employee Stock Purchase Plan (the "Employee Stock Purchase Plan") to assist employees of the Company in acquiring a stock ownership interest in the Company and to encourage them to remain in the employment of the Company. The Employee Stock Purchase Plan is intended to qualify under Section 423 of the Code. A maximum of 250,000 shares of Common Stock will be reserved for issuance under the Employee Stock Purchase Plan. The Employee Stock Purchase Plan permits eligible employees to purchase Common Stock at a discount through payroll deductions during specified six-month offering periods. No employee may purchase more than $25,000 worth of stock in any calendar year. The price of shares purchased under the Employee Stock Purchase Plan will be equal to 85% of the fair market value of the Common Stock on the first or last day of the offering period, whichever is lower. The Employee Stock Purchase Plan will be administered by the Compensation Committee.

401(K) PLAN


     The Company adopted a tax-qualified employee savings and retirement plan (the "401(k) Plan") effective January 1990 covering all employees who have been employed by the Company for at least 90 days and who are at least 21 years of age. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation by not less than 1.0% nor more than 15.0% of eligible compensation and have the amount of such reduction contributed to the 401(k) Plan. The 401(k) Plan permits, but does not require, additional cash contributions to the 401(k) Plan by the Company. The trustee under the 401(k) Plan invests the assets of the 401(k) Plan in designated investment options. The 401(k) Plan is intended to qualify under Section 401 of the Code so that contributions to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by the Company are deductible by the Company when made for income tax purposes.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the fiscal year ended March 31, 1996, each director of the Company, including Mark D. Dankberg, Chairman, President and Chief Executive Officer of the Company, participated in all discussions and decisions regarding salaries and incentive compensation for all employees and consultants of the Company, except that Mr. Dankberg was excluded from discussions regarding his own salary and incentive compensation.

     Mr. Johnson, individually, and Mr. Lay, through his position as a General Partner of SCV, had an interest in the Company's sale of Series A Convertible Preferred Stock and the related transactions described under "Certain Transactions."

                              CERTAIN TRANSACTIONS

     In June 1986, the Company sold 3,000,000 shares of Series A Convertible Preferred Stock to SCV and certain of its affiliates, including Robert W. Johnson, a director of the Company, at a price of $0.10 per share in a private placement transaction. Each outstanding share of Series A Convertible Stock will automatically convert into one share of Common Stock upon the closing of this offering. For a description of the rights, preferences and privileges of the Series A Convertible Preferred Stock, see Note 5 of Notes to Financial Statements.

     In connection with the sale of the Series A Convertible Preferred Stock in June 1986, the Company entered into a Shareholders Agreement with SCV and certain of its affiliates, including Robert W. Johnson, a director of the Company, providing for the corporate governance of the Company. The Shareholders Agreement will terminate upon the closing of this offering.

                       PRINCIPAL AND SELLING STOCKHOLDERS



     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of October 25, 1996, and as adjusted to reflect the sale of the shares offered by this Prospectus (i) by each of the Company's directors and each of the Named Executive Officers, (ii) by all directors and executive officers as a group, (iii) by each person who is known by the Company to own beneficially more than 5% of the Common Stock, and (iv) by the Selling Stockholders. Unless otherwise indicated, the address for all stockholders listed in the table is c/o ViaSat, 2290 Cosmos Court, Carlsbad, California 92009.



                                           SHARES BENEFICIALLY                     SHARES BENEFICIALLY
                                               OWNED PRIOR                             OWNED AFTER
                                             TO OFFERING(1)         NUMBER OF          OFFERING(1)
                                         -----------------------     SHARES      -----------------------
           NAME AND ADDRESS               NUMBER      PERCENT(2)     OFFERED      NUMBER      PERCENT(2)
---------------------------------------  ---------    ----------    ---------    ---------    ----------
Southern California Ventures...........  1,995,120       33.92%      455,377     1,539,743       20.44%
406 Amapula Avenue, Suite 205
Torrance, California 90501
Mark D. Dankberg(3)....................    885,335       15.03        29,340       855,995       11.35
Steven R. Hart(4)......................    661,434       11.24        25,673       635,761        8.44
Mark J. Miller(5)......................    367,915        6.25        18,338       349,577        4.64
Maureen Miller.........................    293,519        4.99         7,335       286,184        3.80
3042 Spearman Lane
Spring Valley, California 91978
Thomas E. Carter(6)....................    183,925        3.12         9,536       174,389        2.30
Robert W. Johnson(7)...................    183,375        3.12            --       183,375        2.43
Gregory D. Monahan(8)..................    175,600        2.98            --       175,600        2.33
Jeffrey M. Nash(9).....................    165,038        2.81            --       165,038        2.19
James P. Collins.......................    115,893        1.97         4,401       111,492        1.48
Andrew M. Paul(10).....................     89,634        1.52            --        89,634        1.19
B. Allen Lay(11).......................         --          --            --            --          --
All directors and executive officers as
  a group (10 persons)(12).............  2,828,149       48.09        87,288     2,740,861       36.39


---------------

 (1) Assumes no exercise of the Underwriters' over-allotment option. Except as indicated in the footnotes to this table, to the Company's knowledge, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such stockholder.



 (2) Applicable percentage of ownership for each stockholder is based on 5,881,503 shares of Common Stock outstanding as of October 25, 1996 (including 2,365,538 shares of Common Stock to be issued upon conversion of the Preferred Stock), together with applicable options for such stockholder. Beneficial ownership is determined in accordance with the rules of the Commission and includes voting and investment power with respect to the shares. Shares of Common Stock subject to outstanding options which are currently vested or which vest within 60 days are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.



 (3) Includes options to purchase 5,135 shares of Common Stock exercisable within 60 days of October 25, 1996. Excludes options to purchase 24,205 shares of Common Stock not exercisable within such 60-day period.



 (4) Includes options to purchase 1,284 shares of Common Stock exercisable within 60 days of October 25, 1996. Excludes options to purchase 6,051 shares of Common Stock not exercisable within such 60-day period.



 (5) Includes options to purchase 1,284 shares of Common Stock exercisable within 60 days of October 25, 1996. Excludes options to purchase 6,051 shares of Common Stock not exercisable within such 60-day period.

 (6) Includes options to purchase 48,228 shares of Common Stock exercisable within 60 days of October 25, 1996. Excludes options to purchase 39,059 shares of Common Stock not exercisable within such 60-day period.



 (7) Excludes options to purchase 3,668 shares of Common Stock not exercisable within 60 days of October 25, 1996.



 (8) Includes options to purchase 5,685 shares of Common Stock exercisable within 60 days of October 25, 1996. Excludes options to purchase 26,479 shares of Common Stock not exercisable within such 60-day period.



 (9) Excludes options to purchase 3,668 shares of Common Stock not exercisable within 60 days of October 25, 1996.



(10) Includes options to purchase 13,350 shares of Common Stock exercisable within 60 days of October 25, 1996. Excludes options to purchase 15,990 shares of Common Stock not exercisable within such 60-day period.



(11) Excludes options to purchase 3,668 shares of Common Stock not exercisable within 60 days of October 25, 1996. Mr. Lay is a General Partner of SCV and may therefore be deemed to have beneficial ownership of 1,995,120 shares of Common Stock held by SCV. Mr. Lay disclaims beneficial ownership of such shares.



(12) Includes options to purchase 74,966 shares of Common Stock exercisable within 60 days of October 25, 1996. Excludes options to purchase 128,839 shares of Common Stock not exercisable within such 60-day period.

                          DESCRIPTION OF CAPITAL STOCK


     The following summary description of the capital stock of the Company does not purport to be complete and is subject to the provisions of the Company's Certificate of Incorporation and Bylaws, which are included as exhibits to the Registration Statement of which this Prospectus forms a part and by the provisions of applicable law.



     Upon the closing of this offering, the authorized capital stock of the Company will consist of 25,000,000 shares of Common Stock, par value $.0001 per share, and 5,000,000 shares of Preferred Stock, par value $.0001 per share, after giving effect to amendments to the Company's Certificate of Incorporation that have been approved by the Company's Board of Directors and stockholders.


COMMON STOCK


     As of October 25, 1996, there were 3,515,965 shares of Common Stock outstanding held of record by 184 stockholders, and 3,225,000 shares of Preferred Stock outstanding held of record by four stockholders. Upon the closing of this offering, there will be 7,531,503 shares of Common Stock outstanding, including 1,650,000 shares to be issued by the Company hereunder and 2,365,538 shares to be issued upon conversion of the Preferred Stock.



     Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders of the Company. The Common Stock does not have cumulative voting rights, which means the holder or holders of more than one-half of the shares voting for the election of directors can elect all of the directors then being elected. Subject to the preferences that may be applicable to any outstanding preferred stock, the holders of Common Stock are entitled to a ratable distribution of any dividends that may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior liquidation rights of any outstanding preferred stock. The Common Stock has no preemptive, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by the Company in the offering, when issued and paid for, will be fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any preferred stock which the Company may designate and issue in the future. See "Dividend Policy."


PREFERRED STOCK


     Upon the closing of this offering, each outstanding share of Series A Convertible Preferred Stock will be converted into 0.7335 of a share of Common Stock, and the Series A Convertible Preferred Stock will be automatically retired. Thereafter, the Board of Directors will be authorized, without further stockholder approval, to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions granted or imposed upon any unissued shares of Preferred Stock and to fix the number of shares constituting any series and the designations of such series.


     The issuance of Preferred Stock may have the effect of delaying or preventing a change in control of the Company. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to the holders of Common Stock or could adversely affect the rights and powers, including voting rights, of the holders of the Common Stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the Common Stock. As of the closing of the offering, no shares of Preferred Stock will be outstanding, and the Company currently has no plans to issue any shares of Preferred Stock.


BUSINESS COMBINATIONS; CERTAIN CHARTER AND BYLAW PROVISIONS



     Section 203 of the Delaware General Corporation Law (the "DGCL") prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless upon closing of such transaction the interested stockholder owned 85% of the voting stock of the corporation outstanding at the time the transaction commenced, or unless the business combination is, or the transaction in which such person became an interested stockholder was, approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or, in the case of affiliates and associates of the issuer, did own within the last three years) 15% or more of the corporation's voting stock.



     The Company's Amended and Restated Certificate of Incorporation and Bylaws contain provisions prohibiting stockholder action by written consent by the stockholders; limiting the right to call stockholder meetings to the Chairman of the Board, the President, the Secretary or the Board of Directors; and prohibiting the stockholders from removing directors from office except for cause and reserving to the directors the exclusive right to change the number of directors or to fill vacancies on the Board. The Company's Amended and Restated Certificate of Incorporation also provides for the Board of Directors to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected each year.



     The purpose and intended effect of the above described provisions in the Company's Amended and Restated Certificate of Incorporation and Bylaws are to enhance the continuity and stability of the Company's management by making it more difficult for stockholders to remove or change the incumbent members of the Board of Directors. Such provisions, coupled with the ownership by existing stockholders of approximately 70.8% of the Common Stock following this offering, could also render the Company more difficult to be acquired pursuant to an unfriendly acquisition by an outsider by making it more difficult for such person to obtain control of the Company and replace current management without the approval of the Board of Directors.



     The Company has included in its Amended and Restated Certificate of Incorporation and Bylaws provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the DGCL and (ii) indemnify its directors and officers to the fullest extent permitted by Section 145 of the DGCL, including circumstances in which indemnification is otherwise discretionary. The Company believes that these provisions are necessary to attract and retain qualified persons as directors and officers. The Company also intends to enter into indemnification agreements with certain officers and directors upon consummation of the offering.


LISTING

     Application has been made to approve the shares of Common Stock for quotation and trading on The Nasdaq National Market under the symbol "VSAT."

TRANSFER AGENT AND REGISTRAR


     The Transfer Agent and Registrar for the Common Stock is Harris Trust Company of California.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of the offering, the Company will have outstanding 7,531,503 shares of Common Stock. Of these shares, the 2,200,000 shares sold in the offering (plus any shares issued upon exercise of the Underwriters' over-allotment option) will be freely tradeable without restriction under the Securities Act, unless purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act.



     In general, under Rule 144 as currently in effect, a stockholder (or stockholders whose shares are aggregated) who has beneficially owned shares constituting "restricted securities" (generally defined as securities acquired from the Company or an affiliate of the Company in a non-public transaction) for at least two years, is entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the outstanding Common Stock or the average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale is filed pursuant to Rule 144. Sales under Rule 144 are also subject to certain provisions regarding the manner of sale, notice requirements and the availability of current public information about the Company. A stockholder (or stockholders whose shares are aggregated) who is not an affiliate of the Company for at least 90 days prior to a proposed transaction and who has beneficially owned "restricted securities" for at least three years is entitled to sell such shares under Rule 144 without regard to the limitations described above. Currently 2,812,817 shares of Common Stock are qualified for sale under this rule. The Commission has proposed to amend Rule 144 to reduce the two and three year holding periods specified above to one and two years, respectively.



     Holders of 4,491,822 shares, including all officers and directors of the Company, have entered into contractual "lock-up" agreements generally providing that they will not directly or indirectly offer, sell, contract to sell or grant any option to purchase or otherwise transfer or dispose of shares of Common Stock or other equity securities of the Company or any securities exercisable for or convertible into Common Stock or other equity securities of the Company owned by them for a period of 180 days after the closing of the offering without the prior written consent of representatives of the Underwriters.



     The Company has entered into a Stock Restriction Agreement with each of its stockholders for the purpose of limiting the sale, succession or other transfer of the Common Stock during the lifetime or upon the death of each stockholder. The Stock Restriction Agreement provides that the Company's stockholders will not transfer their shares of Common Stock during their lifetime or upon their death, except in limited instances, without first offering such shares for sale to the Company. In addition, the Stock Restriction Agreement requires each stockholder to approve an offer to purchase all of the outstanding Common Stock if such offer is accepted by stockholders owning at least two-thirds of the outstanding shares. The Stock Restriction Agreement with respect to each stockholder will terminate upon the closing of this offering, regardless of whether any of such stockholder's shares are included in this offering.



     The Company intends to file a registration statement under the Securities Act after the offering covering the sale of 1,369,348 shares of Common Stock reserved for issuance under the 1993 Stock Option Plan, the 1996 Equity Participation Plan and the Employee Stock Purchase Plan. See "Management -- 1993 Stock Option Plan," "-- 1996 Equity Participation Plan" and "-- Employee Stock Purchase Plan." Such registration statement will automatically become effective upon filing. Accordingly, shares registered under such registration statement will, subject to Rule 144 volume and other limitations applicable to affiliates of the Company, be available for sale in the public market, except to the extent that such shares are subject to vesting restrictions.


     Prior to the offering, there has been no public market for the Common Stock and no predictions can be made as to the effect, if any, that sales of shares of Common Stock will have on the market price of the Common Stock prevailing from time to time. Nevertheless, sales of significant numbers of shares of the Common Stock in the public market could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.

                                  UNDERWRITING


     Under the terms and subject to the conditions of the Underwriting Agreement, the Underwriters named below, for whom Oppenheimer & Co., Inc., Needham & Company, Inc. and Unterberg Harris are acting as representatives (the "Representatives"), have severally agreed to purchase from the Company and Selling Stockholders, and the Company and Selling Stockholders have agreed to sell to each Underwriter, the aggregate number of shares of Common Stock set forth opposite their respective names in the table below. The Underwriting Agreement provides that the obligations of the Underwriters to pay for and accept delivery of the shares of Common Stock are subject to certain conditions precedent, and that the Underwriters are committed to purchase and pay for all shares if any shares are purchased.


                                    NAME                                   NUMBER OF SHARES
    ---------------------------------------------------------------------  ----------------
    Oppenheimer & Co., Inc...............................................
    Needham & Company, Inc...............................................
    Unterberg Harris.....................................................
                                                                               ---------
              Total......................................................      2,200,000
                                                                               =========


     The Representatives have advised the Company that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus, and to certain dealers (who may include the Underwriters) at such price less a concession not in excess
of $          per share, of which $          may be reallowed to other dealers.
After the offering to the public, the offering price and other selling terms may be changed by the Representatives. No such reduction shall change the amount of the proceeds to be received by the Company and the Selling Stockholders as set forth on the cover page of this Prospectus.


     The Company has granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 330,000 shares of Common Stock at the same price per share set forth on the cover page of this Prospectus solely to cover over-allotments, if any. To the extent that the Underwriters exercise such option, each of the Underwriters will be committed, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares of Common Stock to be purchased by such Underwriter, as shown in the above table, bears to the total shown.

     In connection with the offering, certain Underwriters and selling group members (if any) or their respective affiliates may engage in passive market making transactions in the Common Stock on The Nasdaq National Market in accordance with Rule 10b-6A under the Exchange Act during the two business day period before commencement of offers or sales of the Common Stock. The passive market making transactions must comply with applicable volume and price limits and be identified as such. In general, a passive market maker may display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded.


     The Underwriting Agreement contains covenants of indemnity and contribution between the Company and the Underwriters and the Selling Stockholders against certain civil liabilities that may be incurred in connection with this offering, including liabilities under the Securities Act.



     Pursuant to the terms of lock-up agreements, all officers, directors, Selling Stockholders and holders of 1.0% or more of the Common Stock have agreed with the Representatives not to sell, otherwise dispose of, contract to sell, grant any option to sell, transfer or otherwise dispose of, directly or indirectly, shares of Common Stock or other equity securities of the Company or securities exchangeable for or convertible into shares of Common Stock or other equity securities of the Company for a period of 180 days after the date of this Prospectus, without the prior written consent of the Representatives. The Company has agreed not to sell, contract to sell, grant any option to sell, transfer or otherwise dispose of, directly or indirectly, shares of

Common Stock or other equity securities of the Company for a period of 180 days after the date of this Prospectus, without the prior written consent of the Representatives, except that the Company may issue securities pursuant to the 1993 Stock Option Plan, the 1996 Equity Participation Plan and the Employee Stock Purchase Plan and upon the exercise of outstanding stock options or purchase rights under such plans. See "Shares Eligible for Future Sale."

     The Underwriters will not make sales to accounts over which they exercise discretionary authority (i) in excess of five percent of the number of shares of Common Stock offered hereby, and (ii) unless they obtain specific written consent of the customer.


     Prior to the offering, there has been no public market for the Common Stock. The initial public offering price for the Common Stock has been determined by negotiation among the Company, the Selling Stockholders and the Representatives. Among the factors considered in determining the initial public offering price were prevailing market and economic conditions, revenues and earnings of the Company, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, the Company's management and other factors deemed relevant.


                                 LEGAL MATTERS


     The validity of the Common Stock offered hereby will be passed upon for the Company by Latham & Watkins, San Diego, California. Certain legal matters in connection with the offering will be passed upon for the Underwriters by Kaye, Scholer, Fierman, Hays & Handler, LLP, Los Angeles, California.


                                    EXPERTS


     The financial statements of the Company as of March 31, 1995 and 1996, and for each of the three years in the period ended March 31, 1996 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                           GLOSSARY OF SELECTED TERMS



DAMA.......................  Demand Assigned Multiple Access. A protocol for assigning a communication channel to a user only upon request.



DOD........................  Department of Defense.



Downlink...................  A radio transmission from a satellite back down toward the earth.



EMUT.......................  Enhanced Manpack UHF Terminal. A small, portable satellite terminal for DOD that operates in the UHF frequency band.



FDMA.......................  Frequency Division Multiple Access. A protocol that assigns each communication channel to a different transmission frequency.



GHz........................  Giga Hertz. One billion cycles per second. A measure of frequency or bandwidth.



LEO........................  Low Earth Orbit.



Local Loop Services........  Local telephony service.



MHz........................  Mega Hertz. One million cycles per second. A measure of frequency or bandwidth.



MIL-STD....................  Military standard.



NCS........................  Network Control System. The satellite terminal and computer that manages channel assignments in a DAMA network.



Network....................  A collection of user terminals linked together by a satellite.



PSTN.......................  Public Switched Telephone Network.



RF.........................  Radio Frequency.



SCPC.......................  Single Channel Per Carrier. A signalling technique that transmits one voice or data circuit per radio channel.



SHF........................  Super High Frequency radio transmissions.



TDM........................  Time Division Multiplexing. A protocol for combining several different circuits into a single, continuous transmission.



TDMA.......................  Time Division Multiple Access. A protocol for time sharing a single communication channel among a number of different users.



Transponder................  A receiving and transmitting device on board a satellite that relays an uplink transmission from a satellite terminal back down to earth.



UHF........................  Ultra High Frequency radio transmissions.



Uplink.....................  A radio transmission from a satellite terminal that is sent up to a satellite.



VSAT.......................  Very Small Aperture Terminal. A satellite terminal with a very small antenna. A VSAT antenna is typically considered to be less than 3.7 meters in diameter.



Wireless Local Loop........  Wireless switched local telephony service.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                        PAGES
                                                                                        -----
VIASAT, INC.
Report of Independent Accountants.....................................................   F-2
Balance Sheet.........................................................................   F-3
Statement of Income...................................................................   F-4
Statement of Stockholders' Equity.....................................................   F-5
Statement of Cash Flows...............................................................   F-6
Notes to Financial Statements.........................................................   F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders of ViaSat, Inc.



In our opinion, the accompanying balance sheet and the related statements of income, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of ViaSat, Inc. at March 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


PRICE WATERHOUSE LLP

San Diego, California

June 11, 1996, except as to the
Recapitalization discussed in Note 1,
which is as of November 4, 1996

                                  VIASAT, INC.

                                 BALANCE SHEET


                                                  MARCH 31,              SEPTEMBER        PRO FORMA
                                         ---------------------------        30,         STOCKHOLDERS'
                                            1995            1996            1996           EQUITY
                                         -----------    ------------    ------------    -------------
                                                                        (UNAUDITED)      (UNAUDITED)
                                                                                          (NOTE 1)
ASSETS
Current assets:
  Cash and cash equivalents............  $ 2,731,000    $  2,297,000    $  1,186,000
  Accounts receivable..................    4,300,000       6,171,000       6,620,000
  Inventory............................      204,000       1,223,000       3,678,000
  Deferred income taxes................      134,000         484,000         637,000
  Other current assets.................       64,000         170,000         422,000
                                          ----------     -----------     -----------
     Total current assets..............    7,433,000      10,345,000      12,543,000
Property and equipment, net............    1,896,000       2,789,000       3,430,000
Other assets...........................       48,000         128,000         439,000
                                          ----------     -----------     -----------
          Total assets.................  $ 9,377,000    $ 13,262,000    $ 16,412,000
                                          ==========     ===========     ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.....................  $ 1,480,000    $  2,774,000    $  3,952,000
  Accrued liabilities..................    2,669,000       2,157,000       2,615,000
  Current portion of notes payable.....      476,000         763,000       1,007,000
                                          ----------     -----------     -----------
     Total current liabilities.........    4,625,000       5,694,000       7,574,000
                                          ----------     -----------     -----------
Notes payable..........................    1,220,000       1,747,000       1,512,000
Other liabilities......................      119,000         604,000         849,000
                                          ----------     -----------     -----------
     Total long-term liabilities.......    1,339,000       2,351,000       2,361,000
                                          ----------     -----------     -----------
Commitments (Note 9)
Stockholders' equity:
Series A, convertible preferred stock,
  $.01 par value; 3,225,000 shares
  authorized, issued and outstanding
  actual, no shares outstanding pro
  forma (unaudited)....................       32,000          32,000          32,000              --
Common stock, $.01 par value, 7,335,000
  shares authorized; 3,207,339,
  3,342,101 and 3,509,804 issued and
  outstanding actual, respectively;
  5,875,342 shares issued and
  outstanding pro forma (unaudited)....       44,000          46,000          48,000          80,000
Paid in capital........................      568,000         737,000       1,224,000       1,224,000
Stockholders' notes receivable.........           --              --       (311,000)        (311,000)
Retained earnings......................    2,769,000       4,402,000       5,484,000       5,484,000
                                          ----------     -----------     -----------      ----------
     Total stockholders' equity........    3,413,000       5,217,000       6,477,000     $ 6,477,000
                                                                                          ==========
                                          ----------     -----------     -----------
     Total liabilities and
       stockholders'
       equity..........................  $ 9,377,000    $ 13,262,000    $ 16,412,000
                                          ==========     ===========     ===========


                See accompanying notes to financial statements.

                                  VIASAT, INC.

                              STATEMENT OF INCOME


                                           YEAR ENDED MARCH 31,                 SIX MONTHS ENDED
                                  ---------------------------------------   -------------------------
                                     1994          1995          1996                      SEPT. 30,
                                  -----------   -----------   -----------                    1996
                                                                                          -----------
                                                                             SEPT. 30,    (UNAUDITED)
                                                                               1995
                                                                            -----------
                                                                            (UNAUDITED)
Revenues........................  $11,579,000   $22,341,000   $29,017,000   $14,156,000   $21,582,000
Cost of revenues................    9,033,000    16,855,000    20,983,000    10,110,000    15,333,000
                                  -----------   -----------   -----------    ----------    ----------
  Gross profit..................    2,546,000     5,486,000     8,034,000     4,046,000     6,249,000
Operating expenses:
  Selling, general and
     administrative.............    1,554,000     2,416,000     3,400,000     1,762,000     2,313,000
  Independent research and
     development................      134,000       788,000     2,820,000     1,186,000     2,218,000
                                  -----------   -----------   -----------    ----------    ----------
Income from operations..........      858,000     2,282,000     1,814,000     1,098,000     1,718,000
Other income (expense):
Interest income.................        2,000        27,000        29,000        18,000        69,000
Interest expense................      (47,000)     (114,000)     (260,000)     (104,000)     (125,000)
                                  -----------   -----------   -----------    ----------    ----------
Income before income taxes......      813,000     2,195,000     1,583,000     1,012,000     1,662,000
Provision (benefit) for income
  taxes.........................      328,000       888,000       (50,000)      (32,000)      580,000
                                  -----------   -----------   -----------    ----------    ----------
Net income......................  $   485,000   $ 1,307,000   $ 1,633,000   $ 1,044,000   $ 1,082,000
                                  ===========   ===========   ===========    ==========    ==========
Pro forma net income per share
  (unaudited)...................                              $      0.28                 $      0.18
                                                              ===========                  ==========
Shares used in computing pro
  forma
  net income per share
  (unaudited)...................                                5,875,729                   6,120,635
                                                              ===========                  ==========


                See accompanying notes to financial statements.

                                  VIASAT, INC.


                       STATEMENT OF STOCKHOLDERS' EQUITY



                            PREFERRED STOCK           COMMON STOCK
                          --------------------    --------------------                  STOCKHOLDERS'
                          NUMBER OF               NUMBER OF                PAID IN          NOTES         RETAINED
                           SHARES      AMOUNT      SHARES      AMOUNT      CAPITAL       RECEIVABLE       EARNINGS
                          ---------    -------    ---------    -------    ----------    -------------    ----------
Balance at March 31,
  1993..................  3,225,000    $32,000    2,949,697    $40,000    $  416,000                     $  977,000
  Issuance of common
    stock...............                            17,311                     6,000
  Net income............                                                                                    485,000
                          ---------    -------    ---------    -------      --------      ---------      ----------
Balance at March 31,
  1994..................  3,225,000     32,000    2,967,008     40,000       422,000                      1,462,000
  Issuance of common
    stock...............                           240,331       4,000       146,000
  Net income............                                                                                  1,307,000
                          ---------    -------    ---------    -------      --------      ---------      ----------
Balance at March 31,
  1995..................  3,225,000     32,000    3,207,339     44,000       568,000                      2,769,000
  Issuance of common
    stock...............                           134,762       2,000       169,000
  Net income............                                                                                  1,633,000
                          ---------    -------    ---------    -------      --------      ---------      ----------
Balance at March 31,
  1996..................  3,225,000     32,000    3,342,101     46,000       737,000                      4,402,000
  Issuance of common
    stock (unaudited)...                           167,703       2,000       487,000
  Shares subscribed.....                                                                  $(311,000)
  Net income
    (unaudited).........                                                                                  1,082,000
                          ---------    -------    ---------    -------      --------      ---------      ----------
Balance at September 30,
  1996 (unaudited)......  3,225,000    $32,000    3,509,804    $48,000    $1,224,000      $(311,000)     $5,484,000
                          =========    =======    =========    =======      ========      =========      ==========


                See accompanying notes to financial statements.

                                  VIASAT, INC.

                            STATEMENT OF CASH FLOWS


                                                   YEAR ENDED MARCH 31,                     SIX MONTHS ENDED
                                         ----------------------------------------    ------------------------------
                                            1994           1995          1996        SEPTEMBER 30,    SEPTEMBER 30,
                                         -----------    ----------    -----------        1995             1996
                                                                                     -------------    -------------
                                                                                      (UNAUDITED)      (UNAUDITED)
Cash flows from operating activities:
  Net income...........................  $   485,000    $1,307,000    $ 1,633,000     $  1,044,000     $  1,082,000
  Adjustments to reconcile net income
    to net cash provided by (used in)
    operating activities:
    Depreciation.......................      316,000       542,000        982,000          424,000          619,000
    Loss on disposal of fixed assets...       83,000
    Deferred income taxes..............      (66,000)      (13,000)      (350,000)        (175,000)        (153,000)
  Increase (decrease) in cash resulting
    from changes in:
    Accounts receivable................   (2,256,000)     (265,000)    (1,871,000)      (2,217,000)        (449,000)
    Inventory..........................      (15,000)     (189,000)    (1,019,000)        (480,000)      (2,455,000)
    Other assets.......................      (53,000)      (43,000)      (186,000)         (62,000)        (564,000)
    Accounts payable...................      670,000       530,000      1,294,000          183,000        1,178,000
    Accrued liabilities................    1,019,000     1,331,000       (512,000)        (919,000)         458,000
    Other liabilities..................           --       119,000        485,000           (5,000)         245,000
                                         -----------    ----------    -----------      -----------       ----------
      Net cash provided by (used in)
         operating activities..........      183,000     3,319,000        456,000       (2,207,000)         (39,000)
                                         -----------    ----------    -----------      -----------       ----------
Cash flows from investing activities:
  Purchases of property and
    equipment..........................     (511,000)   (1,701,000)    (1,875,000)      (1,035,000)      (1,260,000)
                                         -----------    ----------    -----------      -----------       ----------
Cash flows from financing activities:
  Proceeds from short-term bank
    borrowings.........................      170,000            --      1,400,000
  Repayment of short-term bank
    borrowings.........................     (150,000)     (350,000)    (1,400,000)
  Proceeds from issuance of notes
    payable............................      289,000     1,650,000      2,778,000          734,000          326,000
  Repayment of notes payable...........      (53,000)     (346,000)    (1,964,000)        (254,000)        (316,000)
  Proceeds from issuance of common
    stock..............................        6,000       150,000        171,000           81,000          178,000
                                         -----------    ----------    -----------      -----------       ----------
    Net cash provided by financing
      activities.......................      262,000     1,104,000        985,000          561,000          188,000
                                         -----------    ----------    -----------      -----------       ----------
Net (decrease) increase in cash and
  cash equivalents.....................      (66,000)    2,722,000       (434,000)      (2,681,000)      (1,111,000)
Cash and cash equivalents at beginning
  of period............................       75,000         9,000      2,731,000        2,731,000        2,297,000
                                         -----------    ----------    -----------      -----------       ----------
Cash and cash equivalents at end of
  period...............................  $     9,000    $2,731,000    $ 2,297,000     $     50,000     $  1,186,000
                                         ===========    ==========    ===========      ===========       ==========
Supplemental information:
  Cash paid for interest...............  $    48,000    $  116,000    $   260,000     $    104,000     $    125,000
                                         ===========    ==========    ===========      ===========       ==========
  Cash paid for income taxes...........  $   121,000    $  642,000    $   468,000     $    303,000     $  1,086,000
                                         ===========    ==========    ===========      ===========       ==========


                See accompanying notes to financial statements.

                                  VIASAT, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The Company

     ViaSat, Inc. (the "Company") designs, produces and markets advanced digital satellite telecommunications and wireless signal processing equipment.

  Management Estimates and Assumptions

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash Equivalents

     Cash equivalents consist of highly liquid investments with original maturities of 90 days or less.

  Revenue Recognition

     The majority of the Company's revenues are derived from services performed for the United States Government and its prime contractors under a variety of contracts including cost-plus-fixed fee, fixed-price, and time and materials type contracts. Such sales amounted to $28,305,000, $21,226,000 and $11,143,000 for the years ended March 31, 1996, 1995 and 1994, respectively. Included in these revenues are sales to a significant customer under various subcontracts totaling $5,269,000 and $4,166,000 during the years ended March 31, 1996 and 1995, respectively. Sales to this customer were not significant during the year ended March 31, 1994. Generally, revenues are recognized as services are performed using the percentage of completion method, measured primarily by costs incurred to date compared with total estimated costs at completion or based on the number of units delivered. The Company provides for anticipated losses on contracts by a charge to income during the period in which they are first identified.

     Contract costs, including indirect costs, are subject to audit and negotiations with Government representatives. These audits have been completed and agreed upon through fiscal year 1994. Contract revenues and accounts receivable are stated at amounts which are expected to be realized upon final settlement.

  Unbilled Accounts Receivable

     Unbilled receivables consist of costs and fees earned and billable on contract completion or other specified events. The majority of unbilled receivables is expected to be collected within one year. The amount of contract retention included in unbilled accounts receivable as of March 31, 1996 and 1995 is $45,000 and $22,000, respectively, and is expected to be collected beyond one year.

  Concentration of Credit Risk

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash equivalents and trade accounts receivable which are generally not collateralized. The Company limits its exposure to credit loss by placing its cash equivalents with high credit quality financial institutions. Concentrations of credit risk with respect to receivables are limited because the Company's primary customers are various agencies of the United States Government and its prime contractors.

                                  VIASAT, INC.

  Inventories

     Inventories are valued at the lower of cost or market, cost being determined by the first-in, first-out method.

  Software Costs

     Software product development costs incurred from the time technological feasibility is reached until the product is available for general release to customers are capitalized and reported at the lower of cost or net realizable value. Through March 31, 1996, no significant amounts were expended subsequent to reaching technological feasibility.

  Property and Equipment

     Equipment, computers, and furniture and fixtures are recorded at cost, and depreciated over estimated useful lives of 3 to 7 years under the straight-line method. Additions to property and equipment together with major renewals and betterments are capitalized. Maintenance, repairs and minor renewals and betterments are charged to expense. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation or amortization are removed from the accounts and any resulting gain or loss is recognized.

  Long-lived Assets

     The Company assesses potential impairments to its long-lived assets when there is evidence that events or changes in circumstances have made recovery of the asset's carrying value unlikely. An impairment loss would be recognized when the sum of the expected future net cash flows is less than the carrying amount of the asset. No such impairment losses have been identified by the Company.

  Warranty Reserves

     The Company provides limited warranties on certain of its products for periods of up to three years. The Company recognizes warranty reserves based upon an estimate of total warranty costs, with amounts expected to be incurred within twelve months classified as a current liability.

  Income Taxes

     Income taxes are provided utilizing the liability method. The liability method requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities. Additionally, under the liability method, changes in tax rates and laws will be reflected in income in the period such changes are enacted.

  Fair Value of Financial Instruments

     At March 31, 1996, the carrying amounts of the Company's financial instruments, including cash equivalents, trade receivables and accounts payable, approximated their fair values due to their short term maturities. At March 31, 1996, the estimated fair value of the Company's long-term debt approximated its carrying value.

  New Accounting Pronouncement

     In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). The Company does not intend to adopt the measurement provisions of SFAS 123 with regard to employee-based stock compensation, and will adopt the disclosure provisions during the fiscal year ending March 31, 1997.

                                  VIASAT, INC.

  Pro forma net income per share

     Pro forma net income per share is computed based on the weighted average number of common shares and common stock equivalents, using the treasury stock method, outstanding during the respective periods after giving retroactive effect to the conversion, which will occur upon the closing of the Company's initial public offering, of all outstanding shares of preferred stock into 2,365,538 shares of common stock. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, all issuances of common stock and all stock options granted within one year prior to the Company's planned initial public offering have been included as outstanding for all periods using the treasury stock method. Historical earnings per share are not presented because such amounts are not deemed meaningful due to the significant change in the Company's capital structure that will occur in connection with the planned initial public offering.

  Recapitalization


     In November 1996, the Company filed an Amended and Restated Certificate of Incorporation to effect a .7335 for 1 reverse stock split of all outstanding shares of common stock and stock options. All shares and per share data in the accompanying financial statements have been adjusted retroactively to give effect to the reverse stock split. The Amended and Restated Certificate of Incorporation increases the authorized stock of the Company such that the Company is authorized to issue 5,000,000 shares of $0.0001 par value preferred stock, and 25,000,000 shares of $0.0001 par value common stock. Concurrently, the conversion ratio of the Company's preferred stock was changed to .7335 for 1.


  Interim results (unaudited)


     The accompanying balance sheet at September 30, 1996 and the related statements of income and of cash flows for the six months ended September 30, 1995 and 1996, and the statement of stockholders' equity for the six months ended September 30, 1996 are unaudited. In the opinion of management, these statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of results of the interim periods. The data disclosed in these notes to the financial statements at such dates and for such periods are also unaudited.



  Pro forma stockholders' equity (unaudited)



     The unaudited pro forma information presented in the accompanying balance sheet as of September 30, 1996 reflects the conversion of all outstanding preferred stock into 2,365,538 shares of common stock, which will occur upon completion of the Company's planned initial public offering.

                                  VIASAT, INC.

2. COMPOSITION OF CERTAIN BALANCE SHEET CAPTIONS


                                                            MARCH 31,             SEPTEMBER 30,
                                                    -------------------------     -------------
                                                       1995           1996            1996
                                                    ----------     ----------     -------------
                                                                                   (UNAUDITED)
    Accounts receivable:
      Billed......................................  $2,890,000     $5,653,000      $  5,062,000
      Unbilled....................................   1,410,000        518,000         1,558,000
                                                    ----------     ----------        ----------
                                                    $4,300,000     $6,171,000      $  6,620,000
                                                    ==========     ==========        ==========
    Inventory:
      Raw materials...............................  $   67,000     $  753,000      $    532,000
      Work in process.............................     137,000        402,000         3,043,000
      Finished goods..............................                     68,000           103,000
                                                    ----------     ----------        ----------
                                                    $  204,000     $1,223,000      $  3,678,000
                                                    ==========     ==========        ==========
    Property and equipment:
      Machinery and equipment.....................  $1,288,000     $2,313,000      $  3,097,000
      Computer equipment..........................   1,564,000      2,213,000         2,540,000
      Furniture and fixtures......................     179,000        380,000           529,000
                                                    ----------     ----------        ----------
                                                     3,031,000      4,906,000         6,166,000
      Less accumulated depreciation...............  (1,135,000)    (2,117,000)       (2,736,000)
                                                    ----------     ----------        ----------
                                                    $1,896,000     $2,789,000      $  3,430,000
                                                    ==========     ==========        ==========
    Accrued liabilities:
      Accrued vacation............................  $  406,000     $  591,000      $    632,000
      Accrued 401(k) matching contribution........     275,000        444,000           284,000
      Current portion of warranty reserve.........      67,000        413,000           651,000
      Accrued bonus...............................     488,000        347,000           357,000
      Collections in excess of revenues...........     773,000        237,000           498,000
      Income taxes payable........................     601,000         40,000            50,000
      Other.......................................      59,000         85,000           143,000
                                                    ----------     ----------        ----------
                                                    $2,669,000     $2,157,000      $  2,615,000
                                                    ==========     ==========        ==========


3. SHORT-TERM BANK BORROWINGS

     The Company has a $4,000,000 line of credit with a bank which allows it to borrow the greater of $1,000,000 or 80% of eligible accounts receivable plus 50% of the Company's eligible inventory at the bank's prime rate (8.25% at March 31, 1996). There were no borrowings outstanding as of March 31, 1996 and 1995. The Company is required to pay a fee equal to 0.25% of the unused portion of the line of credit on an annual basis. The credit agreement includes covenants which, among other things, require the Company to maintain stated net worth amounts plus specific liquidity and long-term solvency ratios as well as a minimum net income level. The line of credit expires on September 15, 1997. Amounts borrowed are secured by substantially all of the Company's assets.

                                  VIASAT, INC.

4. NOTES PAYABLE

     Notes payable are as follows:


                                                               MARCH 31,
                                                        -----------------------   SEPTEMBER 30,
                                                           1995         1996          1996
                                                        ----------   ----------   -------------
                                                                                  (UNAUDITED)
    Bank installment loans, with various expiration
      dates through September 1999, total monthly
      payments of $81,000 with interest rates ranging
      between 8% and 12%, collateralized by
      equipment.......................................  $1,092,000   $1,989,000    $ 2,088,000
    Finance company installment loans, with various
      expiration dates through April 1999, total
      monthly payments of $20,000 with interest rates
      ranging between 10.23% and 11.81%,
      collateralized by equipment.....................     604,000      521,000        431,000
                                                        ----------   ----------     ----------
                                                         1,696,000    2,510,000      2,519,000
    Less current portion..............................    (476,000)    (763,000)    (1,007,000)
                                                        ----------   ----------     ----------
                                                        $1,220,000   $1,747,000    $ 1,512,000
                                                        ==========   ==========     ==========


     Principal maturities of notes payable as of March 31, 1996 are summarized as follows:


YEAR ENDING MARCH 31,
---------------------
       1997..........................................................    $  763,000
       1998..........................................................       932,000
       1999..........................................................       623,000
       2000..........................................................       192,000
                                                                         ----------
                                                                         $2,510,000
                                                                         ==========


5. CONVERTIBLE PREFERRED STOCK

     At March 31, 1996, the Company had 3,225,000 shares of its convertible $.01 par value Series A preferred stock (preferred stock) outstanding with a liquidation preference of $.10 per share. Each share of preferred stock is convertible at the option of the holder into one share of common stock subject to adjustment for stock splits and certain other transactions (Note 1). Holders of the preferred stock have votes per share equivalent to the number of shares of common stock to which the preferred stock may be converted.

     Each share of preferred stock shall automatically convert at its then effective conversion price (i) upon the closing of any public offering of the Company's common stock at an offering price of not less than $.50 per share and having an aggregate offering price of at least $3,000,000, or (ii) immediately prior to the closing of a merger, consolidation or combination of the Company with any other corporation, or (iii) immediately prior to a sale of substantially all of the Company's assets in which the Company receives at least $3,000,000 in cash or negotiable securities.

     Each share of preferred stock is entitled to receive dividends on a cumulative basis at the annual rate of $.009 per share, when and as declared by the Board of Directors. Such dividends have preference over any distribution to holders of common stock. Undeclared cumulative dividends amounted to $260,000 at March 31, 1996.

                                  VIASAT, INC.

6. COMMON STOCK AND OPTIONS

     In July 1993, the Company adopted the 1993 Stock Option Plan (the Plan) which authorizes 733,500 shares to be granted no later than July 2003. The Plan provides for the grant of both incentive stock options and non-qualified stock options which are subject to a three year vesting period. The option prices represent the estimated fair market value of the Company's common stock as determined by the Company's Board of Directors.

     Transactions under the stock option plan are summarized as follows:


                                                                      NUMBER     OPTION PRICE
                                                                     OF SHARES    PER SHARE
                                                                     ---------   ------------
    Outstanding at March 31, 1994
    (all granted in fiscal 1994)...................................    54,829           $ .34
    Options granted................................................    61,137           $ .48
    Options granted................................................    74,450           $ .82
                                                                      -------
    Outstanding at March 31, 1995..................................   190,416    $.34 - $ .82
    Options granted................................................   128,033           $1.36
    Options canceled...............................................      (147)          $ .82
    Options exercised..............................................    (8,215)   $.34 - $ .82
                                                                      -------
    Outstanding at March 31, 1996..................................   310,087    $.34 - $1.36
    Options granted (unaudited)....................................   120,661    $4.09 - $4.50
    Options canceled (unaudited)...................................      (183)          $1.36
    Options exercised (unaudited)..................................   (55,056)   $.34 - $1.36
                                                                      -------
    Outstanding at September 30, 1996 (unaudited)..................   375,509    $.34 - $4.50
                                                                      =======



     At March 31, 1996, options to purchase 77,570 shares of the Company's Common Stock were currently exercisable at $.34 to $.82 per share.



     The Company also granted certain officers and employees the opportunity to purchase at fair market value 254,855, 124,805, and 118,607 shares of the Company's common stock in fiscal 1995, 1996 and for the six months ended September 30, 1996, respectively.

                                  VIASAT, INC.

7. INCOME TAXES

     The provision (benefit) for income taxes includes the following:


                                                 YEAR ENDED MARCH 31,              SIX MONTHS
                                         ------------------------------------         ENDED
                                           1994          1995         1996        SEPTEMBER 30,
                                         ---------     --------     ---------         1996
                                                                                  -------------
                                                                                   (UNAUDITED)
    Current tax provision
      Federal..........................  $ 361,000     $708,000     $ 344,000      $   857,000
      State............................    109,000      193,000         9,000          188,000
                                         ---------     --------     ---------        ---------
                                           470,000      901,000       353,000        1,045,000
                                         ---------     --------     ---------        ---------
    Deferred tax provision:
      Federal..........................   (109,000)     (10,000)     (310,000)        (370,000)
      State............................    (33,000)      (3,000)      (93,000)         (95,000)
                                         ---------     --------     ---------        ---------
                                          (142,000)     (13,000)     (403,000)        (465,000)
                                         ---------     --------     ---------        ---------
         Total provision (benefit) for
           income taxes................  $ 328,000     $888,000     $ (50,000)     $   580,000
                                         =========     ========     =========        =========


     Significant components of the Company's deferred tax assets and liabilities are as follows:


                                                             MARCH 31,
                                                       ---------------------     SEPTEMBER 30,
                                                         1995         1996           1996
                                                       --------     --------     -------------
                                                                                  (UNAUDITED)
    Deferred tax assets:
      Warranty reserve...............................  $ 36,000     $219,000      $   438,000
      Accrued vacation...............................   129,000      190,000          203,000
      Other..........................................    60,000      142,000          384,000
                                                       --------     --------         --------
         Total deferred tax assets...................   225,000      551,000        1,025,000
    Deferred tax liabilities:
      Depreciation...................................   (91,000)     (14,000)         (23,000)
                                                       --------     --------         --------
    Net deferred tax assets..........................  $134,000     $537,000      $ 1,002,000
                                                       ========     ========         ========


     A reconciliation of the provision for income taxes to the amount computed by applying the statutory federal income tax rate to income before income taxes is as follows:


                                                 YEAR ENDED MARCH 31,              SIX MONTHS
                                          -----------------------------------         ENDED
                                            1994         1995         1996        SEPTEMBER 30,
                                          --------     --------     ---------         1996
                                                                                  -------------
                                                                                   (UNAUDITED)
    Tax expense at statutory rate.......  $276,000     $746,000     $ 538,000       $ 565,000
    State tax provision (benefit), net
      of federal benefit................    87,000      153,000       (60,000)         62,000
    Research tax credit.................        --      (18,000)     (480,000)        (50,000)
    Other...............................   (35,000)       7,000       (48,000)          3,000
                                          --------     --------     ---------        --------
                                          $328,000     $888,000     $ (50,000)      $ 580,000
                                          ========     ========     =========        ========


     The Company's income tax benefit for the fiscal year ended March 31, 1996 was primarily attributable to the utilization of research and development credits generated in the period and the impact of a favorable

                                  VIASAT, INC.

United States Federal judicial decision which clarified the tax law related to the utilization of research and development credits generated from the Company's funded research and development.

8. EMPLOYEE BENEFITS

     The Company has a voluntary deferred compensation plan under Section 401(k) of the Internal Revenue Code. The Company may make discretionary contributions to the plan which vest equally over six years. Employees who have completed 90 days of service and are at least 21 years of age are eligible to participate in the plan. Participants are entitled, upon termination or retirement, to their vested portion of the plan assets which are held by an independent trustee. Discretionary contributions accrued by the Company during fiscal years 1996, 1995 and 1994 amounted to $444,000, $275,000 and $45,000, respectively. The cost of administering the plan is not significant.

9. COMMITMENTS

     The Company leases office facilities under noncancelable operating leases with terms ranging from one to five years which expire between March 7, 1997 and August 11, 1999. Certain of the Company's facilities leases contain option provisions which allow for extension of the lease terms. Rent expense was $608,000, $493,000 and $387,000 in fiscal years 1996, 1995 and 1994, respectively.

     Future minimum lease payments are as follows:

                              YEAR ENDING MARCH 31,
        -----------------------------------------------------------------
               1997......................................................  $  655,000
               1998......................................................     650,000
               1999......................................................     335,000
               2000......................................................     135,000
                                                                           ----------
                                                                           $1,775,000
                                                                           ==========

     Additionally, the Company enters into long term purchase commitments with certain of its vendors to purchase materials used to manufacture products delivered under long term contracts. At March 31, 1996, the Company had commitments to purchase $2,689,000 and $11,000 of materials in fiscal 1997 and 1998, respectively. Purchases under these contracts totaled $692,000 during the year ended March 31, 1996.

10. SUBSEQUENT EVENTS (UNAUDITED)


     In July 1996, the Company granted certain officers and employees the opportunity to purchase 118,607 shares of the Company's Common Stock at $4.09 per share.

------------------------------------------------------------
------------------------------------------------------------


     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDERS OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS


                                             PAGE
                                             ----
Available Information......................    3
Prospectus Summary.........................    4
Risk Factors...............................    7
Capitalization.............................   16
Use of Proceeds............................   16
Dividend Policy............................   16
Dilution...................................   17
Selected Financial Data....................   18
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...............................   19
Business...................................   26
Management.................................   44
Certain Transactions.......................   49
Principal and Selling Stockholders.........   50
Description of Capital Stock...............   52
Shares Eligible for Future Sale............   54
Underwriting...............................   55
Legal Matters..............................   56
Experts....................................   56
Glossary of Selected Terms.................   57
Index to Financial Statements..............  F-1


                            ------------------------

     UNTIL             , 1996 (25 DAYS AFTER THE DATE
OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
------------------------------------------------------------
------------------------------------------------------------
------------------------------------------------------------
------------------------------------------------------------
                                2,200,000 SHARES

                                      LOGO

                                  COMMON STOCK
                              -------------------

                                   PROSPECTUS
                              -------------------
                            OPPENHEIMER & CO., INC.

                            NEEDHAM & COMPANY, INC.
                                UNTERBERG HARRIS
                                           , 1996
------------------------------------------------------------
------------------------------------------------------------

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following is an itemized statement of expenses incurred in connection with this Registration Statement. All such expenses will be paid by the Company.


    Securities and Exchange Commission registration fee.......................  $  10,469
    NASD filing fee...........................................................      3,536
    NASDAQ NMS listing fee....................................................     17,500
    Legal fees and expenses...................................................    250,000
    Accounting fees and expenses..............................................    150,000
    Printing and engraving expenses...........................................    125,000
    Blue Sky fees and expenses................................................     25,000
    Transfer agent and registrar fees.........................................     15,000
    Miscellaneous.............................................................     53,495
                                                                                 --------
              Total...........................................................  $ 650,000
                                                                                 ========



     All of the above items are estimates, except the Securities and Exchange Commission registration fee and the NASD filing fee.


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     The information contained in the Prospectus under the caption "Description of Capital Stock -- Business Combinations, Certain Charter and Bylaw Provisions" is incorporated by reference herein.


ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     (a) Securities sold.

     The following table sets forth the date of sale, title and amount of shares of Common Stock sold by the Company within the past three years which were not registered under the Securities Act:


DATE OF SALE         TITLE        NO. OF SHARES     OFFERING PRICE
------------     -------------    -------------     --------------
  03/01/94       Common Stock        140,355           $ 67,370
  10/04/94       Common Stock        111,639             91,544
  06/26/95       Common Stock        117,378            159,634
  07/01/96       Common Stock        112,941            461,929
                                     -------           --------
                                     482,313           $780,477
                                     =======           ========


     In addition, the Company has granted stock options under the 1993 Stock Option Plan since such plan's inception. For a description of these options to employees and directors of the Company, see "Management -- 1993 Stock Option Plan."

     (b) Underwriters and other purchasers.

     Underwriters were not retained in connection with the sale of any of the Company's currently outstanding securities. All sales were made in private sales to employees or directors of the Company.

     (c) Consideration.

     The Common Stock was sold by the Company for cash in the amounts set forth in Item 15(a) above.

     (d) Exemption from registration claimed.


     The Company relied upon an exemption from registration under Section 4(2) of the Securities Act in connection with each of these transactions. All sales were made through private placements to employees or directors of the Company.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits.


EXHIBIT
NUMBERS                                  DESCRIPTION OF EXHIBIT
-------   ------------------------------------------------------------------------------------
  1.1     Form of Underwriting Agreement.(1)
  3.1     Amended and Restated Certificate of Incorporation.(2)
  3.2     Bylaws.(2)
  4.1     Form of Common Stock Certificate.(2)
  5.1     Opinion of Latham & Watkins.(3)
 10.1     Preferred Stock Purchase Agreement, dated as of June 11, 1986, by and among the
          Company, Southern California Ventures, Robert W. Johnson and Thomas A. Tisch.(1)
 10.2     Shareholders' Agreement, dated June 11, 1986, by and among Southern California
          Ventures, Robert W. Johnson, Thomas A. Tisch, the Company, Mark D. Dankberg, Steven
          R. Hart and Mark J. Miller.(1)
 10.3     Form of Stock Restriction Agreement by and between the Company and each stockholder of the Company.(1)
 10.4     Form of Invention and Confidential Disclosure Agreement by and between the Company and each employee of the Company.(1)
 10.5     ViaSat, Inc. 1993 Stock Option Plan (the "1993 Stock Option Plan").(1)
 10.6     Form of Incentive Stock Option Agreement under the 1993 Stock Option Plan.(1)
 10.7     Form of Nonqualified Stock Option Agreement under the 1993 Stock Option Plan.(1)
 10.8     The 1996 Equity Participation Plan of ViaSat, Inc. (the "1996 Equity Participation
          Plan").(3)
 10.9     Form of Incentive Stock Option Agreement under the 1996 Equity Participation
          Plan.(3)
 10.10    Form of Nonqualified Stock Option Agreement under the 1996 Equity Participation
          Plan.(3)
 10.11    The ViaSat, Inc. Employee Stock Purchase Plan.(3)
 10.12    ViaSat, Inc. 401(k) Profit Sharing Plan.(1)
 10.13    Loan Agreement, dated as of September 15, 1995, by and between the Company and Union
          Bank.(1)
 10.14    Business Loan Agreement, dated as of April 5, 1994, as amended, by and between the
          Company and Scripps Bank.(1)
 10.15    Equipment Financing Agreement, dated April 28, 1994, by and between the Company and
          Heritage Leasing Capital.(1)
 10.16    Equipment Financing Agreement, dated May 13, 1994, by and between the Company and
          Heritage Leasing Capital.(1)
 10.17    Equipment Financing Agreement, dated September 19, 1994, by and between the Company and Heritage Leasing Capital.(1)
 10.18    Equipment Financing Agreement, dated December 6, 1994, by and between the Company and Heritage Leasing Capital.(1)
 10.19    Sublease, dated as of August 20, 1993, by and between Whittaker Corporation and the
          Company (2290 Cosmos Court, Carlsbad, California).(1)

EXHIBIT
NUMBERS                                  DESCRIPTION OF EXHIBIT
-------   ------------------------------------------------------------------------------------
 10.20    Lease Agreement, dated December 8, 1994, by and between The Campus, LLC and the
          Company (The Campus, Carlsbad, California).(1)
 10.21    Lease, dated March 21, 1995, by and between Nagog Development Co. and the Company
          (125 Nagog Park, Acton, Massachusetts).(1)
 10.22    Lease, dated March 8, 1996, by and between Harry and Wendy Brandon and the Company
          (1900 S. Harbor City Blvd., Melbourne, Florida).(1)
 10.23    Basic Ordering Agreement, dated November 8, 1994, as amended, by and between the
          Company and AT&T acting through its Tridom division.(1)
 10.24    Supply & Services Contract, dated June 2, 1996, by and between HCL Comnet Systems and Services Limited and the Company.(2)
 10.25    Basic Ordering Agreement Subcontract, dated March 4, 1994, by and between Magnavox
          Electronic Systems Company and the Company.(2)
 10.26    Award/Contract, effective March 29, 1996, as amended, issued by Electronic Systems
          Center/MCK Air Force Materiel Command, USAF to the Company.(2)
 10.27    Award/Contract, effective October 2, 1995, issued by Electronic Systems Center/MCK
          Air Force Materiel Command, USAF to the Company.(2)
 10.28    Award/Contract, effective September 29, 1993, as amended, issued by Information
          Technology Acquisition Center to the Company.(2)
 10.29    Turnkey Agreement, dated August 9, 1996, by and between Hutchison Corporate Access
          (HK) Limited and the Company.(2)
 10.30    Award/Contract, effective July 30, 1991, issued by Electronic Systems Division Air
          Force Systems Command, USAF to the Company.(2)
 10.31    Award/Contract, effective September 27, 1993, as amended, issued by Contracting
          Officer Naval Research Laboratory to the Company.(2)
 10.32    Award Contract, effective September 21, 1994, as amended, issued by Technical
          Contract Management Office to the Company.(2)
 10.33    Fixed Price Contract, dated as of October 18, 1995, by and between the Company and
          Spectragraphics.(2)
 10.34    Commitment Letter, dated October 28, 1996, issued by Union Bank to the Company.(2)
 11.1     Statement re computation of per share earnings.(1)
 21.1     Subsidiaries.(1)
 23.1     Consent of Price Waterhouse LLP.(2)
 23.2     Consent of Latham & Watkins (contained in Exhibit 5.1).(3)
 24.1     Power of Attorney.(1)
 27.1     Financial Data Schedule.(2)


---------------

(1) Filed previously.



(2) Filed herewith.



(3) To be filed by amendment.


     (b) Financial Statement Schedules.

     All required information is set forth in the financial statements included in the Prospectus constituting part of this Registration Statement.

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California, on November 5, 1996.


                                          ViaSat, Inc.

                                          By: /s/  MARK D. DANKBERG

                                            ------------------------------------
                                            Mark D. Dankberg
                                            Chairman, President and Chief
                                              Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                SIGNATURE                               TITLE                      DATE
------------------------------------------  -----------------------------    -----------------

/s/  MARK D. DANKBERG                       Chairman of the Board,           November 5, 1996
------------------------------------------  President and Chief Executive
Mark D. Dankberg                            Officer (Principal Executive
                                            Officer)

/s/  GREGORY D. MONAHAN*                    Vice President, Chief            November 5, 1996
------------------------------------------  Financial Officer and General
Gregory D. Monahan                          Counsel (Principal Financial
                                            Officer and Principal
                                            Accounting Officer)

/s/  ROBERT W. JOHNSON*                     Director                         November 5, 1996
------------------------------------------
Robert W. Johnson

/s/  JEFFREY M. NASH*                       Director                         November 5, 1996
------------------------------------------
Jeffrey M. Nash

/s/  B. ALLEN LAY*                          Director                         November 5, 1996
------------------------------------------
B. Allen Lay

*By: /s/  MARK D. DANKBERG
    --------------------------------------
           Mark D. Dankberg
           Attorney-in-Fact

                                 EXHIBIT INDEX

     The following exhibits are filed as part of this Form S-1 Registration Statement.


EXHIBIT
NUMBERS                                  DESCRIPTION OF EXHIBIT
-------   ------------------------------------------------------------------------------------
  1.1     Form of Underwriting Agreement.(1)
  3.1     Amended and Restated Certificate of Incorporation.(2)
  3.2     Bylaws.(2)
  4.1     Form of Common Stock Certificate.(2)
  5.1     Opinion of Latham & Watkins.(3)
 10.1     Preferred Stock Purchase Agreement, dated as of June 11, 1986, by and among the
          Company, Southern California Ventures, Robert W. Johnson and Thomas A. Tisch.(1)
 10.2     Shareholders' Agreement, dated June 11, 1986, by and among Southern California
          Ventures, Robert W. Johnson, Thomas A. Tisch, the Company, Mark D. Dankberg, Steven
          R. Hart and Mark J. Miller.(1)
 10.3     Form of Stock Restriction Agreement by and between the Company and each stockholder of the Company.(1)
 10.4     Form of Invention and Confidential Disclosure Agreement by and between the Company and each employee of the Company.(1)
 10.5     ViaSat, Inc. 1993 Stock Option Plan (the "1993 Stock Option Plan").(1)
 10.6     Form of Incentive Stock Option Agreement under the 1993 Stock Option Plan.(1)
 10.7     Form of Nonqualified Stock Option Agreement under the 1993 Stock Option Plan.(1)
 10.8     The 1996 Equity Participation Plan of ViaSat, Inc. (the "1996 Equity Participation
          Plan").(3)
 10.9     Form of Incentive Stock Option Agreement under the 1996 Equity Participation
          Plan.(3)
 10.10    Form of Nonqualified Stock Option Agreement under the 1996 Equity Participation
          Plan.(3)
 10.11    The ViaSat, Inc. Employee Stock Purchase Plan.(3)
 10.12    ViaSat, Inc. 401(k) Profit Sharing Plan.(1)
 10.13    Loan Agreement, dated as of September 15, 1995, by and between the Company and Union
          Bank.(1)
 10.14    Business Loan Agreement, dated as of April 5, 1994, as amended, by and between the
          Company and Scripps Bank.(1)
 10.15    Equipment Financing Agreement, dated April 28, 1994, by and between the Company and
          Heritage Leasing Capital.(1)
 10.16    Equipment Financing Agreement, dated May 13, 1994, by and between the Company and
          Heritage Leasing Capital.(1)
 10.17    Equipment Financing Agreement, dated September 19, 1994, by and between the Company and Heritage Leasing Capital.(1)
 10.18    Equipment Financing Agreement, dated December 6, 1994, by and between the Company and Heritage Leasing Capital.(1)
 10.19    Sublease, dated as of August 20, 1993, by and between Whittaker Corporation and the
          Company (2290 Cosmos Court, Carlsbad, California).(1)
 10.20    Lease Agreement, dated December 8, 1994, by and between The Campus, LLC and the
          Company (The Campus, Carlsbad, California).(1)
 10.21    Lease, dated March 21, 1995, by and between Nagog Development Co. and the Company
          (125 Nagog Park, Acton, Massachusetts).(1)

EXHIBIT
NUMBERS                                  DESCRIPTION OF EXHIBIT
-------   ------------------------------------------------------------------------------------
 10.22    Lease, dated March 8, 1996, by and between Harry and Wendy Brandon and the Company
          (1900 S. Harbor City Blvd., Melbourne, Florida).(1)
 10.23    Basic Ordering Agreement, dated November 8, 1994, as amended, by and between the
          Company and AT&T acting through its Tridom division.(1)
 10.24    Supply & Services Contract, dated June 2, 1996, by and between HCL Comnet Systems and Services Limited and the Company.(2)
 10.25    Basic Ordering Agreement Subcontract, dated March 4, 1994, by and between Magnavox
          Electronic Systems Company and the Company.(2)
 10.26    Award/Contract, effective March 29, 1996, as amended, issued by Electronic Systems
          Center/MCK Air Force Materiel Command, USAF to the Company.(2)
 10.27    Award/Contract, effective October 2, 1995, issued by Electronic Systems Center/MCK
          Air Force Materiel Command, USAF to the Company.(2)
 10.28    Award/Contract, effective September 29, 1993, as amended, issued by Information
          Technology Acquisition Center to the Company.(2)
 10.29    Turnkey Agreement, dated August 9, 1996, by and between Hutchison Corporate Access
          (HK) Limited and the Company.(2)
 10.30    Award/Contract, effective July 30, 1991, issued by Electronic Systems Division Air
          Force Systems Command, USAF to the Company.(2)
 10.31    Award/Contract, effective September 27, 1993, as amended, issued by Contracting
          Officer Naval Research Laboratory to the Company.(2)
 10.32    Award Contract, effective September 21, 1994, as amended, issued by Technical
          Contract Management Office to the Company.(2)
 10.33    Fixed Price Contract, dated as of October 18, 1995, by and between the Company and
          Spectragraphics.(2)
 10.34    Commitment Letter, dated October 28, 1996, issued by Union Bank to the Company.(2)
 11.1     Statement re computation of per share earnings.(1)
 21.1     Subsidiaries.(1)
 23.1     Consent of Price Waterhouse LLP.(2)
 23.2     Consent of Latham & Watkins (contained in Exhibit 5.1).(3)
 24.1     Power of Attorney.(1)
 27.1     Financial Data Schedule.(2)


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(1) Filed previously.



(2) Filed herewith.



(3) To be filed by amendment.